                                                                    Exhibit 10.4
================================================================================



                                     LEASE




                                    Between


                           BROADWAY 52ND ASSOCIATES



                                                                         Owner,



                                      and


                      D'ARCY MASIUS BENTON & BOWLES, INC.

                                                                         Tenant,





                                   Premises:

                         Portions of building known as
                    1675 Broadway and 225 West 52nd Street
                               New York, New York




                               Goldfarb & Fleece
                                345 Park Avenue
                              New York, New York

================================================================================

                               Table of Contents

                                                                                  Page
                                                                                  ----
Article   1 Demise, Premises, Term, Rents...................................        1
Article   2 Use and Occupancy...............................................        8
Article   3 Alterations.....................................................        8
Article   4 Ownership of Improvements.......................................       10
Article   5 Repairs.........................................................       11
Article   6 Compliance with Laws............................................       12
Article   7 Subordination, Attornment, Etc..................................       13
Article   8 Property Loss, Etc..............................................       17
Article   9 Destruction--Fire or Other Casualty.............................       17
Article  10 Eminent Domain..................................................       19
Article  11 Assignment and Subletting.......................................       20
Article  12 Owner's Initial Construction....................................       26
Article  13 Access to Demised Premises; Name of Building....................       26
Article  14 Vault Space.....................................................       28
Article  15 Certificate of Occupancy........................................       28
Article  16 Default.........................................................       29
Article  17 Remedies........................................................       30
Article  18 Damages.........................................................       31
Article  19 Fees and Expenses, Indemnity....................................       32
Article  20 Entire Agreement................................................       34
Article  21 End of Term.....................................................       34
Article  22 Quiet Enjoyment ...........,....................................       34
Article  23 Tax and Operating Payments......................................       35
Article  24 No Waiver.......................................................       41
Article  25 Mutual Waiver of Trial By Jury..................................       42
Article  26 Inability to Perform............................................       42
Article  27 Notices.........................................................       42
Article  28 Partnership Tenant..............................................       42
Article  29 Utilities and Services..........................................       43
Article  30 Captions........................................................       46
Article  31 Miscellaneous and Severability Provisions.......................       46
Article  32 Adjacent Excavation.............................................       48
Article  33 Building Rules..................................................       48
Article  34 Broker..........................................................       48
Article  35 Tenant's Access.................................................       49
Article  36 Arbitration, Etc................................................       49
Article  37 Option to Increase or Decrease Demised Premises.................       50
Article  38 Additional Space; Second Additional Space; and Third
  Additional Space..........................................................       51
Article  39 Options for Additional Space....................................       55
Article  40 Tenant's Renewal Options........................................       59
Article  41 Rights for Further Additional Spaces............................       63
Article  42 Parties Bound...................................................       66
Article  43 Memorandum of Lease.............................................       66
Article  44 Telecommunications Antenna......................................       66
Schedule A. Owner's Initial Construction....................................      A-1

                                                                                    Page
                                                                                    ----
Schedule B. Building Rules.....................................................     B-1
Schedule C. Cleaning Services, Etc.............................................     C-1
Schedule D.....................................................................     D-1
Schedule E. Schedule of Plans and Outline Specifications.......................     E-1
Schedule F. Land Demised in Ground and Development Rights Lease...............      F-1
Schedule G. Initial Option Spaces (Article 38).................................     G-1

     LEASE dated as of the 21/st/ day of October, 1987, between BROADWAY 52ND ASSOCIATES, a New York partnership having its principal office at 345 Park Avenue, Borough of Manhattan, City, County and State of New York 10154, as landlord (referred to as "Owner"), and D'ARCY MASIUS BENTON & BOWLES, INC,. a New York Corporation having its principal office at 909 Third Avenue, Borough of Manhattan, City, County and State of New York 10022, as tenant (referred to as "Tenant").

                             W I T N E S S E T H:

Owner and Tenant hereby covenant and agree as follows:


                                   ARTICLE 1

                         Demise, Premises, Term, Rents

     Section 1.01. Owner hereby leases to Tenant and Tenant hereby hires from Owner the entire second (2nd), third (3rd), fourth (4th), fifth (5th), sixth
(6th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), eleventh (11th), twelfth (12th), thirteenth (13th), fourteenth (14th) and fifteenth (15th) floors and that portion of Basement Level A which is indicated by outlining and diagonal markings on the floor plan initialed by the parties and annexed hereto and made a part hereof as Exhibit 1, in the building presently under construction by Owner located on the northwest corner of Broadway and West 52nd Street and to be known as 1675 Broadway and 225 West 52nd Street in the Borough of Manhattan, City of New York (said building is referred to as the "Building", and the Building, together with the plot of land upon which it stands and all other land and development rights demised in the Ground and Development Rights Lease referred to in Article 7 is referred to as the "Real Property"), at the annual rental rate or rates set forth in Section 1.03, and upon and subject to all of the terms, covenants and conditions contained in this Lease. The premises leased to Tenant, together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of, or at any time during, the term of this Lease, other than Tenant's Personal Property (as defined in Article 4), are referred to, collectively, as the "Demised Premises" and that portion of Basement Level A included in the Demised Premises is sometimes referred to as the "Basement Space." The land demised in the Ground and Development Rights Lease is more accurately described on Schedule F annexed hereto and made a part hereof. For all purposes of this Lease the Building shall exclude the Theatre, as defined in the Ground and Development Rights Lease.

     Section 1.02. A. The Demised Premises are leased for a term (referred to as the "Demised Term") to commence on May 1, 1989 and to end on January 31, 2010 (subject to the provisions of subsection B of this Section 1.02). unless the Demised Term shall sooner terminate or be extended pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

     B. Notwithstanding anything in subsection A of this Section 1.02 to the contrary, if, on or prior to the date set forth in said subsection A for the commencement of the Demised Term, a temporary or permanent Certificate (or Certificates) of Occupancy covering the Demised Premises has not been issued by the Department of Buildings of the City of New York, or Owner shall have failed substantially to complete Owner's Initial Construction (as defined in Article
12), then: (a) the Demised Term shall not commence on the date set forth in said subsection A but shall, instead, commence on a date, fixed by Owner in a notice to Tenant, not sooner than twenty (20) days next following the date of the giving of such notice, which notice shall state that (i) a temporary or permanent Certificate (or Certificates) of Occupancy covering the Demised Premises has been, or prior to the commencement date fixed in said notice is expected to be, issued by the Department of Buildings of the City of New York and (ii) Owner has, or prior to the commencement date fixed in said notice will have, substantially completed Owner's Initial Construction, and (b) the Demised Term shall end on the last day of the calendar month in which the day immediately preceding the date which is nine (9) months next following the twentieth (20th) anniversary date of the commencement of the Demised Term shall occur (provided, however, in no event, shall the Demised Term end prior to January 31, 2010) unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law; and (c) except as aforesaid, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby. If, by the date fixed in any such notice, a temporary or permanent Certificate (or Certificates) of Occupancy covering the Demised Premises has not been issued or Owner's Initial Construction has not been substantially completed, such notice shall have no force or effect and the Demised Term shall commence on a date fixed by Owner in a further notice by Owner not sooner than twenty (20) days next following the date of the giving of such further notice. In the event that Owner anticipates that the

Commencement Date will be established pursuant to this subsection 1.02B, then Owner agrees that, Owner shall deliver to Tenant a non-binding notice so advising Tenant of the anticipated Commencement Date not less than sixty (60) days prior to the date that the events set forth in subdivisions (i) and (ii) above are to occur provided, however, there shall be no liability to Owner in the event Owner fails to give such notice to Tenant or if the actual Commencement Date is other than the date anticipated by Owner and set forth in such non-binding notice. For purposes hereof, Owner's Initial Construction shall be deemed substantially completed notwithstanding the fact that minor details of construction, mechanical adjustment or decoration remain to be performed, which such omissions do not materially interfere with Tenant's use of the Demised Premises for the usual conduct of its business, provided, however, Owner's Initial Construction shall not be deemed substantially completed unless Tenant has reasonable means of access to the Demised Premises. The date upon which the Demised Term shall commence pursuant to subsection A of this Section or pursuant to this subsection B is referred to as the "Commencement Date", and the date fixed pursuant to said subsection A or this subsection B as the date upon which the Demised Term shall end is referred to as the "Expiration Date".

     C. Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force and further waives the right to recover any damages which may result from Owner's failure to deliver possession of the Demised Premises on the date set forth in subsection A of this Section, or in any notice given pursuant to subsection B of this Section, for the commencement of the Demised Term, except as otherwise specifically set forth in Section 1.05.

     D. After the determination of the Commencement Date, Tenant agrees, upon request of Owner, to execute, acknowledge and deliver to Owner an instrument, in form reasonably satisfactory to Owner, setting forth said Commencement Date and the Expiration Date.

     Section 1.03. A. (i) This Lease is made at the following annual rental rates (referred to as "Fixed Rent"):

          Portion of Demised Term                      Fixed Rent
          -----------------------                      ----------

Commencement Date to last day of
 calendar month in which the day
 immediately preceding the date which is
 nine (9) months next following the 5th
 anniversary date of the Commencement
 Date shall occur (such period is referred
 to as the "1st Rent Period")................ Eight Million Three Hundred and
                                               Forty Four Thousand Nine Hundred
                                               and Fifty ($8,344,950.00) Dollars

Next Five (5) years of the Demised Term
 (such period is referred to as the "2nd
 Rent Period").............................. Ten Million Thirteen Thousand Nine
                                               Hundred and Forty
                                               ($10,013,940.00) Dollars

Next Five (5) years of the Demised Term
 (such period is referred to as the "3rd
 Rent Period").............................. Eleven Million Six Hundred Eighty
                                               Two Thousand Nine Hundred and
                                               Thirty ($11,682,930.00) Dollars

List Five (5) years of the Demised Term
 (such period is referred to as the "4th
 Rent Period").............................. Twelve Million Six Hundred Eighty
                                               Four Thousand Three Hundred and
                                               Twenty Four ($12,684,324.00)
                                               Dollars

(ii) The parties agree that the Fixed Rent is allocable to portions of the Demised Premises as follows:

                                            Allocations of Fixed Rent
                     ----------------------------------------------------------------------     Rentable       Tenant's Portionate
                     1st Rent Period    2nd Rent Period   3rd Rent Period   4th Rent Period    Square Feet             Share
                     ---------------    ---------------   ---------------   ---------------    -----------     -------------------
Portion Basement
  Level A..............    $  38,900        $  46,680       $   54,460           $  59,128            3,112        21/100 (.21%)
                                                                                                                     percent

                                            Allocations of Fixed Rent
                     ----------------------------------------------------------------------     Rentable       Tenant's Portionate
                     1st Rent Period    2nd Rent Period   3rd Rent Period   4th Rent Period    Square Feet             Share
                     ---------------    ---------------   ---------------   ---------------    -----------     -------------------
Entire Second (2nd)
  Floor................      518,600          622,320          726,040             788,272           20,744       Two and 75/100
                                                                                                                    (2.75%) percent

Entire Third (3rd)
  Floor................      528,525          634,230          739,935             803,358           21,141       Two and 80/100
                                                                                                                    (2.80%) percent

Entire Fourth (4th)
  Floor................      528,525          634,230          739,935             803,358           21,141       Two and 80/100
                                                                                                                    (2.80%) percent

Entire fifth (5th)
  Floor................      525,475          630,570          735,665             798,722           21,019       Two and 78/100
                                                                                                                    (2.78%) percent

Entire Sixth (6th)
  Floor................      525,475          630,570          735,665             798,722           21,019       Two and 78/100
                                                                                                                    (2.78%) percent

Entire Seventh (7th)
  Floor................      720,475          864,570        1,008,655           1,095,122           28,819       Three and 81/100
                                                                                                                    (3.81%) percent

Entire Eighth (8th)
  Floor................      699,275          839,130          978,985           1,062,898           27,971       Three and 70/100
                                                                                                                    (3.70%) percent

Entire Ninth (9th)
  Floor................      631,700          758,040          884,380             960,184           25,268       Three and 35/100
                                                                                                                    (3.35%) percent

Entire Tenth (10th)
  Floor................      623,875          748,650          873,425             948,290           24,955       Three and 30/100
                                                                                                                    (3.30%) percent

Entire Eleventh (11th)
  Floor................      600,825          720,990          841,155             913,254           24,033       Three and 18/100
                                                                                                                    (3.18%) percent

Entire Twelfth (12th)
  Floor................      600,825          720,990          841,155             913,254           24,033       Three and 18/100
                                                                                                                    (3.18%) percent

Entire Thirteenth (13th)
  Floor................      600,825          720,990          841,155             913,254           24,033       Three and 18/100
                                                                                                                    (3.18%) percent

Entire Fourteenth (14th)
  Floor................      600,825          720,990          841,155             913,254           24,033       Three and 18/100
                                                                                                                    (3.18%) percent

Entire Fifteen (15th)
  Floor................      600,825          720,990          841,155             913,254           24,033       Three and 18/100
                                                                                                                    (3.18%) percent

     B. The Fixed Rent and any additional rent payable pursuant to the provisions of this Lease shall be payable by Tenant to Owner at its office (or at such other place as Owner may designate in a notice to Tenant) in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, or by Tenant's good check drawn on a bank or trust company whose principal office is located in New York City and which is a member of the New York Clearinghouse Association without prior demand therefor and without any offset or deduction whatsoever except as otherwise specifically provided in this Lease. The Fixed Rent shall be payable in equal monthly installments as follows:

          Portion of Demised Term            Monthly Installments
          -----------------------            --------------------

1st Rent Period.....................         Six Hundred Ninety-Five Thousand
                                             Four Hundred Twelve and 50/1000
                                             ($695,412.50) Dollars

2nd Rent Period.....................         Eight Hundred Thirty-Four Thousand
                                             Four Hundred Ninety-Five and 00/100
                                             ($834.495.00)Dollars

3rd Rent Period Nine................         Nine Hundred Seventy Three Thousand
                                             Five Hundred Seventy- Seven and
                                             50/100 ($973,577.50) Dollars

4th Rent Period.....................         One Million Fifty Seven Thousand
                                             Twenty-Seven and 00/100
                                             ($1,057,027) Dollars

     Each of such installments shall be payable in advance, on the first
(1st) day of each month during the Demised Term.

     C. In the even that the Commencement Date shall occur on a date other than the first (1st) day of any calendar month. Tenant shall pay to Owner, on the sixth (6th) month anniversary of the Commencement Date, a sum equal to Twenty Three Thousand One Hundred Eighty and 42/100 ($23,180.42) Dollars, multiplied by the number of calendar days in the period from the sixth (6th) month anniversary of the Commencement Date to the last day of the month in which the sixth (6th) month anniversary of the Commencement Date shall occur, both inclusive.

     D. Notwithstanding the foregoing provisions of this Section 1.03. Owner agrees that Tenant shall be entitled to a rent holiday and not be required to pay Fixed Rent for (i) any period prior to May 1, 1989 notwithstanding that any Earlier Completion Date may occur prior to such date and (ii) the periods (a) from the Commencement Date to including the date which is one (1) day prior to the sixth (6th) month anniversary of the Commencement Date, (b) from the first day of the first full calendar month of the second year of the Demised Term to and including the middle of the next succeeding month and (c) from the first day of the first full calendar month of the third year of the Demised Term to and including the middle of the next succeeding month, but shall otherwise be required to comply with all of the terms, covenants and conditions of this Lease on Tenant's part to be observed or performed including, but not limited to, the provisions of Article 23.

     Section 1.04. A. The parties recognize that Owner's Initial Construction will be completed in stages, and, according1y, in the event the Commencement Date occurs after May 1, 1989, it is the intention of the parties that Tenant W11l take occupancy of various portions of the Demised Premises at different times prior to the Commencement Date. Tenant agrees that, on or prior to April
1. 1988, Tenant shall give a notice to Owner advising Owner which portions of the Demised Premises Tenant desires to occupy at or about the same time (such portions of the Demised Premises which Tenant desires to occupy at or about the same time are referred to, collectively, as an "Occupancy Unit") and setting forth the sequence for completion of such Occupancy Units; in no event shall an Occupancy Unit comprise more than three (3) floors of the Demised Premises except one (1) Occupancy Unit may comprise not more than six (6) floors. Notwithstanding anything to the contrary hereinbefore provided, at Owner's option, exercisable by notice given to Tenant on or prior to January 5, 1989, Owner shall have the right to place any Occupancy Unit comprising mote than three (3) floors in any position of such sequence. Owner agrees that in connection with Tenant's initial moves into the Building, Tenant shall have use of the Building's passenger elevators through the Building lobby and Owner agrees that no other tenant shall have the right to use such passenger elevators to move into the Building at the same time as Tenant. Tenant agrees that its moves into the Building shall only occur during hours other than 8 A.M, to 6 P.M. on business days, as hereinafter defined. Nothing contained in this subsection shall be deemed to obligate Owner to complete Owner's Initial Construction with respect to any one or more Occupancy Units by any fixed date prior to the Commencement Date.

     B. Tenant shall have the right to use and occupy each Occupancy Unit on a date (referred to, with respect to each such Occupancy Unit, as the Earlier Completion Date") fixed by Owner in a notice to Tenant which date shall not be sooner than twenty (20) days next following the date of the giving of such notice, which notice shall state that (i) a temporary or permanent Certificate (or Certificates) of Occupancy covering such Occupancy Unit has been, or prior to the Earlier Completion Date fixed in said notice is expected to be, issued by the Department of Buildings of the City of New York and (ii) Owner has, or prior to the Earlier Completion Date fixed in said notice will have, substantially completed Owner's Initial Construction as it relates to such Occupancy Unit. If, by the date fixed in any such notice, a temporary or permanent Certificate (or Certificates) of Occupancy covering such Occupancy Unit has not been issued or Owner's Initial Construction has not been substantially completed with respect to such Occupancy Unit, such notice shall have no force or effect and the Earlier Completion Date shall be the date fixed by Owner in a further notice by Owner not sooner than twenty (20) days next following the date of the giving of such further notice. Any such use or occupancy shall be deemed to be under all of the terms, covenants and conditions of this Lease except as hereinafter provided in this subsection. Whether or not Tenant occupies any such Occupancy Unit Tenant agrees to pay Fixed Rent, and any increases therein pursuant to the provisions of
Article 23, for each such Occupancy Unit for the period from the Earlier Completion Date with respect to such Occupancy Unit to the date immediately preceding the Commencement Date, both dates inclusive, equitably apportioned on the basis of the allocations of the Fixed Rent set forth in subsection 1.03.A.(ii). Fixed Rent for each such Occupancy Unit shall be payable at the end of each month following the Earlier Completion Date with respect thereto until the Commencement Date, and if the Commencement Date shall occur on a date other than the first day of the month, shall be payable on the Commencement Date with respect to the period from the first day of the month in which the Commencement Date shall occur to the day immediately preceding the Commencement Date, both days inclusive.

     C. In the event (i) the Commencement Date or the Earlier Completion Date for any Occupancy Unit shall not have occurred within sixty (60) days next following the Earlier Completion Date fixed pursuant to the provisions of subsection B of this Section 1.04 for the Occupancy Unit prior in sequence thereto, and (ii) the failure of the Commencement Date or such later Earlier Completion Date, as the case may be, to occur within such sixty (60) day period shall not be caused by Tenant or its employees, agents or contractors, then, in those events. Tenant shall, from and after the expiration of such sixty (60) day period have no further obligation to pay Fixed Rent with respect to any Occupancy Unit until the sooner occurring of the Commencement Date or such later Earlier Completion Date.

     Section 1.05. In the event the Commencement Date occurs later than May 1, 1990, as said date may be extended by the provisions of this Section 1.05 (said date, as it may be extended, is referred to as the "Outside Date"), then Owner shall pay to Tenant for the period commencing on the Outside Date and ending on the day immediately preceding the Commencement Date (referred to as the "Delay Period") a sum equal to the amount by which (a) the aggregate of (i) the fixed rent (exclusive of the cost of electricity paid by Tenant or included as part of such fixed rent) and any additional rents for escalations paid by Tenant, under any extension of Tenant's existing leases for its premises at 909 Third Avenue, New York, New York ("909 Third Avenue") (copies of which have been furnished to Owner) during the Delay Period, (ii) any other rents (exclusive of the cost of electricity paid by Tenant or included as part of such rent) and additional rents paid by Tenant to the owners of 909 Third Avenue or any other building for use and occupancy of space, during the Delay Period, and (iii) (a) any reasonable costs and expenses incurred by Tenant in defending any possession proceedings (referred to as "Reimbursed Proceedings") brought against Tenant by the owners of 909 Third Avenue and/or any other tenant or tenants under an executed lease affecting all or any portion of Tenant's existing premises at 909 Third Avenue as a direct result of Tenant's failure to vacate such premises on or prior to the Outside Date, which failure is caused solely by the fact that the Commencement Date occurs after the Outside Date, and (b) the amount of any final money judgment against Tenant in any such Reimbursed Proceedings, provided, however, that (w) Tenant shall give prompt notice to Owner of the commencement of any such Reimbursed Proceedings against Tenant and copies of all pleadings and other papers in connection therewith. (x) Owner shall have sole control of the defense of any such Reimbursed Proceedings, including the selection of counsel and the right to appeal on Tenant's behalf (y) Tenant shall cooperate with Owner in the defense of any such Reimbursed Proceeding and (z) Owner shall have the right to settle any such Reimbursed Proceeding on Tenant's behalf if, in Owner's sole judgment such settlement is deemed advisable (provided Owner may not agree in such settlement to the issuance of a warrant of eviction against Tenant without Tenant's approval, such approval not to be unreasonably withheld or delayed), and Tenant hereby gives Owner the power of attorney to settle any such Proceeding on Tenant's behalf (which power shall be deemed coupled with an interest) and agrees to execute any documents required by Owner to effectuate the foregoing provisions exceeds (b) an amount equal to the Fixed Rent, plus any increases in the Fixed Rent under the provisions of this Lease, including, but not limited to the provisions of Article 23, which would have accrued if the Commencement Date had occurred and all rent, holidays under this Lease had expired, for a period equal to the Delay Period. Tenant shall render to Owner within six (6) months following the Commencement Date a statement for any sums claimed to be due from Owner to Tenant under the provisions of this Section, in sufficient detail and shall accompany with any such statement true copies of all rent bills and other statements for which Tenant claims repayment. In the event Tenant does not render such statement to Owner within such six (6) month period, Tenant shall have no right to claim any repayment from Owner under the provisions of this Section. Owner shall have the right to dispute the amount set forth on such statement by giving notice to Tenant of such dispute within ninety
(90) days after Tenant shall have rendered such statement to Owner. In the event Owner and Tenant are unable to resolve such dispute within thirty (30) days after Owner's notice to Tenant, such dispute shall be determined by arbitration in accordance with the provisions of Article 36. Owner shall make any payment due Tenant under the provisions of this Section within thirty (30) days after receipt of Tenant's statement therefor provided, however, if Owner shall dispute any such statement, any payment ultimately found due from Owner to Tenant shall be made within thirty (30) days after the determination that such amount is due, together with interest on such amount at the rate equal to two (2%) percent above the then current prime rate changed by Citibank (N.A.), or its successor, computed from the date of such determination to and including the date of payment. The date May 1, 1990 set forth in this Section shall be extended by a period equal to the aggregate of (i) the number of days, if any, which may have elapsed between any date upon which any plan is required to be submitted by Tenant to Owner pursuant to the provisions of Schedule A and the date of submission by Tenant to Owner of such plan which shall have met with Owner's approval as provided in Schedule A, plus (ii) the number of days, if any, of delay or delays in substantial completion of Owner's Initial Construction occasioned by reason of Tenant's delays in submitting any other plans or specifications or in supplying information or in approving plans and specifications or estimates or in giving authorizations, or by reason of any changes by Tenant in any designations previously made by Tenant pursuant to Schedule A or by reason of any other similar acts or omissions of Tenant, plus
(iii) the number of days, if any, of delay or delays in substantial completion of Owner's Initial Construction occasioned by reason of having to obtain the approval of the Landmarks Commission or any local community board. Notwithstanding anything contained in the foregoing provisions of this Section to the contrary, if Tenant shall, during the Delay Period, occupy space in 909 Third Avenue or any other building for its use and occupancy, the rentable area of which shall exceed or be less than the rentable area of the Demised Premises, then, in that event, the foregoing provisions of this Section shall be equitably adjusted so that any sum computed pursuant to subdivision (a) of this Section shall be based, during such use and occupancy, on Tenant using and occupying a rentable area no greater or less than the rentable area of the Demised Premises.

     Section 1.06. A. For all purposes of this Lease, subject to the provisions of subsection D of this Section 1.06, the parties agree that (i) the aggregate rentable area of the Building above the street floor, as shown on the plans referred to in Schedule E, is 747,546 square feet, (ii) the aggregate rentable area of the Demised Premises, exclusive of the Basement Space, as shown on such plans is 332,242 square feet, (iii) the rentable area of each of the floors comprising the Demised Premises, and of the Basement Space, as shown on such plans, are as set forth in subsection 1.03.A(ii), and (iv) the rentable area of each floor of the Building above the street floor level and exclusive of those floors comprising the Demised Premises, as shown on such plans, are as set forth on Schedule D.

     B. The rentable areas referred to in Paragraph A of this Section have been calculated in accordance with the following agreed basis of measurement: rentable square feet shall mean the amount determined by dividing the "usable area" by .80.

     C. The term "usable area" shall mean usable square feet determined in accordance with The Real Estate Board of New York Inc.'s Standard Method of Floor Measurement effective April, 1982, provided, however, that such measurement of usable area shall also include the core toilet rooms, air conditioning and fan rooms, electric, telephone and janitor closets and any vertical shafts employed in the construction and maintenance of Tenant's private elevator or "dumb-waiter" type system.

     D. If, within three (3) months next following the Commencement Date, either party shall notify the other that the rentable area of either (i) the Building above the street floor (ii) the Demised Premises, exclusive of the Basement Space, (iii) any of the floors comprising the Demised Premises, exclusive of the Basement Space or (iv) any of the floors of the Building above the street floor level and exclusive of the floors comprising the Demised Premises, as actually constructed, varies by more than one (1%) percent from the rentable areas set forth in subsection A of this Section, subsection 1.03A(ii) or Schedule D, as the case may be, and it shall be determined, by agreement between the parties or by arbitration, pursuant to the provisions of subsection E of this Section 1.06, that such variance actually exists, then this Lease shall be deemed modified as follows:

          (i) The Fixed Rent shall be equitably increased or decreased, as the case may be, retroactively, if required, on the basis of such variance and the allocations of Fixed Rent set forth in Subsection 1.03.A(ii), and the monthly instalments of the Fixed Rent shall be increased or decreased accordingly;

          (ii) Tenant's Proportionate Share, as defined in Article 23 and as set forth for various floors in Subsection 1.03A(ii) and on Schedules D and G, shall be increased or decreased, as the case may be, on the basis of such variance;

          (iii) The rentable square feet set forth in Subsection 1.03A(ii) and on Schedules D and G shall be increased or decreased, as the case may be, to the number of rentable square feet, as actually constructed; and

          (iv) The sums appearing in subparagraph D of paragraph III of Schedule A and in the fourth (4th) Column of Schedule G shall be equitably increased or decreased, as the case may be, retroactively, if required, on the basis of such variance.

     E. If no notice is given by either party to the other pursuant to the provisions of subsection D of this Section, within three (3) months next following the Commencement Date, of any variance referred to in said Subsection D, the foregoing provisions of this Section shall have no further force or effect. If either party shall give such notice within three (3) months next following the Commencement Date, then, within thirty (30) days of the giving of any such notice, Owner's architect for the Building and Tenant's architect shall meet and attempt to settle such dispute. If within sixty (60) days of the giving of any such notice such architects are unable to agree on a mutual determination, then both of the architects shall select a third independent architect whose fee shall be borne equally by Owner and Tenant. In the event that Owner's architect and Tenant's architect shall fail to agree on the designation of a third architect within ten (10) days after they are required to do so, then the parties agree to allow the American Arbitration Association, or any successor organization, to designate the third architect in accordance with the rules, regulations or procedures then obtaining of the American Arbitration Association or any successor organization. The third architect shall conduct such hearings and investigations as he deems appropriate and shall, no later than sixty (60) days after the date of designation as the third architect, arrive at a determination which shall be conclusive and binding upon Owner and Tenant. Each party shall pay its own counsel fees and expenses, if any, including the expenses and fees of any architect selected by it in accordance with the provisions of this subsection. Pending the completion of any such determination, Tenant shall pay Fixed Rent as originally set forth in this Lease. In the event of any increase or decrease in the Fixed Rent pursuant to the provisions of this Section 1.06, the allocations of Fixed Rent set forth in subsection 1.03.A(ii), as modified by various provisions of this Lease, shall be deemed appropriately modified to reflect such increase or decrease and any overpayment or underpayment of Fixed Rent shall be refunded or made, as the case may be, within fifteen (15) days after such determination, provided, however, that in the event Owner shall be required to refund the amount of any overpayment to Tenant under the provisions of this subsection. Owner shall have the option to grant to Tenant, in lieu of such refund, rent credits against the next accruing monthly installments of Fixed Rent equal to the amount of such refund.

     F. At the request of Owner or Tenant, from time to time, the parties shall execute and deliver to the other, any instrument reasonably requested by the other, in form reasonably satisfactory to Owner, stating whether or not this Lease has been modified pursuant to any of the provisions of this Section and, if modified, setting forth particular modifications; however, neither Owner's nor Tenant's failure to execute or deliver such instrument shall not vitiate any of the foregoing provisions of this Section.

     Section 1.07. Tenant covenants (i) to pay the Fixed Rent, any increases in the Fixed Rent and any additional rent payable pursuant to the provisions of this Lease, and (ii) to observe and perform, and to permit no violation of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

                                   ARTICLE 2

                               Use And Occupancy

     Section 2.01. Tenant shall use and occupy the Demised Premises for the following purposes: Executive, administrative and general offices. Landlord agrees that, in connection with, and incidental to, the use of the Demised Premises for the purposes set forth in the immediately preceding sentence Tenant may use portions of the Demised Premises for the following purposes:

          (i) the preparation and service of food, including an executive dining room and cafeteria and/or canteen operated by an outside vendor, all for the exclusive use of the officers, employees and business guests of Tenant but not for use as a public restaurant, provided that such use does not violate any Certificate of Occupancy covering the Demised Premises or any law, order or regulation of any governmental authority having jurisdiction or any direction pursuant to law of any public officer having jurisdiction, or any provision of this Lease;

          (ii) the sale, by vending machine, to the officers, employees and business guests of Tenant (but not to the public) of soft drinks, candy and other items commonly sold in office vending machines, provided that the sale of any such items does not violate any Certificate of Occupancy covering the Demised Premises or any law, order or regulation of any governmental authority having jurisdiction or any direction pursuant to law of any public officer having jurisdiction, or any provision of this Lease; and

          (iii) installation, maintenance and operation of (a) electronic data processing equipment, computer equipment and business machines (including without limitation, audio-visual equipment), (b) printing and other reporting equipment (including without limitation, multilith, multigraph, reproductions, offset printing normally used in an office as opposed to offset printing used in a print shop, blueprint, photostating and duplicating equipment) and (c) a test kitchen for the preparation of the products of Tenant's clients, provided that any such installation, maintenance and operation shall be in accordance with the provisions of this Lease, does not violate any Certificate of Occupancy covering the Demised Premises, or any law, order or regulation of any governmental authority having jurisdiction, or any direction pursuant to law of any public officer having jurisdiction, or any provisions of this Lease and does not constitute a use for manufacturing or factory purposes pursuant to the New York State Labor Law or any successor statute.

          (iv) an in-house travel agency for the use of the officers and employees of Tenant in connection with business related travel of such officers and employees (but not for the public) provided that such use does not violate any Certificate of Occupancy covering the Demised Premises or any law, order or regulation of any governmental authority having jurisdiction or any directions pursuant to law of any public officer having jurisdiction, or any provisions of this Lease.

     Section 2.02. Tenant shall not use or occupy, or permit the use or occupancy of, the Demised Premises or any part thereof, for any purposes other than the purposes specifically set forth in Section 2.01, or in any manner which, in Owner's reasonable judgment, (a) shall adversely affect or interfere with (i) any services required to be furnished by Owner to Tenant or to any other tenant or occupant of the Building, or (ii) the proper and economical rendition of any such service, or (iii) the use or enjoyment of any part of the Building by any other tenant or occupant, or (b) shall impair the character or dignity of the Building.

                                   ARTICLE 3

                                  Alterations

     Section 3.01. Tenant shall not make or perform, or permit the making or performance of, any alterations, installations, improvements, additions or other physical changes in or about the Demised Premises (referred to collectively, as "Alterations") without Owner's prior consent. Owner agrees not to unreasonably withhold its consent to any nonstructural Alterations proposed to be made by Tenant to the Demised Premises. Notwithstanding the foregoing provisions of this Section or Owner's consent to any Alterations, all Alterations and decorations shall be made and performed in conformity with and subject to the following provisions: All Alterations and decorations shall be made and performed at Tenant's sole cost and expense and at such time and in such manner as Owner may, from time to time, reasonably designate; no Alteration or decoration shall adversely affect the structural integrity of the Building; Alterations shall be made only by contractors or mechanics approved by Owner, such approval not unreasonably to be withheld (notwithstanding the foregoing, all Alterations requiring mechanics in trades with respect to which Owner has adopted or may hereafter adopt a list or lists of approved contractors shall be made only by contractors selected by Tenant from such list or lists, which lists shall contain not less than three (3) contractors for each trade, except that with respect to such trades where it is not reasonably practical for such list to contain not less than three (3) contractors, such list may contain less than three (3)); no Alteration or decoration shall affect any part of the Building other than the Demised Premises or adversely affect any service required to be furnished by Owner to Tenant or to any other tenant or occupant of the Building or reduce the value or utility of the Building; no Alteration or decoration shall affect the outside appearance of the Building or the color or style of any venetian blinds (except that Tenant may remove any venetian blinds provided that they are promptly replaced by Tenant with blinds of a similar type, material and color); all business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient, in Owner's reasonable judgment, to absorb and prevent vibration, noise and annoyance to other tenants or occupants of the Building; Tenant shall submit to Owner detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Owner's approval of such plans and specifications which approval shall not be unreasonably withheld; prior to the commencement of such proposed Alteration Tenant shall have procured and paid for, and exhibited to Owner, so far as the same may be required from time to time, all permits and authorizations of all municipal departments and governmental subdivisions and authorities having or claiming jurisdiction; prior to the commencement of each proposed Alteration or decoration. Tenant shall furnish to Owner duplicate original policies of workmen's compensation insurance covering all persons to be employed in connection with such Alteration or decoration, including those to be employed by all contractors and subcontractors, and of comprehensive public liability insurance (including property damage coverage) in which Owner, its agents and any lessor under any ground or underlying lease shall be named as parties insured, which policies shall be issued by companies, and shall be in form and amounts, reasonably satisfactory to Owner and shall be maintained by Tenant until the completion of such Alteration or decoration; all fireproof wood test reports, electrical and air conditioning certificates, and all other permits, approvals and certificates required by all governmental authorities shall be timely obtained by Tenant and submitted to Owner; all Alterations and decorations, once commenced, shall be made promptly and in a good and workmanlike manner; notwithstanding Owner's approval of plans and specifications for any Alteration or decoration, all Alterations and decorations shall be made and performed in full compliance with all applicable laws, orders and regulations (including, but not limited to, the New York State Energy Conservation Construction Code) of Federal, State, County and Municipal authorities and with all directions, pursuant to law, of all public officers, and with all applicable rules, orders, regulations and requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body; all Alterations and decorations shall be made and performed in accordance with the Building Rules: all materials and equipment to be installed, incorporated or located in the Demised Premises as a result of any Alteration or decoration shall be new and first quality; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement of any kind; Tenant, before commencement of such Alteration, shall furnish to Owner a performance bond or other security satisfactory to Owner in an amount at least equal to the estimated cost of such Alteration provided, however, Tenant shall not be required to furnish a performance bond or other security satisfactory to Owner in the event that at the time of the making of such Alteration Tenant's gross annual capitalized billings shall equal at least $l.5 Billion Dollars and Tenant shall present reasonable proof thereof to Owner, in the event Owner or its agents employ any independent architect or engineer to examine any plans or specifications submitted by Tenant to Owner in connection with any proposed Alteration, Tenant agrees to pay Owner a sum equal to any reasonable fees incurred by Owner in connection therewith. Notwithstanding the foregoing provisions of this Section
3.01 to the contrary, Owner's prior consent shall not be required for any non-structural Alteration or series of Alterations constituting a single project proposed to be made by Tenant to the Demised Premises the cost of which shall not exceed the sum of Fifty Thousand ($50,000.00) Dollars. For the purposes of the immediately preceding sentence, the sum of fifty Thousand ($50,000.00) Dollars shall be deemed increased on the fifth (5th) anniversary of the Commencement Date and on each fifth (5th) anniversary date thereafter by the percentage increase in the Price Index, as such term is defined in Section 40.04.A., during each such five (5) year period.

     Section 3.02. In the event of any dispute between Owner and Tenant as to the reasonability of Owner's failure or refusal to grant any consent or approval requested by Tenant pursuant to the provisions of Section 3.01 with respect to which Owner has agreed to act reasonably, such dispute shall be determined by arbitration in accordance with the provisions of Article 36.

     Section 3.03. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Owner, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman, for the performance of any labor or the furnishing of any material for any specific Alteration to, or repair of, the Demised Premises, the Building, or any part of either. Any mechanic's or other lien filed against the Demised Premises or the Building or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or any person claiming through or under Tenant or based upon any act or omission or alleged act or omission of Tenant or any such person shall be discharged by Tenant either by payment or by securing the appropriate bond, at Tenant's sole cost and expense, within twenty (20) days after notice of the filing of such lien.

     Section 3.04. Tenant shall not, at any time prior to or during the Demised Term, directly or indirectly employ or permit the employment of, any contractor, mechanic or laborer in the Demised Premises, whether in connection with any Alteration or otherwise, if such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Owner, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Owner, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

     Section 3.05. Without in any way limiting the generality of the provisions of Section 3.01, Alterations shall be made and performed in full compliance with
(a) New York City Local Law #5 of 1973 and #16 of 1984 and any successor law of like import and (b) all reasonable standards and practices adopted by Owner for fire safety in the Building. No Alteration shall affect all or any part of the Class E Fire Alarm and Communication system installed in the Demised Premises, except that in connection with any such Alteration Tenant may relocate certain components of such system, provided (i) such relocation shall be performed in a manner first approved by Owner, which approval shall not be unreasonably withheld, (ii) the new location of any such component shall be first approved by Owner, which approval shall not be unreasonably withheld, (iii) prior to any such relocation Tenant shall submit to Owner detailed plans and specifications therefor which shall be first approved by Owner, which approval shall not be unreasonably withheld, and (iv) Owner shall have the election of relocating such components either by itself or by its contractors, in which event Tenant, upon request of Owner, shall reimburse Owner for all reasonable expenses incurred by Owner in connection therewith.



                                   ARTICLE 4

                           Ownership of Improvements

     Section 4.01. All appurtenances, fixtures, improvements, additions and other property attached to or installed in the premises demised in this Lease, whether by Owner or Tenant or others, and whether at Owner's expense, or Tenant's expense, or the joint expense of Owner and Tenant, shall be and remain the property of Owner, except that any such fixtures, improvements, additions and other property installed at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Owner, whether pursuant to Schedule A or otherwise, and which are removable without material damage to the said premises shall be and remain the property of Tenant and are referred to as "Tenant's Personal Property". Any replacements of any property of Owner, whether made at Tenant's expense or otherwise, shall be and remain the property of Owner. The fact that Tenant is not required to pay Fixed Rent for the period set forth in subsection D of Section 1.03 pursuant to the provisions of said subsection D of Section 1.03 shall not be deemed a credit or allowance for purposes of this Section 4.01.

                                   ARTICLE 5

                                    Repairs


     Section 5.01. Subject to the provisions of Section 5.02, Tenant shall take good care of the Demised Premises (including, but not limited to, the sprinkler system installed therein) and, at Tenant's sole cost and expense, shall make all repairs and replacements, structural and otherwise, ordinary and extraordinary, foreseen and unforeseen, as and when needed to preserve the Demised Premises (including, but not limited to, the sprinkler system installed therein) in good and safe working order and in first class repair and condition, except that Tenant shall not be required to make any such structural repairs or structural replacements to the Demised Premises unless necessitated or occasioned by the acts, omissions or negligence of Tenant or any person claiming through or under Tenant, or any of their servants, employees, contractors, agents, visitors or licensees, or by the use or occupancy or manner of use or occupancy of the Demised Premises by Tenant or any such person. Without affecting Tenant's obligations set forth in the preceding sentence, Tenant, at Tenant's sole cost and expense, shall also (i) make all replacements, as and when necessary, to the lamps, tubes, ballasts, and starters in the lighting fixtures installed in the Demised Premises, (ii) make all repairs and replacements, as and when necessary, to Tenant's Personal Property and to any Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant, and (iii) if the Demised Premises shall include any space on any ground, street, mezzanine or basement floor in the Building, make all replacements, as and when necessary, to all windows and plate and other glass in, on or about such space, and obtain and maintain, throughout the Demised Term, plate glass insurance policies issued by companies, and in form and amounts, satisfactory to Owner, in which Owner, its agents and any lessor under any ground or underlying lease shall be named as parties insured, and (iv) perform all maintenance and make all repairs and replacements, as and when necessary, to any supplemental air conditioning equipment, private elevators, escalators, conveyors or mechanical systems (other than the Building's standard equipment and systems) which may be installed in the Demised Premises by Owner, Tenant or others. However, the provisions of the foregoing sentence shall not be deemed to give to Tenant any right to install air conditioning equipment, elevators, escalators, conveyors or mechanical systems. All repairs and replacements made by or on behalf of Tenant or any person claiming through or under Tenant shall be made and performed in conformity with, and subject to the provisions of, the third (3rd) sentence of
Section 3.01 and shall be at least comparable in quality and class to the original work or installation. The necessity for, and adequacy of, repairs and replacements pursuant to this Article 5 shall be measured by the standard which is appropriate for first class office buildings of similar construction and class in the Borough of Manhattan, City of New York.

     Section 5.02. Owner at Owner's sole cost and expense, shall make (i) all structural repairs and replacements to the Demised Premises as and when required, including repairs to the sprinkler system installed therein, (ii) all repairs necessary to furnish the utilities and services required to be furnished by Landlord to Tenant under the provisions of Article 29, (iii) all repairs necessary to correct any latent defects in the Demised Premises (other than defects connected with or related to any Alterations made or performed by or on behalf of Tenant by persons other than Owner or Owner's contractors), (iv) all structural repairs and replacements to the exterior and foundation of the Building necessary to Tenant's use of the Demised Premises, (v) all necessary repairs to public portions of the Building which affect Tenant's use and enjoyment of the Demised Premises, (vi) all repairs to the Demised Premises occasioned by any negligence of Owner or the contractors, agents, servants or employees of Owner occurring after the completion of Owner's Initial Construction, and (vii) all repairs to the Class E Fire Alarm and Communication System installed therein, except that Landlord shall not be required to make any repairs referred to in subdivisions (i), (ii), (iii), (iv), (v), (vi) or (vii) of this sentence if Tenant is obligated to make such repairs pursuant to the provisions of Section 5.01. Notwithstanding the foregoing provisions of this Section, Owner shall have no obligation to make any such repairs and replacements unless and until specific notice of the necessity therefor shall have been given by Tenant to Owner, or Owner shall otherwise have received specific notice of the necessity therefor, and Owner shall have no obligation to make any repair pursuant to subdivision (iii) of the first sentence of this Section with respect to any Occupancy Unit unless such notice shall have been given within one (1) year following the applicable Earlier Completion Date, or the Commencement Date, in the Demised Term shall commence on May 1, 1989. Owner agrees that solely in cases of an emergency to employ contractors or labor at overtime or other premium pay rates to make repairs required to be made by Owner pursuant to the provisions of this Section 5.02.

                                   ARTICLE 6

                             Compliance With Laws

     Section 6.01. Tenant, at Tenant's sole cost and expense, shall comply with all present and future laws, orders and regulations (including, but not limited to, the New York State Energy Conservation Construction Code) of Federal, State, County and Municipal authorities, and with all directions, requirements, orders and notices of violation thereof, issued by all public officers, which shall impose any duty upon Owner or Tenant with respect to the Demised Premises or the use or occupation thereof, whether ordinary or extraordinary, foreseen or unforeseen, except that Tenant shall not be required to make any (i) structural Alterations in order so to comply unless such Alterations shall be necessitated or occasioned, in whole or in part, by the acts, omissions, or negligence of Tenant or any person claiming through or under Tenant, or any of their servants, employees, contractors, agents, visitors or licensees, or by the manner of use or occupancy of the Demised Premises by Tenant or by any such person (in contradistinction to the mere use or occupancy of the Demised Premises as offices) or (ii) Alterations in order to so comply resulting from any legal requirement in effect on the Commencement Date which Owner was required to comply with as a condition of obtaining a Certificate of Occupancy for the Demised Premises. Any work or installations made or performed by or on behalf of Tenant or any person claiming through or under Tenant pursuant to the provisions of this Article shall be made in conformity with, and subject to the provisions of, the third (3rd) sentence of Section 3.01.

     Section 6.02. Tenant shall not do anything, or permit anything to be done, in or about the Demised Premises which shall (i) invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building or any property located therein, or (ii) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts reasonably satisfactory to Owner, or (iii) subject Owner to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Demised Premises, or (iv) cause any increase in the fire insurance rates applicable to the Building or property located therein at the beginning of the Demised Term or at any time thereafter. Tenant, at Tenant's expense, shall comply with all present and future rules, orders, regulations and requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body and the issuer of any insurance obtained by Owner covering the Building and/or the Real Property, whether ordinary or extraordinary, foreseen or unforeseen.

     Section 6.03. Notwithstanding anything contained in Section 6.02 to the contrary, Tenant shall not be deemed to have caused any increase in the fire insurance rate applicable to the Building or property located therein at any Earlier Completion Date or the Commencement Date or any time thereafter, nor shall Tenant be required to make any Alterations in order to comply with any rules, orders, regulations, or requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body, unless such rates are increased, or such Alterations shall be necessitated or occasioned, in whole or in part, by the acts, omissions, or negligence of Tenant or any person claiming through or under Tenant, or any of their servants, employees, contractors, agents, visitors or licensees, or by the manner of use of the Demised Premises by Tenant or any such persons (in contradistinction to the mere use or occupancy of the Demised premises as offices).

     Section 6.04. In any action or proceeding wherein Owner and Tenant are parties, a schedule or "make up" of rates applicable to the Building or property located therein issued by the New York Fire Insurance Rating Organization, or other similar body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building or property located therein.

     Section 6.05. Tenant shall have the right after prior written notice to Owner and the lessors under all ground or underlying leases, to contest, by appropriate legal proceedings diligently conducted in good faith, at its own cost and expense, the validity or application of any law, order, regulation or direction with which Tenant is required to comply under the provisions of this
Article 6 and to defer compliance during the pendency of such contest, provided that:

          (i) Such contest shall not subject Owner or any lessor under any ground or underlying lease to any criminal penalty or impose upon Owner any unusual obligation or liability or affect any service required to be furnished by Owner to any other tenant or occupant of the Building; and

          (ii) Neither such contest nor Tenant's failure to comply pending such contest shall constitute a default under any ground or underlying lease or under any mortgage affecting any ground or underlying lease, or the Building, or the Real Property; and

          (iii) Tenant shall obtain and maintain during the pendency of any such contest a bond in form and amount and issued by a surety company reasonably satisfactory to Owner and the lessors under all ground or underlying leases, indemnifying and protecting Owner and the lessors under all ground or underlying leases from and against any and all damages, expenses, losses, injuries, fees including, but not limited to, reasonable counsel fees, penalties, actions, causes of action, suits, costs, claims or judgments arising from such contest or Tenant's non-compliance with any such law, order, regulation or direction.


                                   ARTICLE 7

                        Subordination, Attornment, Etc.

     Section 7.01. This Lease and all rights of Tenant under this Lease are, and shall remain, unconditionally subject and subordinate in all respects to the presently existing mortgages affecting the indenture of lease dated as of March 13, 1985 between The Shubert Organization, Inc., as landlord, and Owner, as tenant (referred to as the "Ground and Development Rights Lease") which are presently held by Manufacturers Hanover Trust Company and to all advances made or hereafter to be made under said mortgages, and to all renewals, modifications, replacements and extensions of, and substitutions for, such mortgages, as well as to any consolidations or correlations of such mortgages with other mortgages. Owner agrees to obtain and deliver to Tenant not later than one hundred eighty (180) days after the date of this Lease, an agreement substantially to the effect that in the event of any foreclosure of said mortgages such holder or holders will not make Tenant a party defendant to such foreclosure nor disturb its possession under this Lease so long as there shall be no default by Tenant under this lease beyond the applicable grace periods provided for the curing of such default (any such agreement, or any agreement of similar import, is referred to in this Lease as a "Non-Disturbance Agreement"). If Owner shall fail to make timely delivery to Tenant of such Non-Disturbance Agreement, Tenant, as Tenant's sole remedy for such failure, shall have the right, exercisable within one-hundred ninety (190) days after the date of this Lease, to cancel and terminate this Lease by notice given to Owner. Upon the giving of such notice of cancellation and termination, this Lease shall terminate and come to an end and neither party shall have any further rights or liabilities under this Lease. It is agreed that time is of the essence with respect to any such notice of cancellation and termination, that Tenant shall not have the right to give any such notice after the one-hundred ninety (190) day period hereinabove referred to, and that any such notice given after the expiration of such period shall have no force or effect.

     Section 7.02. This Lease and all rights of Tenant under this Lease shall be and remain, unconditionally subject and subordinate in all respects to all other mortgages which may, from time to time, affect the Ground and Development Rights Lease, any future ground or underlying lease referred to in Section 7.04 or the Real Property and to all advances to be made under such mortgages, and to all renewals, modifications, consolidations, correlations, replacements and extensions of, and substitutions for, any such mortgage or mortgages, provided that (i) the holder of any such mortgage shall execute and deliver a Non-Disturbance Agreement to Tenant, or (ii) any such mortgage shall contain provisions substantially to the same effect as those contained in a Non-Disturbance Agreement (any such provisions are referred to in this Lease as "Non-Disturbance Provisions").

     Section 7.03. This Lease and all rights of Tenant under this Lease are, and shall remain, unconditionally subject and subordinate in all respects to the Ground and Development Rights Lease and to all renewals, modifications, replacements and extensions of, and substitutions for, such lease. Owner agrees that until such time as Owner has delivered to Tenant a Tenant Recognition Agreement (as hereinafter defined), Owner will not enter into any agreement to modify the provisions of Section 14.04 of the Ground and Development Rights Lease. An agreement from the lessor under the Ground and Development Rights Lease substantially to the effect that in the event of the termination of the Ground and Development Rights Lease for any reason other than a termination by operation of the provisions of Articles 8 (entitled "Damage to or Destruction of the Building") and 9 (entitled "Condemnation") of such Lease such lessor will permit Tenant to attorn to such lessor and will not disturb its possession under this Lease, so long as there shall be no default by Tenant under this Lease, beyond the applicable grace period provided in this Lease for the curing of such default, or any agreement of similar import, is referred to in this Lease as a "Tenant Recognition Agreement". Owner agrees, within thirty
(30) days next following the date of this Lease, to request from the lessor under the Ground and Development Rights Lease a Tenant Recognition Agreement in favor of Tenant with respect to this Lease and to take all reasonable steps to obtain the same.

     Section 7.04. This lease and all rights of Tenant under this Lease shall be and remain, unconditionally subject and subordinate in all respects to all future ground or underlying leases affecting the Real Property or any portion thereof or the Building and to all renewals, modifications, replacements and extensions of, and substitutions for, such ground or underlying leases, provided that (i) any such ground or underlying lease shall contain provisions substantially to the same effect as those contained in a Tenant Recognition Agreement, (any such provisions are referred to in this lease as "Tenant Recognition Provisions"), or (ii) the lessor under any such ground or underlying lease shall execute and deliver to Tenant a Tenant Recognition Agreement,

     Section 7.05. A. At Owner's request, Tenant shall execute and deliver promptly any certificate or other instrument which Owner may request, subordinating this Lease and all rights of Tenant under this Lease to any mortgages which may now or hereafter affect the Real Property and/or the real property from which the development rights demised in the Ground and Development Rights Lease accrue and/or any ground or underlying lease affecting such real property, and to all advances made or hereafter to be made under such mortgages, and to all renewals, modifications, consolidations, correlations, replacements and extensions of, and substitutions for, any such mortgage or mortgages, provided that (i) the holder of any such mortgage shall execute and deliver a Non-Disturbance Agreement to Tenant, or (ii) any such mortgage shall contain Non-Disturbance Provisions. In the event Tenant shall fail to execute or deliver any such certificate or other instrument which may be requested pursuant to the foregoing provisions of this subsection within a reasonable time after Owner's request therefor, Tenant hereby irrevocably constitutes and appoints Owner as Tenant's agent and attorney-in-fact to execute any such certificate or other instrument for or on behalf of Tenant.

     B. The subordination provisions of this Article (with the exception of the provisions of subsection A of this Section 7.05) shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate or other instrument which Owner, or any lessor under any ground or underlying lease, or any holder of any such mortgage may reasonably request, and if Tenant shall fail to execute and deliver any such certificate or other instrument within a reasonable time after Owner's request therefor. Tenant hereby irrevocably constitutes and appoints Owner and all such lessors and holders, acting jointly or severally, as Tenant's agent and attorney-in-fact to execute any such certificate or other instrument for or on behalf of Tenant. If, in connection with obtaining financing with respect to the Building, the Real Property, the real property from which the development rights demised in the Ground and Development Rights Lease accrue or the interest of the lessee under any ground or underlying lease, any recognized lending institution shall request reasonable modifications of this Lease as a condition of such financing, Tenant covenants not unreasonably to withhold or delay its agreement to such modifications, provided that such modifications do not increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease. No act or failure to act on the part of Owner which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Owner's act or failure to act to the holder or holders of any mortgage of whom Tenant has been given written notice specifying the act or failure to act on the part of Owner which could or would give basis to Tenant's rights; and (ii) the holder or holders of such mortgages, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this sentence shall be deemed to impose any obligation on any such holder to correct or cure any such condition. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the Building if any such holder elects to do so and a reasonable time to correct or cure the condition if such condition is to exist.

     Section 7.06. If at any time prior to the expiration of the Demised Term, any ground or underlying lease under which Owner then shall be the lessee shall terminate or be terminated for any reason. Tenant agrees, at the election and upon request of any owner of the Real Property, or of the holder of any mortgage in possession of the Real Property or the Building, or of any lessee under any other ground or underlying lease covering premises which include the Demised Premises, to attorn, from time to time, to any such owner, holder, or lessee, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease, provided that such owner, holder or lessee, as the case may be, shall then be entitled to possession of the Demised Premises. The provisions of this Section shall enure to the benefit of any such owner, holder, or lessee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such ground or underlying lease, shall be self-operative upon any such request, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon request of any such owner, holder, or lessee, agrees to execute, from time to time, instruments in confirmation of the foregoing provisions of this Section, satisfactory to any such owner, holder, or lessee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder, or lessee.

     Section 7.07. Nothing contained in this Article or in any Non-Disturbance Provision, Non-Disturbance Agreement, Tenant Recognition Provision or Tenant Recognition Agreement shall, however, affect the prior rights of the holder of any existing or future mortgage or of the lessor under any ground or underlying lease with respect to the proceeds of any award in condemnation or of any fire insurance policies affecting the Building, or impose upon any such holder or lessor any liability (i) for the erection or completion of the Building, or (ii) in the event of damage or destruction to the Building or the Demised Premises, for any repairs, replacements, rebuilding or restoration except as can reasonably be accomplished from the net proceeds of insurance actually received by, or made available to, such holder or lessor, or (iii) for any default by Owner under this Lease occurring prior to any date upon which such holder or lessor shall become Tenant's landlord, or (iv) for any credits, offsets or claims against the rent under this Lease as the result of any acts of Owner committed prior to such date, and any such Provision or Agreement may so state. Any such Provision or Agreement may also be conditioned upon the existence of any one or more of the following circumstances at the time of the commencement of any foreclosure of any such mortgage or at the time of the termination of any such ground or underlying lease, as the case may be:

     A. The Demised Term shall have commenced or Tenant shall have taken possession of the Demised Premises;

     B. Tenant shall not be in default in the observance or performance of any of the covenants of this Lease on the part of Tenant to be observed or performed beyond the applicable grace period provided in this Lease for the curing of such default;

     C. Tenant shall not have paid rent in advance beyond the rent period next following the current rent period, and there shall be no offsets then accrued against future rent chargeable against the holder of any such mortgage after foreclosure or against the lessor under such ground or underlying lease after termination, as the case may be.

     D.   Any circumstance substantially similar to B or C; or

     E. Tenant shall have furnished to the then holder of any such mortgage or the then lessor under any such ground or underlying lease, as the case may be, a statement, in writing, as to the status of this Lease with respect to the above circumstances A, B and C or any circumstance substantially similar to B or C, within ten (10) days after such holder or lessor shall have made written demand for such statement by registered or certified mail addressed to Tenant.

     Section 7.08. A. At the request of Owner, Tenant shall promptly execute and deliver any instrument or instruments requested by Owner for the benefit of the holder of any mortgage to which this Lease shall then be subordinate as hereinabove provided, or for the benefit of the lessor under any ground or underlying lease to which this Lease shall then be subordinate as hereinabove provided, in which Tenant shall covenant and agree with such holder or lessor that (a) Tenant will not enter into any agreement to cancel or modify this Lease without the written approval of such holder or lessor, and (b) Tenant will not take any action or institute any proceeding against Owner to cancel or modify this Lease without giving to such holder or lessor at least thirty (30) days' prior written notice of such action or proceeding, except that the provisions of any such instrument shall not apply to any modifications of this Lease contemplated in any of the provisions of this Lease, or to any right or option to cancel or modify this Lease expressly reserved or granted to Tenant pursuant to any of the provisions of this Lease.

     B. If required by the holder of any mortgage or by the lessor under any ground or underlying lease, Tenant shall promptly join in any Non-Disturbance Agreement or Tenant Recognition Agreement to indicate its concurrence with the provisions thereof, provided such agreement shall substantially comply with the provisions of this Article.

     Section 7.09. A. From time to time, within seven (7) days next following Owner's request, Tenant shall deliver to Owner a written statement executed and acknowledged by Tenant, in form reasonably satisfactory to Owner, (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth the specific nature of all modifications), and (ii) setting forth the date to which the Fixed Rent has been paid, and (iii) stating whether or not, to the best knowledge of Tenant, Owner is in default under this Lease, and, if Owner is in default, setting forth the specific nature of all such defaults and (iv) stating that Tenant has accepted and occupied the Demised Premises, and all improvements required to be made by Owner pursuant to the provisions of this Lease, have been made, if such be the case. Tenant acknowledges that any statement delivered pursuant to this subsection may be relied upon by any purchaser or owner of the Building, or the Real Property, or any part thereof, or Owner's interest in the Building or the Real Property or any ground or underlying lease, or by any mortgagee, or by any assignee of any mortgagee, or by any lessee under any ground or underlying lease.

     B. From time to time, within seven days next following Tenant's request, Owner shall deliver to Tenant a written statement executed by Owner, in form reasonably satisfactory to Tenant and prepared at Tenant's expense, (i) stating that this Lease is in full force and effect and has not been modified (and if modified, that this Lease is then in full force and effect as so modified and the specific nature of all modifications), and (ii) setting forth the date to which the Fixed Rent has been paid, and (iii) stating whether or not, to the best knowledge of Owner, Tenant is in default under this Lease and, if Tenant is in default, setting forth the specific nature of all such defaults. Owner acknowledges that any statement delivered pursuant to this subsection may be relied upon by any institutional lender making loans to Tenant, or any prospective assignee of Tenant's interest in this Lease (whether pursuant to the provisions of Section 11.06 or otherwise) or by any prospective subtenants or by any entity which acquires all or substantially all of the issued and outstanding capital stock of Tenant, provided, however, the foregoing provisions of this sentence shall not be deemed to give Tenant any rights of assignment and subletting which are not expressly provided for in this Lease.

     Section 7.10. If Owner assigns its interest in this Lease, or the rents payable hereunder, to the holder of any mortgage or the lessor under any ground or underlying lease, whether the assignment shall be conditional in nature or otherwise, Tenant agrees that (a) the execution thereof by Owner and the acceptance by such holder or lessor shall not be deemed an assumption by such holder or lessor of any of the obligations of the Owner under this Lease unless such holder or lessor shall, by written notice sent to Tenant, specifically otherwise elect; and (b) except as aforesaid, such holder or lessor shall be treated as having assumed Owner's obligations hereunder only upon the foreclosure of such holder's mortgage or the termination of such lessor's lease and the taking of possession of the Demised Premises by such holder or lessor, as the case may be.

     Section 7.11. A. Tenant agrees to cooperate with Owner in Owner's obtaining any Non-Disturbance Agreement and Tenant Recognition Agreement and Tenant shall provide Owner and the holder of any mortgage and lessor under any ground or underlying lease with any information reasonably required by them in connection with obtaining any such Non-Disturbance Agreement or Tenant Recognition Agreement, including, without limitation, financial statements of Tenant.

     B. Owner covenants and agrees to exercise its renewal options set forth in the Ground and Development Rights Lease, if necessary, at such time as Owner elects, so that the term of such lease shall extend at least one (1) day beyond the Demised Term, as the Demised Term may be extended in accordance with the provisions of Article 40 of this Lease.

                                   ARTICLE 8

                              Property Loss, Etc.


     Section 8.01. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Owner nor Owner's agents shall be liable for any loss of, or damage to, any such property by theft or otherwise. Neither
(i) the performance by Owner, Tenant or others of any decorations, repairs, alterations, additions or improvements in or to the Building or the Demised Premises, nor (ii) the failure of Owner or others to make any such decorations, repairs, alterations, additions or improvements, nor (iii) any damage to the Demised Premises or to the property of Tenant, nor any injury to any persons, caused by other tenants or persons in the Building, or by operations in the construction of any private, public or quasi-public work, or by any other cause, nor (iv) any latent defect in the Building or in the Demised Premises, nor (v) any temporary closing or darkening or bricking up of any windows of the Demised Premises for any reason whatsoever including, but not limited to, Owner's own acts or any permanent closing, darkening or bricking up of any such windows if required by law or related to any construction upon adjacent property by Owner or other, nor (vi) any inconvenience or annoyance to Tenant or injury to or interruption of Tenant's business by reason of any of the events or occurrences referred to in the foregoing subdivisions (i) through (v), shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner, or its agents, or any lessor under any ground or underlying lease, other than such liability as may be imposed upon Owner by law for Owner's negligence or the negligence of Owner's agents, servants or employees in the operation or maintenance of the Building or for the breach by Owner of any express covenant of this Lease on Owner's part to be performed. Tenant's taking possession of the Demised Premises or any Occupancy Unit shall be presumptive evidence, as against Tenant, that, at the time such possession was so taken, the Demised Premises or such Occupancy Unit and the Building were in good and satisfactory condition and Owner's Initial Construction with respect to the Demised Premises or such Occupancy Unit, as the case may be, was substantially completed, except for repairs required to be made by Owner pursuant to the provisions of subsection (iii) of Section 5.02.


                                   ARTICLE 9

                     Destruction - Fire or Other Casualty


     Section 9.01. If the Demised Premises shall be damaged by fire or other casualty and if Tenant shall give prompt notice to Owner of such damage, Owner, at Owner's expense, shall repair such damage. However, Owner shall have no obligation to repair any damage to, or to replace, Tenant's Personal Property or any other property or effects of Tenant. Except as otherwise provided in Section 9.03, if the entire Demised Premises shall be rendered untenantable by reason of any such damage, the Fixed Rent shall abate for the period from the date of such damage to the date when such damage shall have been repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Fixed Rent shall abate for such period in the proportion which the area of the part of the Demised Premises so rendered untenantable bears to the total area of the Demised Premises. In the event that so much of the Demised Premises shall be damaged or destroyed that Tenant, in its opinion, reasonably exercised, determines that it is unable to conduct business in the undamaged portion of the Demised Premises, then it may move out of the entire Demised Premises until such time that enough of the restoration work has been performed so as to permit Tenant to once again conduct business in those portions of the Demised Premises which are undamaged or restored, and solely during such time that Tenant has moved out of the entire Demised Premises and until enough of the restoration work has been so performed, in accordance with the foregoing provision of this sentence, the Fixed Rent shall be fully abated. Tenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of any successor law of like import then in force, and Tenant agrees that the provisions of this Article shall govern and control in lieu thereof. Notwithstanding the foregoing provisions of this Section, if, prior to or during the Demised Term, (i) the Demised Premises shall be totally damaged to rendered wholly untenantable by fire or other casualty, and if Owner shall decide not to restore the Demised Premises, or (ii) the Building shall be so damaged by fire or other casualty that, in Owner's opinion, substantial alteration, demolition, or reconstruction of the Building shall be required whether or not the Demised Premises shall have been damaged or rendered untenantable, then, in any of such events, Owner, at Owner's option, may give to Tenant, within ninety (90) days after such fire or other casually, a five (5) days notice of termination of this, Lease and, in the event such notice is given, this Lease and the Demised Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, the Fixed Rent shall be apportioned as of such date and any prepaid portion of Fixed Rent for any period after such date shall be refunded by Owner to Tenant. Notwithstanding the foregoing, Owner may not exercise the option contained in subdivision (ii) above unless Owner terminates, at the same time, substantially all leases of substantially all the space in the Building.

     Section 9.02. Owner shall attempt to obtain and maintain, throughout the Demised Term, in Owner's fire insurance policies covering the Building, provisions to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occurring to the Building. In the event that at any time Owner's fire insurance carriers shall exact an additional premium for the inclusion of such or similar provisions, Owner shall give Tenant notice thereof. In such event, if Tenant agrees, in writing, to reimburse Owner for such additional premium for the remainder of the Demised Term, Owner shall require the inclusion of such or similar provisions by Owner's fire insurance carriers. As long as such or similar provisions are included in Owner's fire insurance policies then in force, Owner hereby waives (i) any obligation on the part of Tenant to make repairs to the Demised Premises necessitated or occasioned by fire or other casualty that is an insured risk under such policies, and (ii) any right of recovery against Tenant, any other permitted occupant of the Demised Premises, and any of their servants, employees, agents or contractors, for any loss occasioned by fire or other casualty that is an insured risk under such policies. In the event that at any time Owner's fire insurance carriers shall not include such or similar provisions in Owner's fire insurance policies, the waivers set forth in the foregoing sentence shall, upon notice given by Owner to Tenant, be deemed of no further force or effect. During any period while the foregoing waiver of right of recovery is in effect, Owner shall look solely to the proceeds of such policies to compensate Owner for any loss occasioned by fire or other casualty which is an insured risk under such policies.

     Section 9.03. Except to the extent expressly provided in Section 9.02, nothing contained in this Lease shall relieve Tenant of any liability to Owner or to its insurance carriers which Tenant may have under law or the provisions of this Lease in connection with any damage to the Demised Premises or the Building by fire or other casualty. Notwithstanding the provisions of Section 9.01, if any such damage, occurring after any date when the waivers set forth in
Section 9.02 are no longer in force and effect, is due to the fault or neglect of Tenant, any person claiming through or under Tenant, or any of their servants, employees, agents, contractors, visitors or licensees, then there shall be no abatement of Fixed Rent by reason of such damage.

     Section 9.04. Tenant acknowledges that it has been advised that Owner's insurance policies do not cover Tenant's Personal Property or any other property of Tenant in the Demised Premises; accordingly, it shall be Tenant's obligation to obtain and maintain insurance covering its property in the Demised Premises including, but not limited to, water legal liability insurance. Tenant shall attempt to obtain and maintain, throughout the Demised Term, in Tenant's fire and other insurance policies covering Tenant's Personal Property and other property of Tenant in the Demised Premises, and Tenant's use and occupancy of the Demised Premises, and/or Tenant's profits (and shall cause any other permitted occupants of the Demised Premises to attempt to obtain and maintain, in similar policies), provisions to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occasioned by fire or other casualty which is an insured risk under such policies. In the event that at any time the insurance carriers issuing such policies shall exact an additional premium for the inclusion of such or similar provisions, Tenant shall give Owner notice thereof. In such event, if Owner agrees, in writing, to reimburse Tenant or any person claiming through or under Tenant, as the case may be, for such additional premium for the remainder of the Demised Term, Tenant shall require the inclusion of such or similar provisions by such insurance carriers. As long as such or similar provisions are included in such insurance policies then in force, Tenant hereby waives (and agrees to cause any other permitted occupants of the Demised Premises to execute and deliver to Owner written instruments waiving) any right of recovery against Owner, any lessors under any ground or underlying leases, any other tenants or occupants of the Building, and any servants, employees, agents or contractors of Owner or of any such lessor, or of any such other tenants or occupants, for any loss occasioned by fire or other casualty which is an insured risk under such policies. In the event that at any time such insurance carriers shall not include such or similar provisions in any such insurance policy, the waiver set forth in the foregoing sentence (or in any written instrument executed by any other permitted occupant of the Demised Premises) shall, upon notice given by Tenant to Owner, be deemed of no further force or effect with respect to any insured risks under such policy from and after the giving of such notice. During any period while any such waiver of right of recovery is in effect, Tenant, or any other permitted occupant of the Demised Premises, as the case may be, shall look solely to the proceeds of such policies to compensate Tenant or such other permitted occupant for any loss occasioned by fire or other casualty which is an insured risk under such policies.

     Section 9.06. Owner and Tenant shall cooperate with the other's insurance companies in the adjustment of any claims for any damage to the Building, the Demised Premises or any of Tenant's Personal Property.

     Section 9.07. Owner agrees, during the Demised Term, to obtain and keep in full force and effect insurance against loss or damage by fire or other casualty to the Building as may be insurable under then obtainable standard forms of "risk" insurance policies in an amount equal to not less than the amount sufficient to avoid coinsurance or eighty (80%) percent of the replacement value of the Building exclusive of footings and foundations, whichever is greater.


                                  ARTICLE 10

                                Eminent Domain

     Section 10.01. If the whole of the Demised Premises shall be acquired for any public or quasi-public use or purpose, whether by condemnation or by deed in lieu of condemnation, this Lease and the Demised Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. If only a part of the Demised Premises shall be so acquired or condemned then, except as otherwise provided in this Section, this Lease and the Demised Term shall continue in force and effect but, from and after the date of the vesting of title, the Fixed Rent shall be reduced in the proportion which the area of the part of the Demised Premises so acquired or condemned bears to the total area of the Demised Premises immediately prior to such acquisition or condemnation. If only a part of the Real Property shall be so acquired or condemned, then (i) whether or not the Demised Premises shall be affected thereby, Owner, at Owner's option, may give to Tenant, within sixty (60) days next following the date upon which Owner shall have received notice of vesting of title, a five (5) days' notice of termination of this Lease, and (ii) if the part of the Real Property so acquired or condemned shall contain more than ten (10%) per cent of the total area of the Demised Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Demised Premises, Tenant, at Tenant's option, may give to Owner, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a five (5) days' notice of termination of this Lease. In the event any such five (5) days' notice of termination is given, by Owner or Tenant, this Lease and the Demised Term shall come to an end and expire upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date. If a part of the Demised Premises shall be so acquired or condemned and this Lease and the Demised Term shall not be terminated pursuant to the foregoing provisions of this Section, Owner, at Owner's expense, shall restore that part of the Demised Premises not so acquired or condemned to a self-contained rental unit. In the event of any termination of this Lease and the Demised Term pursuant to the provisions of this Section, the Fixed Rent shall be apportioned as of the date of such termination and any prepaid portion of Fixed Rent for any period after such date shall be refunded by Owner to Tenant.

     Section 10.02. In the event of any such acquisition or condemnation of all or any part of the Real Property, Owner shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Owner or the condemning authority for the value of any unexpired portion of the Demised Term and Tenant hereby expressly assigns to Owner all of its right in and to any such award. Nothing contained in this Section shall be deemed to prevent Tenant from making a claim in any condemnation proceedings for the value of any items of Tenant's Personal Property which are compensable, in law, as trade fixtures, or provided that such claim is authorized by law and will not in any way diminish the award to which Owner would be entitled if no claim were made for Tenant's moving expenses.

                                  ARTICLE 11

                           Assignment and Subletting

     Section 11.01. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, covenants that, without the prior consent of Owner in each instance, it shall not (i) assign whether by merger, consolidation or otherwise (except as otherwise herein specifically provided) mortgage or encumber its interest in this Lease, in whole or in part, or (ii) sublet, or permit the subletting of, the Demised Premises or any part thereof, or (iii) permit the Demised Premises or any part thereof to be occupied, or used for desk space, mailing privileges or otherwise, by any person other than Tenant. The sale, pledge, transfer or other alienation of (a) any of the issued and outstanding capital stock of any corporate Tenant (unless such stock is publicly traded on a recognized security exchange or over-the-counter market) if at the time of any such sale, pledge, transfer or other alienation of any such stock, the only major asset of Tenant shall be its interest in this Lease, or (b) any interest in any partnership or joint venture Tenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed for the purposes of this Section as an assignment of this Lease which shall require the prior consent of Owner in each instance.

     Section 11.02. If Tenant's interest in this Lease is assigned, whether or not in violation of the provisions of this Article, Owner may collect rent from the assignee; if the Demised Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Tenant, whether or not in violation of this Article, Owner, after default by Tenant under this Lease, may collect rent from the subtenant, user or occupant. In either case, Owner shall apply the net amount collected to the rents reserved in this Lease, but neither any such assignment, subletting, occupancy, or use, whether with or without Owner's prior consent, nor any such collection or application, shall be deemed a waiver of any term, covenant or condition of this Lease or the acceptance by Owner of such assignee, subtenant, occupant or user as tenant. The consent by Owner to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Owner to any further assignment, subletting, occupancy or use. The listing of any name other than that of Tenant on any door of the Demised Premises or on any directory or in any elevator in the Building, or otherwise, shall not operate to vest in the person so named any right or interest in this Lease or in the Demised Premises or the Building, or be deemed to constitute, or serve as a substitute for, any prior consent of Owner required under this Article, and it is understood that any such listing shall constitute a privilege extended by Owner which shall be revocable at Owner's will by notice to Tenant. Tenant agrees to pay to Owner reasonable counsel fees incurred by Owner in connection with any proposed assignment of Tenant's interest in this Lease or any proposed subletting of the Demised Premises or any part thereof. Neither any assignment of Tenant's interest in this Lease nor any subletting, occupancy or use of the Demised Premises or any part thereof by any person other than Tenant, nor any collection of rent by Owner from any person other than Tenant as provided in this Section, nor any application of any such rent as provided in this Section shall, in any circumstances, relieve Tenant of its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

     Section 11.03. A. As long as Tenant is not in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond any applicable grace period, Tenant shall have the right to give notice to Owner (referred to as a "Tenant's Section 11.03 Sublet Notice") of Tenant's intention to sublet all or any part of the Demised Premises (the space which Tenant intends to sublet is referred to in this Section as the "Section 11.03 Sublet Space"), which notice shall set forth the proposed commencement and expiration dates of the term of such intended subletting (and, if the Section 11.03 Sublet Space, or any portion thereof, shall constitute less than an entire floor, such notice shall be accompanied by a floor plan delineating such Section 11.03 Sublet Space or portion thereof). The Section
11.03 Sublet Space covered by any one (1) or more Tenant's Section 11.03 Sublet Notice given in any consecutive twelve (12) month period shall not be comprised of or aggregate more than three (3) entire floors of the Demised Premises unless such Section 11.03 Sublet Space shall be comprised of contiguous floors.

     B. Within a period of one hundred eighty (180) days after the giving of Tenant's Section 11.03 Sublet Notice, if the Section 11.03 Sublet Space shall contain all or substantially all of the Demised Premises, Owner, at Owner's option, may give to Tenant, a notice terminating this Lease on the date (referred to as the "Earlier Termination Date") immediately prior to the proposed commencement date set forth in Tenant's Section 11.03 Sublet Notice,
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                                       21

and, in the event such notice is given, this Lease and the Demised Term shall come to an end and expire on the Earlier Termination Date with the same effect as if it were the Expiration Date, the Fixed Rent shall be apportioned as of the Earlier Termination Date and any prepaid portion of Fixed Rent for any period after such date shall be refunded by Owner to Tenant. Within a period of either
(1) thirty (30) days after the giving of Tenant's Section 11.03 Sublet Notice if the Section 11.03 Sublet Space shall contain not more than one (1) entire floor of the Demised Premises, or (2) ninety (90) days after the giving of Tenant's
Section 11.03 Sublet Notice if the Section 11.03 Sublet Space shall contain more than one (1) floor up to and including the lesser of (a) 99,999 rentable square feet or (b) seventy four and 99/100 (74.99%) percent of the space then leased to Tenant under this Lease, or (3) one hundred eighty (180) days after the giving of Tenant's Section 11.03 Sublet Notice, if the Section 11.03 Sublet Space shall contain more than the lesser of (aa) 100,000 rentable square feet or (bb) seventy five (75%) percent of the space then leased to Tenant under this Lease, as the case may be, Owner, at Owner's option, may give to Tenant a notice (referred to as a "Section 11.03 Elimination Notice") electing to eliminate the
Section 11.03 Sublet Space (after the giving of such notice, such Space is referred to as the "Eliminated Space") from the Demised Premises during the period (referred to as the "Elimination Period") commencing on the date fixed by Owner in such Section 11.03 Elimination Notice (referred to as the "Elimination Date") which date may be any date between the date which is one (1) month prior to and the date which is three (3) months subsequent to the proposed commencement date set forth in Tenant's Section 11.03 Sublet Notice, both inclusive, which date shall, in any event, not be earlier than the date next following the expiration of the applicable thirty (30) day, ninety (90) day or one hundred eighty (180) day period set forth in subdivisions (l), (2) and (3) above, and ending on the date fixed by Landlord in such Section 11.03 Elimination Notice, which date may be any date between the date which is three
(3) months prior to and the date which is three (3) months subsequent to the proposed expiration date set forth in Tenant's Section 11.03 Sublet Notice, both inclusive. In the event any Section 11.03 Elimination Notice shall be given, the provisions of Section 11.04 shall apply to the Eliminated Space.

     C. If, at the expiration of the applicable thirty (30) day, ninety (90) day or one-hundred eighty (180) day period set forth in subsection B of this
Section 11.03, (1) Owner shall not have given a notice terminating this Lease or a Section 11.03 Elimination Notice, and (2) Tenant is not in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond any applicable grace period for the curing of any such default, Owner agrees thereafter not unreasonably to withhold its prior consent to a subletting by Tenant of the Section 11.03 Sublet Space. Without Owner's prior consent, Tenant shall not (x) negotiate or enter into a proposed subletting with any tenant, subtenant or occupant of any space in the Building (other than any then subtenant of Tenant) if at such time there is vacant space or space available for leasing in the Building unless such vacant space or space available for leasing contains substantially fewer rentable square feet than contained in the proposed sublet space or (xx) list or otherwise publicly advertise the Demised Premises or any part thereof for subletting at a rental lower than the higher of (i) the rental then in effect, under this Lease, or
(ii) the rental at which Owner is then offering to rent comparable space in the Building. Any such subletting shall be (a) for substantially the same term set forth in Tenant's Section 11.03 Sublet Notice, (b) for undivided occupancy by the subtenant of that part of the Demised Premises affected thereby, and (c) for the use permitted in this Lease, and at no time shall there be more than four
(4) occupants, including Tenant, on any one (1) floor. At least thirty (30) days prior to any such proposed subletting, Tenant shall submit to Owner a statement containing the name and address of the proposed subtenant and all of the principal terms and conditions of the proposed subletting including, but not limited to, the proposed commencement and expiration dates of the term thereof, and unless the Section 11.03 Sublet Space shall constitute an entire floor or floors, such statement shall be accompanied by a floor plan delineating the proposed sublet area. Owner may, however, withhold such consent if, the Owner's reasonable judgment, (i) the occupancy of the proposed subtenant will tend to impair the character or dignity of the Building or impose any additional material burden upon Owner in the operation of the Building, or (ii) Owner shall have any other reasonable objection to the proposed subletting. In the event of any dispute between Owner and Tenant as to the reasonableness of Owner's refusal to consent to any such proposed subletting. such dispute shall be determined by arbitration in accordance with the provisions of Article 36.

     D. The covenant of Owner contained in subsection C of this Section 11.03 not unreasonably to withhold its consent to a proposed subletting by Tenant of the Section 11.03 Sublet Space shall apply only for a period of (a) one hundred eighty (180) days next following the expiration of the thirty (30) day period,
(b) one hundred eighty (180) days next following the expiration of the ninety
(90) day period, or (c) one (1) year next following the expiration of the one hundred eighty (180) day period, set forth in subsection B of this Section
11.03 and shall not
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                                       22

apply after the expiration of such one-hundred eighty (180) day or one (l) year period, as the case may be, subject, however, to Tenant's right to give to Owner another Tenant's Section 11.03 Sublet Notice pursuant to the provisions of subsection A of this Section 11.03, provided, however, that in the event Tenant gives to Owner another Tenant's Section 11.03 Sublet Notice, for the same
Section 11.03 Sublet Space, pursuant to the provisions of subsection A of this
Section 11.03 immediately following the expiration of such one-hundred eighty
(180) day or one (1) year period, as the case may be, the time periods set forth in subsection B of this Section 11.03 for Owner to give a notice terminating this Lease or a Section 11.03 Elimination Notice shall be deemed reduced to thirty (30) day s.

     Section 11.04. A. In the event any Section 11.03 Elimination Notice shall be given by Owner (i) the Eliminated Space shall be eliminated from the Demised Premises during the Elimination Period; (ii) Tenant shall surrender the Eliminated Space to Owner on or prior to the Elimination Date in the same manner as if said Date were the Expiration Date; (iii) if the Eliminated Space shall constitute less than an entire floor, (a) Owner, at Owner's expense, shall have the right to make any alterations and installations in the Demised Premises required, in Owner's judgment, reasonably exercised, to make the Eliminated Space a self-contained rental unit with access through corridors to the elevators and core toilets serving the Eliminated Space, and if the Demised Premises shall contain any core toilets or any corridors (including any corridors proposed to be constructed by Owner pursuant to this subdivision [iii]), providing access from the Eliminated Space to the core area, (b) Owner and any tenant or other occupant of the Eliminated Space shall have the right to use such toilets and corridors in common with Tenant and any other permitted occupants of the Demised Premises, and the right to install signs and directional indicators reasonably satisfactory to Tenant in or about such corridors indicating the name and location of such tenant or other occupant;
(iv) during the Elimination Period, the Fixed Rent and Tenant's Proportionate Share (as defined in Article 23), shall each be reduced in the proportion which the area of the Eliminated Space bears to the total area of the Demised Premises immediately prior to the Elimination Date (including an equitable portion of the area of any corridors referred to in subdivision (iii) of this sentence as part of the area of the Eliminated Space for the purpose of computing such reduction), and any prepaid portion of Fixed Rent for any period after the Elimination Date allocable to the Eliminated Space shall be refunded by Owner to Tenant and in the event that the Eliminated Space shall be the entire Demised Premises, during the Elimination Period, Tenant shall have no rights with respect to the Demised Premises nor any obligations with respect to the Demised Premises, including, but not limited to, any obligations to pay Fixed Rent or any increases therein or any additional rent, (v) there shall be an equitable apportionment of any increase in the Fixed Rent pursuant to Articie 23 for the Operating Year and Tax Year (as defined in Article 23) in which said
Elimination Date shall occur; (vi) if the Elimination Period shall end prior to the Expiration Date, the Eliminated Space, in its then existing condition, shall be deemed restored to and once again a part of the Demised Premises during the period (referred to as the "Restoration Period") commencing on the date next following the expiration of the Elimination Period and ending on the Expiration Date, except in the event that Owner is unable to give Tenant possession of the Eliminated Space at the expiration of the Elimination Period by reason of the holding over or retention of possession of any tenant or other occupant, in which event (x) the Restoration Period shall not commence, and the Eliminated Space shall not be deemed restored to or a part of the Demised Premises, until the date upon which Owner shall give Tenant possession of such Space free of occupancies, (y) neither the Expiration Date nor the validity of this Lease shall be affected, and (z) Tenant waives any rights under Section 223-a of the Real Property Law of New York, or any successor statute of similar import, to rescind this Lease and further waives the right to recover any damages from Owner which may result from the failure of Owner to deliver possession of the Eliminated Space at the end of the Elimination Period; (vii) during the Restoration Period, if any, the Fixed Rent and Tenant's Proportionate Share, shall each be increased in the proportion which the area of the Eliminated Space bears to the total area of the Demised Premises immediateiy prior to the commencement of the Restoration Period (including an equitable portion of the area of any corridors referred to in subdivision (iii) of this sentence as a part of the area of the Eliminated Space for the purpose of computing such increase) and in the event that the Eliminated Space shall be the entire Demised Premises, during the Restoration Period, the Demised Premises, in its then existing condition, shall be deemed restored to Tenant and Tenant shall have all rights with respect to the Demised Premises which are set forth in this Lease and all obligations with respect to the Demised Premises which are set forth in this Lease, including, but not limited to, the obligations for the payment of Fixed Rent and any increases therein and any additional rent (as they would have been adjusted if the payment of Fixed Rent and any increases therein and any additional rent (as they would have been adjusted if Tenant occupied the Demised Premises during the Elimination Period); and (viii) there shall be an equitable apportionment of any increase in the Fixed Rent pursuant to Article 23 for the Escalation Year and Tax Escalation Year in which the Restoration Period, if any, shall commence; however, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or cccupants of the Eliminated Space may not have vacated and surrendered all or any portions of the Eliminated Space to Owner by the commencement of the Restoration Period; accordingly, notwithstanding anything to the contrary contained in the foregoing provisions of this Section, (1) the Restoration Period applicable to the Eliminated Space shall commence on the commencement of the Restoration Period with respect to those portions, if any, of the Eliminated Space which are vacant on the commencement of the Restoration Period and with respect to those portions, if any, of the Eliminated Space which are not vacant on the commencement of the Restoration Period on the respective later date or dates upon which such portions of the Eliminated Space become vacant and Owner gives notice to Tenant of such vacancy and the Expiration Date shall not be affected thereby, the increases in the Fixed Rent and Tenant's Proportionate Share shall be equitably adjusted to reflect the fact that all or any portions of the Eliminated Space have not been restored to Tenant on the commencement of the Restoration Period but are restored to Tenant and included back in the Demised Premises on a date or dates after the commencement of the Restoration Period and
(2) except as set forth in this sentence, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby and (3) Tenant waives any right to rescind this Lease and to recover any damages from Owner which may result from the failure of Owner to deliver possession of all or any portions of the Eliminated Space on the commencement of the Restoration Period and Owner shall institute, within twenty (20) days after the commencement of the Restoration Period, possession proceedings against any tenants and occupants who have not so vacated and surrendered all or any portions of the Eliminated Space, and shall prosecute such proceedings with reasonable diligence. Upon the commencement date of the Restoration Period Owner agrees to make any repairs required to be made by Owner pursuant to the provisions of subdivision (ii) of Section 5.02.

     B. At the request of Owner, Tenant shall execute and deliver an instrument or instruments, in form reasonably satisfactory to Owner, setting forth any modifications to this Lease contemplated in or resulting from the operation of the provisions of this Section and Section 11.03; however, neither Owner's failure to request any such instrument nor Tenant's failure to execute or deliver any such instrument shall vitiate the effect of the provisions of this Section and Section 11.03. The failure by Owner to exercise its option under Section 11.03 with respect to any subletting shall not be deemed a waiver of such option with respect to any extension of such subletting or any subsequent subletting of the premises affected thereby or any other portion of the Demised Premises.

     C.   Owner and Tenant agree that it is the intention of the parties that
(x) one-half (1/2) of any increase in the rental value of the Demised Premises over and above the Fixed Rent payable pursuant to the provisions of this Lease, as such Fixed Rent may be increased from time to time pursuant to the provisions of this Lease, and (y) one-half (1/2) of any consideration paid to Tenant or any subtenant or other person claiming through or under Tenant in connection with an assignment of the Tenant's interest in this Lease or the interest of any subtenant or other person claiming through or under Tenant under any sublease whether or not such assignment shall be effected with court approval in a proceeding of the types described in subsection 16.01(c) or (d), or in any similar proceeding, or otherwise, except pursuant to Sections 11.06 and 11.07, shall accrue to the benefit of Owner and not to the benefit of Tenant, or of any subtenant or other person claiming through or under Tenant, or of the creditors of Tenant or of any such subtenant or other person claiming through or under Tenant. Accordingly, it is agreed that if Owner shall fail to exercise its option to sooner terminate this Lease in connection with any proposed subletting by Tenant of all or substantially all of the Demised Premises, or its option to eliminate all or any portion thereof in connection with any proposed subletting by Tenant of all or any portion of the Demised Premises, or if any subtenant or other person claiming through or under Tenant shall sublet all or any portion of the Demised Premises, Tenant shall pay to Owner a sum equal to one-half (1/2) of any Subletting Profit, as such term is hereinafter defined. All rentals and other sums paid by any subtenant to Tenant or to any subtenant or other person claiming through or under Tenant in connection with (i) any subletting of the entire Demised Premises in excess of the Fixed Rent then payable by Tenant to Owner under this Lease, or (ii) any subletting of a portion of the Demised Premises in excess of that proportion of the Fixed Rent payable by Tenant to Owner under this Lease which the area of the portion of the Demised Premises so sublet bears to the total area of the Demised Premises, are referred to, in the aggregate as "Subletting Profit"; in computing any Subletting Profit with respect to any period of time shall be deducted an amount applicable to such period for amortization, on a straight line basis for the term of the sublease in question, of (i) brokerage commissions, if any such commission shall be paid by Tenant or any such subtenant or other person claiming through or under Tenant in connection with such subletting, (ii) attorney's fees paid by Tenant or any such subtenant or other person claiming through or under Tenant in connection with such subletting, (iii) advertising expenses paid by Tenant or any such subtenant or other person claiming through or under Tenant in connection with such subletting, (iv) rent abatements granted by Tenant to such subtenant, (v) allowances for alterations to the premises affected by such sublease referred to as the "Sublet Space") granted by Tenant to such subtenant, (vi) costs paid by Tenant or any such subtenant or other person claiming through or under Tenant in making alterations in the Sublet Space; (vii) Fixed Rent paid by Tenant applicable to the Sublet Space during the period (referred to as the "Deduction Period") commencing on the date next following the date on which Tenant has listed the Sublet Space with real estate brokers, advertised or otherwise actively marketed the Sublet Space and ending on the commencement date of such sublease, provided, however, that the Sublet Space shall be vacant at all times during such Deduction Period and the Fixed Rent applicable to the Sublet Space for the first sixty (60) days that the Sublet Space shall be vacant shall not be deducted in determining any Sublet Profit, and (viii) an annual charge for interest upon the unamortized or undepreciated portions of the foregoing items referred to in subdivisions (i) through (vii) at the average prime rate during the year in question. Owner and Tenant agree that if Tenant, or any subtenant or other person claiming through or under Tenant, shall assign or have assigned its interest as Tenant under this Lease or its interest as subtenant under any sublease, as the case may be, whether or not such assignment shall be effected with court approval in a proceeding of the types described in subsections 16.01
(c) or (d), or in any similar proceeding, or otherwise, except pursuant to Sections 11.06 or 11.07, Tenant shall pay to Owner a sum equal to one-half (1/2) of any consideration paid to Tenant or any subtenant or other person claiming through or under Tenant for such assignment after taking into account any of the expenses referred to in subdivisions (i), (ii), (iii), (iv), (vi), (vii) and
(viii) above applicable to an assignment. All sums payable hereunder by Tenant shall be paid to Owner as additional rent immediately upon such sums becoming payable to Tenant or to any subtenant or other person claiming through or under Tenant and, if requested by Owner, Tenant shall promptly enter into a written agreement with Owner setting forth the amount of such sums to be paid to Owner; however, neither Owner's failure to request the execution of such agreement nor Tenant's failure to execute such agreement shall vitiate the provisions of this subsection C. In the event that any subtenant or assignee fails to pay any such consideration to Tenant, Tenant shall have no obligation to pay such sums to Owner and Tenant's failure to pay any such sums shall not constitute an Event of Default under this Lease. Notwithstanding the provisions of the foregoing sentence, Tenant shall promptly commence and diligently prosecute legal proceedings against such subtenant or assignee to collect such consideration and promptly after collection of such consideration shall pay same to Owner in accordance with the provisions of this subdivision C after deducting reasonable costs and expenses of collection, including but not limited to attorney's fees, and failure to commence and diligently prosecute such legal proceedings, or promptly pay such consideration to Owner after collection shall constitute an Event of Default under this Lease. Notwithstanding the foregoing provisions of this subsection C to the contrary, in the event Tenant moves, or plans to move, its major headquarter offices out of the City of New York, then, the words "one-half (1/2)" wherever appearing in the foregoing provisions of this subsection C shall be deemed deleted therefrom and the words "one-hundred (lOO%) percent" substituted in lieu thereof effective as of the date of such move or plan to move. For the purposes of this subsection C, a trustee, receiver or other representative of the Tenant's or any subtenant's estate under any federal or state bankruptcy act shall be deemed a person claiming through or under Tenant. Neither Owner's consent to any subletting nor anything contained in this Section and Section 11.03 shall be deemed to grant to any subtenant or other person claiming through or under Tenant the right to sublet all or any portion of the Demised Premises or to permit the occupancy of all or any portion of the Demised Premises by others. Neither any subtenant referred to in this Section and
Section 11.03 nor its heirs, distributees, executors, administrators, legal representatives, successors nor assigns, without the prior consent of Owner in each instance, shall (i) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in any sublease, in whole or in part, or (ii) sublet, or permit the subletting of, that part of the Demised Premises affected by such subletting or any part thereof, or (iii) permit such part of the Demised Premises affected by such subletting or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by any person other than such subtenant and any sublease shall provide that any violation of the foregoing provisions of this sentence shall be an event of default thereunder. The sale, pledge, transfer or other alienation of (a) the issued and outstanding capital stock of any corporate subtenant (unless such stock is publicly traded on any recognized security exchange or over-the-counter market) or (b) any interest in any partnership or joint venture subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed for the purposes of this Article as an assignment of such sublease which shall require the prior consent of Owner in each instance and any sublease shall so provide.

     Section 11.05. In the event that, at any time after Tenant may have assigned Tenant's interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in subsections 16.01(c) and
(d), or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to Section 16.01 based upon any of the Events of Default set forth in said subsections, Tenant, upon request of Owner given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Owner in the event of a disaffirmance or rejection or in the event of termination other than by act of Owner), shall
(i) pay to Owner all Fixed Rent, additional rent and other charges due and owing by the assignee to Owner under this Lease to and including the date of such disaffirmance, rejection or termination, and (ii) as "tenant", enter into a new lease with Owner of the Demised Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date unless sooner terminated as in such lease provided, at the same Fixed Rent and then executory terms, covenants and conditions as are contained in this Lease, except that (a) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (c) such new lease shall require Tenant to pay all increases in the Fixed Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 23 of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. In the event Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Owner's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Owner shall have the same rights and remedies against Tenant as if Tenant had entered into such new lease and such new lease had thereafter been terminated as at the commencement date thereof by reason of Tenant's default thereunder. Nothing contained in this Section shall be deemed to grant to Tenant any right to assign Tenant's interest in this Lease.

     Section 11.06. If Tenant is a corporation, Tenant shall have the privilege, without the consent of Owner to assign its interest in this Lease to any corporation which is a successor to Tenant either by merger or consolidation or purchase of all or substantially all of the assets, business and goodwill of Tenant, provided that such successor shall continue to operate in the Demised Premises the business conducted by Tenant in the Demised Premises on or about the Commencement Date. However, no such assignment shall be valid unless, within ten (10) days after the execution thereof, Tenant shall deliver to Owner (i) a duplicate original instrument of assignment in form and substance satisfactory to Owner, duly executed by Tenant, and (ii) an instrument in form and substance satisfactory to Owner, duly executed by the assignee, in which such assignee shall assume observance and performance of, and agree to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

     Section 11.07. A. As long as Tenant is not in default under any of the terms, convenants or conditions of this Lease on Tenant's part to be observed and performed beyond any applicable grace period for the curing of any such default, Tenant shall have the right, without the prior consent of Owner, to assign its interest in this Lease, for the use permitted in this Lease, to any subsidiary or affiliate of Tenant named herein, which is in the same general line of business as Tenant named herein and only for such period as it shall remain such subsidiary or affiliate. For the purposes of this Article: (a) a "subsidiary" of Tenant named herein shall mean any corporation not less than fifty-one (51%) percent of whose outstanding voting stock at the time shall be owned by Tenant named herein, and (b) an "affiliate" of Tenant named herein shall mean any corporation, partnership or other business entity which controls or is controlled by, or is under common control with Tenant named herein. For the purpose of the definition of "affiliate" the word "control" (including "controlled by" and "under common control with") as used with respect to any corporation, partnership or other business entity, shall mean the possession of the power to direct or cause the direction of the management and policies of such corporation, partnership or other business entity, whether through the ownership of voting securities or contract. No such assignment shall be valid or effective unless, within ten (10) days after the execution thereof, Tenant shall deliver to Landlord (I) a duplicate original instrument of assignment, in form and substance reasonably satisfactory to Owner, duly executed by Tenant, in which Tenant shall (a) waive all notices of default given to the assignee, and all other notices of every kind or description now or hereafter provided in this Lease, by statute or rule of law, and (b) acknowledge that Tenant's obligations with respect to this Lease shall not be discharged, released or impaired by (i) such assignment, (ii) any amendment or modification of this Lease, whether or not the obligations of Tenant are increased thereby,
(iii) any further assignment or transfer of Tenant's interest in this Lease,
(iv) any exercise, non-exercise or waiver by Landlord of any right, remedy, power or privilege under or with respect to this Lease, (v) any waiver, consent, extension, indulgence or other act or omission with respect to any other obligations of Tenant under this Lease, (vi) any act or thing which, but for the provisions of such assignment, might be deemed a legal or equitable discharge of a surety or assignor, to all of which Tenant shall consent in advance, and (c) expressly waive and surrender any then existing defense to its liability hereunder it being the purpose and intent of Owner and Tenant that the obligations of Tenant hereunder as assignor shall be absolute and unconditional under any and all circumstances, and (II) an instrument, in form and substance reasonably satisfactory to Owner, duly executed by the assignee, in which such assignee shall assume the observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

     B. As long as Tenant is not in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed and performed beyond any applicable grace period for the curing of any such default, Tenant shall have the right without the prior consent of Owner, to sublet to, or permit the use or occupancy of, all or any part of the Demised Premises by any subsidiary or affiliate (as said terms are defined in Section 11.07.A) of Tenant named herein for the use permitted in this Lease provided that such subsidiary or affiliate is in the same general line of business as the Tenant named herein and only for such period as it shall remain such subsidiary or affiliate and in the same general line of business as the Tenant named herein. However, no such subletting shall be valid unless, prior to the execution thereof, Tenant shall give notice to Owner of the proposed subletting, and within ten (10) days after the execution thereof, Tenant shall deliver to Owner an agreement, in form and substance reasonably satisfactory to Owner, duly executed by Tenant and said subtenant, in which said subtenant shall assume performance of and agree to be personally bound by, all of the terms, covenants and conditions of this Lease which are applicable to said subtenant and such subletting. Tenant shall give prompt notice to Owner of any such use or occupancy, and such use or occupancy shall be subject and subordinate to all of the terms, covenants and conditions of this Lease. No such use or occupancy shall operate to vest in the user or occupant any right or interest in this Lease or the Demised Premises. For the purpose of determining the number of subtenants or occupants in the Demised Premises, the occupancy of any such permitted subsidiary or affiliate of Tenant shall be deemed the occupancy of Tenant and such subsidiary or affiliate shall not be counted as a subtenant or occupant for the purposes of subsection C of
Section 11.03, and the provisions of subsection B of Section 11.03 relating to Owner's option to eliminate portions of the Demised Premises and the provisions of subsection C of Section 11.04 relating to Subletting Profit shall not be applicable to any proposed subletting to any such subsidiary or affiliate of Tenant pursuant to the provisions of this Section.


                                  ARTICLE 12

                         Owner's Initial Construction

     Section 12.01. Owner agrees to perform work and make installations in the Demised Premises (a) as set forth in Paragraph I of Schedule A and (b) as designated on Tenant's Plan referred to in Schedule A. Such work and installations are referred to as "Owner's Initial Construction". All of the terms, covenants and conditions of Schedule A are incorporated in this Lease by reference and shall be deemed a part of this Lease as though fully set forth in the body of this Lease.

                                  ARTICLE 13

                 Access To Demised Premises; Name of Building

     Section 13.01. Owner and its agents shall have the following rights in and about the Demised Premises: (i) to enter the Demised Premises at all times to examine the Demised Premises or for any of the purposes set forth in this Article or for the purpose of performing any obligation of Owner under this Lease or exercising any right or remedy reserved to Owner in this Lease, and if Tenant, its officers, partners, agents or employees shall not be personally present or shall not open and permit an entry into the Demised Premises at any time when such entry shall be necessary, to use a master key or to forceably enter the Demised Premises; (ii) to erect, install, use and maintain pipes, ducts and conduits in and through the Demised Premises; (iii) to exhibit the Demised Premises to others; (iv) to make such repairs, alterations, improvements or additions, or to perform such maintenance, including, but not limited to, the maintenance of all heating, air conditioning, elevator, plumbing, electrical and other mechanical facilities, as Owner may deem necessary or desirable; (v) to take all materials into and upon the Demised Premises that may be required in connection with any such decorations, repairs, alterations, improvements, additions or maintenance; and
(vi) to alter, renovate and decorate the Demised Premises at any time during the Demised Term if Tenant shall have removed all or substantially all of Tenant's property from the Demised Premises. The lessors under any ground or underlying lease and the holders of any mortgages affecting any such ground or underlying leases or the Building or the Real Property shall have the right to enter the Demised Premises from time to time through their respective employees, agents, representatives and architects to inspect the same or to cure any default of Owner or Tenant relating thereto. Owner shall have the right, from time to time, to change the number or designation by which the Building is commonly known. Owner will name the Building the "D'Arcy Masius Benton & Bowles" or "DMB&B" Building and will place appropriate plaques on the exterior of the Building to indicate such name employing Tenant's existing logotype. The size, type and location of such plaque shall be in Owner's sole discretion, provided, however, Owner agrees that such a plaque shall be located near any main entrance to the Building lobby. Notwithstanding the foregoing, in the event D'Arcy Masius Benton & Bowles, Inc., a subsidiary or affiliate pursuant to Section 11.07 or successor corporation pursuant to Section 11.06. in contradistinction to subtenants or other occupants, no longer occupies at least 250,000 rentable square feet of the Building or the number of rentable square feet contained in the floors originally to be leased by Tenant pursuant to the provisions of Section 1.01, as the same may be adjusted pursuant to the provisions of Article 37, Owner shall have the right to revoke such naming of the Building, remove any such plaque and name the Building after any other tenant. During such time as the Building is named after Tenant, Owner agrees that it will not permit any other tenant to maintain a sign in the lobby of the Building if a reasonable man could interpret such sign to mean that any such other tenant has a greater presence in the Building than Tenant's presence in the Building. In the event Owner wishes to rename the Building in accordance with the provisions of this Section 13.01, Owner agrees that provided Tenant, in contradistinction to subtenants or other occupants, at the time of such renaming, occupies at least 100,000 rentable square feet of the Building, Owner shall not name the Building after (i) any other tenant of the Building which occupies fewer rentable square feet than the rentable square feet then occupied by Tenant, in contradistinction to subtenants or other occupants, or (ii) any advertising agency.

     Section 13.02. All parts (except surfaces facing the interior of the Demised Premises) of all walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls, doors and entrances), all balconies, terraces and roofs adjacent to the Demised Premises, all space in or adjacent to the Demised Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air conditioning, plumbing. electrical, telecommunication and other mechanical facilities, closets, service closets and other Building facilities, and the use thereof, as well as access thereto through the Demised Premises for the purposes of operation, maintenance, alteration and repair, are hereby reserved to Owner. Owner also reserves the right at any time to change the arrangement or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets and other public parts of the Building, provided any such change does not permanently and unreasonably obstruct Tenant's access to the Demised Premises. Nothing contained in this Article shall impose any obligation upon Owner with respect to the operation, maintenance, alteration or repair of the Demised Premises or the Building.

     Section 13.03. Owner and its agents shall have the right to permit access to the Demised Premises, whether or not Tenant shall be present, to any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, any property of Tenant or any other occupant of the Demised Premises, or for any other lawful purpose, or by any representative of the fire, police, building, sanitation or other department of the City, State or Federal Governments. Neither anything contained in this Section, nor any action taken by Owner under this Section, shall be deemed to constitute recognition by Owner that any person other than Tenant has any right or interest in this Lease or the Demised Premises.

     Section 13.04. The exercise by Owner or its agents or by the lessor under any ground or underlying lease or the holder of any mortgage affecting the Building or the Real Property of any right reserved in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner, or its agents, or upon any lessor under any ground or underlying lease or upon the holder of any such mortgage, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. Notwithstanding the foregoing provisions of this Section, if the exercise of any right reserved in this Article results in all or any part of the Demised Premises being rendered untenantable and Owner receives insurance proceeds under its rent insurance policy in connection therewith, then the Fixed Rent shall abate in an amount equal to the insurance proceeds collected by Owner, as aforesaid.

     Section 13.05. Supplementing the provisions of Sections 13.01 and 13.02, Owner agrees that except in cases of emergency, any entry upon the Demised Premises pursuant to the provisions of said Sections shall be made at reasonable times, and only after reasonable advance notice (which may be mailed, delivered or left at the Demised Premises, notwithstanding any contrary provisions of
Article 27), and any work performed or installations made pursuant to said Sections shall be made with reasonable diligence and any such entry, work or installations shall be made in a manner designed to minimize interference with Tenant's normal business operations (however, nothing contained in this Sections shall be deemed to impose upon Owner any obligation to employ contractors or labor at overtime and other premium pay rates, except in cases of an emergency).

     Section 13.06. Further supplementing the provisions of Section 13.01, Owner's right to exhibit the Demised Premises to others shall be limited to insurance carriers and representatives, prospective purchasers of the Real Property, the Building, or Owner's interest in the Ground and Development Rights Lease, holders or prospective holders of any mortgage affecting the Real Property, or the Building or any ground or underlying lease, and other legitimate business visitors, and, during the last year of the Demised Term, any prospective tenants of the Demised Premises.

     Section 13.07. Further supplementing the provisions of Section 13.01, Owners agrees that any pipes, ducts or conduits installed in or through the Demised Premises during the Demised Term pursuant to the provisions of Section 13.01, shall either be concealed behind, beneath or within partitioning, columns, ceilings or floors, or completely furred at points immediately adjacent to partitioning, columns or ceilings, and that when the installation of such pipes, ducts or conduits shall be completed, such pipes, ducts or conduits shall not materially reduce the usable area of the Demised Premises.

                                  ARTICLE 14

                                  Vault Space


     Section 14.01. The Demised Premises do not contain any vaults, vault space or other space outside the boundaries of the Real Property, notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan. Owner makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Federal, State or Municipal Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner. Any fee, tax or charge imposed by any governmental authority for any such vault, vault space or other space shall be paid by Tenant.

                                  ARTICLE 15

                           Certificate of Occupancy


     Section 15.01. Tenant will not at any time use or occupy, or permit the use or occupancy of, the Demised Premises in violation of any Certificate (or Certificates) of Occupancy covering the Demised Premises. Owner agrees that a temporary or permanent Certificate (or Certificates) of Occupancy covering the Demised Premises will be in force on the Commencement Date permitting the Demised Premises to be used as "offices". However, neither such agreement, nor any other provision of this Lease, nor any act or omission of Owner, its agents or contractors, shall be deemed to constitute a representation or warranty that the Demised Premises, or any part thereof, may be lawfully used or occupied for any particular purpose or in any particular manner, in contradistinction to mere "office" use.


                                  ARTICLE 16

                                    Default

     Section 16.01. Upon the occurrence, at any time prior to or during the Demised Term, of any one or more of the following events (referred to as "Events of Default"):

          (a) if Tenant shall default in the payment when due of any installment of Fixed Rent or any increase in the Fixed Rent or in the payment when due of any additional rent and such default shall continue for a period of ten (10) days after notice by Owner to Tenant of such default; or

          (b) if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant's part to be observed or performed (other than the covenants for the payment of Fixed Rent, any increase in the Fixed Rent and additional rent) and Tenant shall fail to remedy such default within twenty (20) days after notice by Owner to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of twenty (20) days and Tenant shall not commence, promptly after receipt of such notice, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

          (c) if Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant's property; or

          (d) if, ninety (90) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant's property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant's property pursuant to which the Demised Premises shall be taken or occupied or attempted to be taken or occupied; or

          (e) if Tenant shall default in the observance or performance of any term, covenant or condition on Tenant's part to be observed or performed under any other lease with Owner of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

          (f) if Tenant's interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 11,

then, upon the occurrence, at any time prior to or during the Demised Term, of any one or more such Events of Default, Owner, at any time thereafter, at Owner's option, may give to Tenant a five (5) days' notice of termination of this Lease and, in the event such notice is given, this Lease and the Demised Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages and all other sums payable pursuant to the provisions of Article 18.

     Section 16.02. If, at any time (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant's obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant's interest in this Lease shall have been assigned, the word "Tenant", as used in subsections (c) and (d) of Section 16.01, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant's obligations under this Lease. Any monies received by Owner from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said subsections (c) and (d) shall be deemed paid as compensation for the use and occupation of the Demised Premises and the acceptance of any such compensation by Owner shall not be deemed an acceptance of rent or a waiver on the part of Owner of any rights under Section 16.01.


                                  ARTICLE 17

                                   Remedies

     Section 17.01. If Tenant shall default in the payment when due of any installment of Fixed Rent or in the payment when due of any increase in the Fixed Rent or any additional rent, and such default shall continue for a period of ten (10) days after notice by Owner to Tenant of such default, or if this Lease and the Demised Term shall expire and come to an end as provided in
Article 16:

          (a) Owner and its agents and servants may immediately, or at any time after such default or after the date upon which this Lease and the Demised Term shall expire and come to an end, re-enter the Demised Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Demised Premises and dispossess Tenant and any other persons from the Demised Premises and remove any and all of their property and effects from the Demised Premises; and

          (b) Owner, at Owner's option, may relet the whole or any part or parts of the Demised Premises, from time to time, either in the name of Owner or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Owner, in its sole discretion, may determine. Owner shall have no obligation to relet the Demised Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Demised Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Owner, at Owner's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Owner, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

     Section 17.02. Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Demised Premises, or to re-enter or repossess the Demised Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Owner, or (iii) any expiration or termination of this Lease and the Demised Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter", "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant's part to be observed or performed, Owner shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth is cumulative and shall not preclude Owner from invoking any other remedy allowed by law or in equity.

                                  ARTICLE 18

                                    Damages

     Section 18.01. If this Lease and the Demised Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Owner shall re-enter the Demised Premises as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

          (a) Tenant shall pay to Owner all Fixed Rent, additional rent and other charges payable under this Lease by Tenant to Owner to the date upon which this Lease and the Demised Term shall have expired and come to an end or to the date of re-entry upon the Demised Premises by Owner, as the case may be; and

          (b) Tenant shall also be liable for and shall pay to Owner, as damages, any deficiency (referred to as "Deficiency") between the Fixed Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Demised Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 17.01 for any part of such period (first deducting from the rents collected under any such reletting all of Owner's expenses in connection with the termination of this Lease or Owner's re-entry upon the Demised Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorney's fees, alteration costs and other expenses of preparing the Demised Premises for such reletting). Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent. Owner shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Owner's right to collect the Deficiency for any subsequent month by a similar proceeding. Solely for the purposes of this subsection (b), the term "Fixed Rent" shall mean the Fixed Rent in effect immediately prior to the date upon which this Lease and the Demised Term shall have expired and come to an end, or the date of re-entry upon the Demised Premises by Owner, as the case may be, adjusted, from time to time, to reflect any increases which would have been payable pursuant to any of the provisions of this Lease including, but not limited to, the provisions of Article 23 of this Lease if the term hereof had not been terminated; and

          (c) At any time after the Demised Term shall have expired and come to an end or Owner shall have reentered upon the Demised Premises, as the case may be, whether or not Owner shall have collected any monthly Deficiencies as aforesaid, Owner shall be entitled to recover from Tenant, and Tenant shall pay to Owner, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Fixed Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Demised Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of eight (8%) per cent per annum, less the aggregate amount of Deficiencies theretofore collected by Owner pursuant to the provisions of subsection (b) of this Section for the same periods. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Demised Premises, or any part thereof, shall have been relet by Owner for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting. Solely for the purposes of this subsection (c), the term "Fixed Rent" shall mean the Fixed Rent in effect immediately prior to the date upon which this Lease and the Demised Term shall have expired and come to an end, or the date of re-entry upon the Demised Premises by Owner, as the case may be, adjusted to reflect any increases in the Fixed Rent, including, but not limited to, any increases pursuant to the provisions of Article 23 for the Operating Year and Tax Year immediately preceding such event.

     Section 18.02. If the Demised Premises, or any part thereof, shall be relet together with other space in the Building or such reletting extends beyond what would have been the expiration of the Demised Term, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Article 18. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Nothing contained in Articles 16, 17 or this Article shall be deemed to limit or preclude the recovery by Owner from

Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Owner may be entitled in addition to the damages set forth in Section 18.01.


                                  ARTICLE 19

                         Fees and Expenses, Indemnity

     Section 19.01. If Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant's part to be observed or performed, Owner, at any time thereafter and without notice, in case of emergency and after the expiration of the applicable grace periods in all other cases, may remedy such default for Tenant's account and at Tenant's expense, without thereby waiving any other rights or remedies of Owner with respect to such default.

     Section 19.02. Tenant agrees to indemnify and save Owner and Owner's agents harmless of and from all loss, cost, liability, damage and expense including, but not limited to, reasonable counsel fees, penalties and fines, incurred in connection with or arising from (i) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed, or (ii) the breach or failure of any representation or warranty made by Tenant in this Lease or (iii) the use or occupancy or manner of use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, or (iv) any acts, omissions or negligence of Tenant or any such person, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person, in or about the Demised Premises or the Building either prior to, during, or after the expiration of, the Demised Term, including, but not limited to, any acts, omissions or negligence in the making or performing of any Alterations. Tenant further agrees to indemnify and save harmless Owner, Owner's agents, and the lessor or lessors under all ground or underlying leases, of and from all loss, cost, liability, damage and expense, including, but not limited to, reasonable counsel fees, incurred in connection with or arising from any claims by any persons by reason of injury to persons or damage to property occasioned by any use, occupancy, act, omission or negligence referred to in the preceding sentence. If any action or proceeding shall be brought against Owner or Owner's agents or the lessor or lessors under any ground or underlying lease, based upon any such claim and if Tenant, upon notice from Owner, shall cause such action or proceeding to be defended at Tenant's expense by counsel acting for Tenant's insurance carriers in connection with such defense or by other counsel reasonably satisfactory to Owner, without any disclaimer of liability by Tenant or such insurance carriers in connection with such claim, Tenant shall not be required to indemnify Owner, Owner's agents, or any such lessor for counsel fees in connection with such action or proceeding. Tenant shall maintain comprehensive public liability insurance against any claims by reason of personal injury, death and property damage occurring in or about the Demised Premises covering, without limitation, the operation of any private air conditioning equipment and any private elevators escalators or conveyors in or serving the Demised Premises or any part thereof, whether installed by Owner, Tenant or others, and shall furnish to Owner duplicate original policies of such insurance at least ten (10) days prior to the Commencement Date and at least ten (10) days prior to the expiration of the term of any such policy previously furnished by Tenant, in which policies Owner, its agents and any lessor under any ground or underlying lease shall be named as parties insured, which policies shall be issued by companies, and shall be in form and amounts, reasonably satisfactory to Owner.

     Section 19.03. Tenant shall pay to Owner, within five (5) days next following rendition by Owner to Tenant of bills or statements therefor: (i) sums equal to all expenditures made and monetary obligations incurred by Owner including, but not limited to, expenditures made and obligations incurred for reasonable counsel fees, in connection with the remedying by Owner, for Tenant's account pursuant to the provisions of Section 19.01, of any default of Tenant, and (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Section 19.02, and (iii) sums equal to all expenditures made and monetary obligations incurred by Owner including, but not limited to, expenditures made and obligations incurred for reasonable counsel fees, in collecting or attempting to collect the Fixed Rent, any additional rent or any other sum of money accruing under this Lease or in enforcing or attempting to enforce any rights of Owner under this Lease or pursuant to law, whether by the institution and prosecution of summary proceedings or otherwise; and (iv) all other sums of money (other than Fixed Rent) accruing from Tenant to Owner under the provisions of this Lease. Any sum of money (other than Fixed Rent) accruing from Tenant to Owner pursuant to any provision of this Lease including, but not limited to, the provisions of Schedule A, whether prior to or after the Commencement Date, may, at

Owner's option, be deemed additional rent, and Owner shall have the same remedies for Tenant's failure to pay any item of additional rent when due as for Tenant's failure to pay any installment of Fixed Rent when due. Tenant's obligations under this Article shall survive the expiration or sooner termination of the Demised Term.

     Section 19.04. If Tenant shall fail to make payment of any installment of Fixed Rent, or any increase in the Fixed Rent, or any additional rent within ten
(10) days after the date when such payment is due, Tenant shall pay to Owner, in addition to such installment of Fixed Rent or such increase in the Fixed Rent or such additional rent, as the case may be, as a late charge and as additional rent, a sum equal to two (2%) percent per annum above the then current prime rate charged by Citibank (N.A.) or its successor of the amount unpaid computed from the date such payment was due to and including the date of payment.

     Section 19.05. Supplementing the provisions of Section 5.02 if (i) Owner shall default in its obligation to make repairs solely in the Demised Premises, in accordance with the provisions of said Section 5.02, and (ii) Tenant shall notify Owner of the existence of such default, and (iii) Owner shall (x) fail to start to cure such default within thirty (30) days (or promptly in the event of an emergency) after said notice or shall fail thereafter to prosecute to completion with reasonable diligence the work necessary to cure such default, or
(y) fail to notify Tenant within thirty (30) days after said notice that Owner is unable to start to cure such default because of inability to obtain materials, or strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or by any other cause beyond Owner's reasonable control, whether or not such cause shall be similar in nature to those hereinbefore enumerated, then, but only in all such events and subject to the provisions set forth in the following provisions of this Section, Tenant may take action to cure such default. In the event Tenant takes any such action in accordance with the foregoing provisions of this Section to cure such default, any reasonable expenditures made by Tenant to cure such default shall be repaid by Owner to Tenant within twenty (20) days after demand provided, however, that Owner's failure to make such repayment shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or any set-off or deduction whatsoever against the rent and Tenant's sole remedy in such circumstances shall be to bring action against Owner for the amount claimed due. If Owner shall fail to make any such repayment when due, Owner shall pay to Tenant in addition to the amount of such repayment, as a late charge, a sum equal to two (2%) percent per annum above the then current prime rate charged by Citibank (N.A.) or its successor of the amount unpaid computed from the date such repayment was due to and including the date of payment. Owner, at Owner's election, may make such repayment in the form of a rent credit against the next accruing monthly installment of Fixed Rent.

     Section 19.06. Owner agrees to indemnify and save Tenant harmless of and from all loss, cost, liability, damage and expense including, but not limited to, reasonable counsel fees, penalties and fines incurred in connection with or arising from (i) any default by Owner in the performance or observance of any of the terms, covenants or conditions of this Lease on Owner's part to be observed or performed or (ii) any act, omissions or negligence of Owner or its employees, agents, contractors or servants in or about the Demised Premises or the Building either prior to, during, or after, the expiration of the Demised Term including, but not limited to any acts, omissions or negligence in making any alterations, repairs or maintenance of the Building or the Demised Premises which are Owner's obligation under this Lease. Owner further agrees to indemnify and save harmless Tenant of and from all loss, cost, liability, damage, and expense, including, but not limited to, reasonable counsel fees incurred in connection with or arising from any claims by any persons or damage to property occasioned by any act, omission or negligence referred to in the preceding sentence. If any action or proceeding shall be brought against Tenant based upon any such claim and if Owner, upon notice from Tenant, shall cause such action or proceeding to be defended at Owner's expense by counsel acting for Owner's insurance carriers in connection with such defense or by other counsel reasonably satisfactory to Tenant, without any disclaimer of liability by Owner in connection with such claim, Owner shall not be required to indemnify Tenant or Tenant's agents for counsel fees in connection with such action or proceeding.

     Section 19.07. Owner shall pay to Tenant, within five (5) days next following rendition by Tenant to Owner of statements therefor (in reasonable detail), or shall credit Tenant, at Owner's election, against the next accruing monthly installments of Fixed Rent, sums equal to all loss, costs, liabilities, damages and expenses referred to in Section 19.06. If there are not enough installments of Fixed Rent remaining in the Demised Term for any such credit to be fully applied or if the Demised Term shall have expired at the time Tenant renders any such statement. Owners shall pay to Tenant, within five (5) days next following rendition of any such statement, either the portion of such credit which could not be applied to the remaining instalments of Fixed Rent or the total amount of such credit if such statement be rendered after the expiration of the Demised Term, as the case may be. If Owner shall fail to make any such payment when due, Owner shall pay to Tenant in addition to the amount of such payment, as a late charge, a sum equal to two (2%) percent per annum above the then current prime rate charged by Citibank (N.A.) or its successor of the amount unpaid computed from the date such payment was due to and including the date of payment. Owner's obligations under this Article shall survive the expiration or sooner termination of the Demised Term.


                                  ARTICLE 20

                               Entire Agreement

     Section 20.01. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease. Neither Owner nor Owner's agents have made any representations or warranties with respect to the Demised Premises, the Building, the Real Property or this Lease except as expressly set forth in this Lease and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this Lease. This Lease may not be changed, modified or discharged, in whole or in part, orally and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this Lease or any obligations under this Lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought. All references in this Lease to the consent or approval of Owner shall be deemed to mean the written consent of Owner, or the written approval of Owner, as the case may be, and no consent or approval of Owner shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Owner.


                                  ARTICLE 21

                                  End of Term

     Section 21.01. On the date upon which the Demised Term shall expire and come to an end, whether pursuant to any of the provisions of this Lease or by operation of law, and whether on or prior to the Expiration Date. Tenant, at Tenant's sole cost and expense, (i) shall quit and surrender the Demised Premises to Owner, broom clean and in good order and condition, ordinary wear and damage or destruction by fire, and other casualty and repairs for which Tenant is not liable under the provisions of this Lease excepted, and (ii) shall remove all of Tenant's Personal Property and all other property and effects of Tenant and all persons claiming through or under Tenant required to be removed from the Demised Premises and the Building, and (iii) shall repair all damage to the Demised Premises occasioned by such removal. Owner shall have the right to retain any property and effects which shall remain in the Demised Premises after the expiration or sooner termination of the Demised Term, and any net proceeds from the sale thereof, without waiving Owner's rights with respect to any default by Tenant under the foregoing provisions of this Section. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Owner may institute to enforce the foregoing provisions of this Article. If said date upon which the Demised Term shall expire and come to an end shall fall on a Sunday or holiday, then Tenant's obligations under the first sentence of this Section shall be performed on or prior to the Saturday or business day immediately preceding such Sunday or holiday. Tenant's obligations under this Section shall survive the expiration or sooner termination of the Demised Term.


                                  ARTICLE 22

                                Quiet Enjoyment

     Section 22.01. Owner covenants and agrees with Tenant that upon Tenant paying the Fixed Rent and additional rent reserved in this Lease and observing and performing all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises during the Demised Term, subject, however, to the terms, covenants and conditions of this Lease including, but not limited to, the provisions of Section 42.01, and subject to the ground and underlying leases and the mortgages referred to in Article 7.


                                  ARTICLE 23

                          Tax and Operating Payments

     Section 23.01. In the determination of any increase in the Fixed Rent under the provisions of this Article, Owner and Tenant agree as follows:

     A. The term "Tax Year" shall mean each fiscal year commencing July 1st and ending on the following June 30th which shall include any part of the Demised Term.

     B. The term "Operating Year" shall mean each calendar year which shall include any part of the Demised Term.

     C. The term "Taxes" shall be deemed to include all real estate taxes and assessments, special or otherwise, upon or with respect to the Real Property imposed by the City or County of New York or any other taxing authority. If, due to any change in the method of taxation, any franchise, income, profit, sales, rental, use and occupancy or other tax shall be substituted for or levied against Owner or any owner or lessee of the Building or the Real Property, in lieu of any real estate taxes or assessments upon or with respect to the Real Property, such tax shall be included in the term "Taxes" for the purposes of this Article.

     D. Owner has applied for a certificate of eligibility from the Department of Finance of the City of New York determining that Owner is eligible to apply for a deferral of tax payments for the Real Property pursuant to the provisions of Chapter 56-A of the Administrative Code of the City of New York and the regulations promulgated pursuant to such Chapter and Owner represents to Tenant that Owner is so eligible. Any such tax deferral for the Real Property is referred to as "Tax Deferral" and the period of such Tax Deferral is referred to as the "Tax Deferral Period". Owner agrees that Tenant shall not be required to
(a) pay Taxes or charges which become due because of the willful neglect or fraud by Owner in connection with the program under which Owner shall receive the Tax Deferral or (b) otherwise relieve or indemnify Owner from any personal liability arising under Section 1319 of the Administrative Code of the City of New York, except where imposition of such Taxes, charges or liability is occasioned by actions of Tenant in violation of this Lease. Tenant agrees to report to Owner, as often as is necessary under such regulations, the number of workers engaged in employment in the Demised Premises, the nature of each worker's employment and the residency of each worker and to provide access to the Demised Premises by employees and agents of the Department of Finance of the City of New York at all reasonable times at the request of Owner. Tenant represents to the Owner that, within the seven (7) years immediately preceding the date of this Lease, Tenant has not been adjudged by a court of competent jurisdiction to have been guilty of (x) an act, with respect to a building, which is made a crime under the provisions of Article 150 of the Penal Law of the State of New York or any similar law of another state, or (y) any act made a crime or violation by the provisions of Section 235 of the Real Property Law of the State of New York, nor is any charge for a violation of such laws presently pending against Tenant. Tenant further agrees to cooperate with Owner in compliance with such Chapter and regulations to aid Owner in obtaining and maintaining the Tax Deferral. Owner agrees to attempt to obtain and maintain the Tax Deferral for the Tax Deferral Period and agrees that in the event Owner shall be unable to obtain or maintain the Tax Deferral during such Period that the term "Taxes" set forth in subsection C of this Section 23.01 shall nonetheless be deemed adjusted as if Owner had obtained and maintained the Tax Deferral during such Period.

     E. The term "Tenant's Proportionate Share" shall mean forty-four and 19/100 (44.19%) percent.

     F. The term "Owner's Tax Statement" shall mean a statement containing a computation of any increase in the Fixed Rent pursuant to the provisions of
Section 23.02, together with a copy of the applicable tax bills.

     G. The term "Owner's Operating Expense Statement" shall mean a statement containing a computation of any increase in the Fixed Rent pursuant to the provisions of Section 23.04.

     H. The term "Operating Expenses" shall mean the aggregate cost and expense incurred by Owner in the operation, maintenance, management and security of the Real Property and any plazas, sidewalks and curbs adjacent thereto including, without limitation, the cost and expense of the following: salaries, wages, medical, surgical and general welfare and other so-called "fringe" benefits (including group insurance and retirement benefits) for employees of Owner or any contractor of Owner engaged in the cleaning, operation, maintenance or management of the Real Property or engaged for security purposes and/or for receiving or transmitting deliveries to and from the Building,and payroll taxes and workmen's compensation insurance premiums relating thereto, gas, steam (without giving effect to any repayment by the public utility supplying such steam to Owner on account of a prepayment made by Owner to such public utility for bringing steam service to the Real Property), water, sewer rental, electricity, utility taxes, rubbish removal, fire, casualty, liability, rent and other insurance carried by Owner, repairs, repainting of common areas, replacement, maintenance of grounds, Building supplies, uniforms and cleaning thereof, snow removal, window cleaning, service contracts with independent contractors for any of the foregoing (including, but not limited to, elevator, air conditioning and fire alarm and communication equipment maintenance), management fees (whether or not paid to any person, firm or corporation having an interest in or under common ownership with Owner or any of the persons, firms or corporations comprising Owner), legal fees and disbursements and other expenses, including, without limitation, legal fees and expenses incurred in connection with any application or proceeding brought for reduction of the actual and/or transitional assessed valuations of the Real Property or any part thereof, and legal fees for summary proceedings to dispossess tenants and the enforcement of leases, auditing fees, and all other costs and expenses incurred in connection with the operation, maintenance, management and security of the Real Property, and any plazas, sidewalks and curbs adjacent thereto, but excluding, nevertheless, the cost and expense of the following: (i) leasing commissions; (ii) management fees in excess of generally prevailing rates in the Borough of Manhattan for buildings of like class and character; (iii) executives' salaries above the grade of building manager and superintendent;
(iv) capital improvements and replacements which under generally accepted accounting principles and practice would be classified as capital expenditures, except the cost and expense of any improvement, alteration, replacement or installation made or performed after completion of the construction of the Building which is either (a) required by law (unless such expenditure was required to be made in order for Owner to reasonably obtain a Certificate of Occupancy for the Demised Premises or the Building or (b) designed, in Owner's reasonable judgment, to result in savings or reductions in Operating Expenses or
(c) designed, in Owner's reasonable judgment, to benefit the tenants of the Building (such improvements, alterations, replacements and installations are referred to as "Included Improvements"); the cost and expense of Included Improvements shall be included in Operating Expenses for any Operating Year to the extent of (x) the annual amortization or depreciation of the cost and expense to Owner of such Included Improvements, as amortized on a straight line basis over ten (10) years, plus (y) an annual charge for interest upon the unamortized or undepreciated portions of such cost and epense at the average prime rate during the Operating Year in question; (v) any other item which under generally accepted accounting principles and practice would not be regarded as an operating, maintenance or management expense; (vi) any item for which Owner is compensated through proceeds of insurance and, if Owner does not carry fire and extended coverage insurance for the Building, any item for which Owner would be compensated under fire and extended coverage policies generally carried by owners of like buildings; (vii) any cost to Owner for services rendered to a tenant by Owner above and beyond those services generally rendered by Owner to tenants in the Building without specific compensation therefor, (viii) franchise or income taxes of Owner, (ix) costs incurred in connection with the transfer or disposition of Owner's interest in the Building; (x) any cost representing an amount paid to (a) any entity which controls, is controlled by, or is under common control with, Owner or (b) any person related by blood or marriage to any shareholder or partner of Owner, which is in excess of the amount which would be paid in the absence of such control or relationship; (xi) depreciation of the Building and equipment located therein (other than Included Improvements); (xii) all costs incurred in connection with the initial construction of the Building including the removal of any violations therefrom and the cost of repairing any defects in (a) the initial construction thereof or, (b) Owner's Initial Construction, of which Owner has been given notice within one (1) year after the Commencement Date; (xiii) costs incurred to comply with legal requirements in effect at the time of completion of the Building if such compliance was required in order for Owner to initially obtain a Certificate of Occupancy for the Building; (xiv) the cost of increasing the size of the initial Building; (xv) legal and auditing fees, other than legal and auditing fees hereinabove enumerated in the definition of "Operating Expenses", incurred in Connection with the operation, maintenance and management of the building; (xvi) the cost of any electric current furnished to any tenant space in the Building; (xvii) any cost incurred by Owner to the extent Owner is entitled to specific reimbursement therefor by any tenant or other occupant of the Building; (xviii) advertising and promotion expenses; (xix) ground rent and any rent, additional rent or other charge under any ground lease including, but not limited to, the Ground and Development Rights Lease; (xx) all costs of constructing any space in the Building for occupancy by a tenant; (xxi) Taxes; (xxii) debt service and other costs of financing or refinancing; (xxiii) costs incurred in performing work on the adjacent Broadway Theater; and (xxiv) if Tenant exercises its option set forth in Section 29.04.A to arrange for the cleaning of the Demised Premises at its own cost and expense, the costs attributable to cleaning (other than window cleaning) any rentable areas of the Bui1ding.

     I. The term "Monthly Escalation Installment" shall mean a sum equal to one-twelfth (1/12) of the increase in the Fixed Rent payable pursuant to the provisions of subsection 23.04 A for the Operating Year with respect to which Owner has most recently rendered an Owner's Operating Expense Statement, appropriately adjusted to reflect (i) in the event such Operating Year is a partial calendar year, the increase in the Fixed Rent which would have been payable for such Operating Year if it had been a full calendar year, and (ii) the amount by which current Operating Expenses as reasonably estimated by Owner exceed Operating Expenses as reflected in such Owner's Operating Expense Statement; and (iii) any net credit balance to which Tenant may be entitled pursuant to the provisions of subsection 23.05 C.

     J. The term "Monthly Escalation Installment Notice" shall mean a notice given by Owner to Tenant which sets forth the current Monthly Escalation Installment; such Notice may be contained in a regular monthly rent bill, in an Owner's Operating Expense Statement, or otherwise, and may be given from time to time, but not more than monthly, at Owner's election.

     Section 23.02. A. The Fixed Rent for each Tax Year shall be increased by a sum equal to Tenant's Proportionate Share of Taxes for such Tax Year.

     B. Unless the Commencement Date shall occur on a July 1st, any increase in the Fixed Rent pursuant to the provisions of subsection A of this Section
23.02 (or the Tax Year in which the Commencement Date shall occur shall be apportioned in that percentage which the number of days in the period from the Commencement Date to June 30th of such Tax Year, both inclusive, shall bear to the total number of days in such Tax Year. Unless the Demised Term shall expire on a June 30th, any increase in the Fixed Rent pursuant to the provisions of said subsection A for the Tax Year in which the date of the expiration of the Demised Term shall occur shall be apportioned in that percentage which the number of days in the period from July 1st of such Tax Year to such date of expiration, both inclusive, shall bear to the total number of days in such Tax Year.

     Section 23.03. A. Owner shall render to Tenant, either in accordance with the provisions of Article 27 or by personal delivery at the Demised Premises, Attn. Chief Financial Officer, an Owner's Tax Statement or Statements with respect to each Tax Year, either prior to or during such Tax Year. Owner's failure to render an Owner's Tax Statement with respect to any Tax Year shall not prejudice Owner's right to render an Owner's Tax Statement with respect to any subsequent Tax Year nor shall it deprive Tenant of any credit to which it otherwise might be entitled to for any Tax Year pursuant to the provisions of subsection C of this Section 23.03. Tenant acknowledges that under present law, Taxes are payable by Owner (i) with respect to a fiscal year commencing July 1st and ending on the following June 30th, and (ii) in two (2) installments, in advance, the first of which is payable on July 1st, and the second and final payment of which is payable on the following January 1st. Within ten (10) days next following rendition of the first Owner's Tax Statement which shows an increase in the Fixed Rent for any Tax Year, Tenant shall pay to Owner one-half of the amount of the increase shown upon such Owner's Tax Statement for such Tax Year (including any apportionment pursuant to the provisions of Subsection B of Section 23.02); and, subsequently, provided Owner shall have rendered to Tenant an Owner's Tax Statement. Tenant shall pay to Owner not later than thirty (30) days prior to the date on which the installment of Taxes is required to be paid by Owner a sum equal to one half (1/2) of Tenant's Proportionate Share of Taxes payable with respect to such Tax Year as shown on such Owner's Tax Statement. Tenant further acknowledges that is the purpose and intent of this Section 23.03 to provide Owner with Tenant's Proportionate Share of the increases in the Fixed Rent pursuant to the provisions of this subsection A thirty (30) days prior to the time such installment of Taxes is required to be paid by Owner without penalty or interest. Accordingly, Tenant agrees if the number of such installments and or the date of payment thereof and/or the fiscal year used for the purpose of Taxes shall change then (a) at the time that any such revised installment is payable by Owner, Tenant shall pay to

Owner the amount which shall provide Owner with Tenant's Proportionate Share of the increases in the Fixed Rent pursuant to the provisions of Section 23.02.A. applicable to the revised installment of Taxes then required to be paid by Owner, and (b) this Article shall be appropriately adjusted to reflect such change and the time for payment to Owner of Tenant's Proportionate Share of any increase in Taxes as provided in this Article shall be appropriately revised so that Owner shall always be provided with Tenant's Proportionate Share of the increase in the Fixed Rent thirty (30) days prior to the installment of Taxes required to be paid by Owner. Notwithstanding the foregoing provisions of this subsection A to the contrary, in the event the holder of any mortgage affecting any ground or underlying lease, including, but not limited to the Ground and Development Rights Lease, shall require Owner to make monthly deposits on account of real estate taxes, then this Article shall be appropriately adjusted to reflect the requirement that Owner make monthly deposits on account of real estate taxes to that Owner shall always be provided with one-twelfth (1/12th) of Tenant's Proportionate Share of such increase in the Fixed Rent with respect to any Tax Year thirty (30) days prior to the payment by Owner of such monthly deposits on account of real estate taxes.

     B. Tenant acknowledges that its obligations under the provisions of subsection 23.02.A. will be greater if Owner fails to obtain a Tax Deferral and agrees that, subject to the provisions of the last sentence of subsection D of
Section 23.01. Owner shall have no liability to Tenant nor shall Tenant be entitled to any abatement or diminution of rent if Owner fails to obtain a Tax Deferral. Tenant further acknowledges that its obligations under the provisions of subsection 23.02.A. shall increase during and at the expiration of the Tax Deferral Period as the law and regulations pursuant to which Owner may obtain a Tax Deferral provides for limited deferrals of tax payments for the first (1st) seven tax years following the issuance of a certificate of eligibility (100% for the first three years, 80% for the fourth year, 60% for the fifth year, 40% for the sixth year and 20% for the seventh year) and the payment by Owner of the total amount of tax payments deferred commencing in the eleventh tax year following the issuance of a certificate of eligibility, through and including the twentieth tax year following such issuance, by adding an amount equal to 10% of the total amount of tax payments deferred to the amount of tax otherwise assessed and payable in each such tax year.

     C. If, as a result of any application or proceeding brought by or on behalf of Owner for reduction of the assessed valuation of the Real Property there shall be a decrease in Taxes for any Tax Year with respect to which Owner shall have previously rendered an Owner's Tax Statement, the next monthly instalment or instalments of Fixed Rent following such decrease shall include an adjustment of the Fixed Rent for such Tax Year reflecting a credit to Tenant equal to the amount by which (i) the Fixed Rent actually paid by Tenant with respect to such Tax Year (as increased pursuant to the operation of the provisions of subsection A of Section 23.02), shall exceed (ii) the Fixed Rent payable with respect to such Tax Year (as increased pursuant to the operation of the provisions of subsection A of Section 23.02) based upon such reduction of the assessed valuation.

     Section 23.04. A. The Fixed Rent for each Operating Year shall be increased by a sum equal to Tenant's Proportionate Share of Operating Expenses for such Operating Year.

     B. Unless the Commencement Date shall occur on a January 1st, any increase in the Fixed Rent pursuant to the provisions of subsection A of this
Section 23.04 for the Operating Year in which the Commencement Date shall occur shall be apportioned in that percentage which the number of days in the period from the Commencement Date to December 31st of such Operating Year, both inclusive, shall bear to the total number of days in such Operating Year. Unless the Demised Term shall expire on a December 31st, any increase in the Fixed Rent pursuant to the provisions of subsection A of this Section 23.04 for the Operating Year in which the date of the expiration of the Demised Term shall occur shall be apportioned in that percentage which the number of days in the period from January 1st of such Operating Year to such date of expiration, both inclusive, shall bear to the total number of days in such Operating Year.

     C. In the determination of any increase in the Fixed Rent pursuant to the foregoing provisions of this Section 23.04, if the Building shall not have been fully occupied during any Operation Year, Operating Expenses for such Operating Year shall be equitably adjusted (by including such additional expenses as Owner would have incurred) to the extent, if any, required to reflect full occupancy.

     Section 23.05. A. Owner shall render to Tenant, either in accordance with the provisions of Article 27 or by personal delivery at the Demised Premises, Attn. Chief Financial Officer, an Owner's Operating Expense Statement with respect to each Operating Year on or before the next succeeding October 1st. Owner's failure to render an Owner's Operating Expense Statement with respect to any Operating Year shall not prejudice Owner's right to render an Owner's Operating Expense Statement with respect to any subsequent Operating Year.

     B. Within fifteen (15) days next following rendition of the first Owner's Operating Expense Statement which shows an increase in the Fixed Rent for any Operating Year. Tenant shall pay to Owner the entire amount of such increase. In order to provide for current payments on account of future increases in the Fixed Rent payable by Tenant pursuant to the provisions of subsection 23.04 A, Tenant shall also pay to Owner at such time, provided Owner has given to Tenant a Monthly Escalation Installment Notice, a sum equal to the product of (i) the Monthly Escalation Installment set forth in such notice multiplied by (ii) the number of months or partial months which shall have elapsed between January 1st of the Operating Year in which such payment is made and the date of such payment less any amounts theretofore paid by Tenant to Owner on account of increases in the Fixed Rent for such Operating Year pursuant to the provisions of the penultimate sentence of this Section 23.05B; thereafter Tenant shall make payment of a Monthly Escalation Installment throughout each month of the Demised Term. Monthly Escalation Installments shall be added to and payable as part of each monthly installment of Fixed Rent. Notwithstanding anything to the contrary contained in the foregoing provisions of this Article, prior to the rendition of the first Owner's Operating Expense Statement which shows an increase in the Fixed Rent for any Operating Year, Owner may render to Tenant a pro-forma Owner's Operating Expense Statement containing a bona fide estimate of the increase in the Fixed Rent for the Operating Year in which the Commencement Date shall occur. Following the rendition of such pro-forma Owner's Operating Expense Statement, Tenant shall pay to Owner a sum equal to one twelfth (1/12) of the estimated increase in the Fixed Rent shown thereon for such Operating Year multiplied by the number of months which may have elapsed between the Commencement Date and the month in which such payment is made and thereafter pay to Owner, on the first day of each month of the Demised Term (until the rendition by Owner of the first Owner's Operating Expense Statement) a sum equal to one-twelfth (1/12) of the increase in the Fixed Rent shown on such pro-forma Owner's Operating Expense Statement. Any sums paid pursuant to the provisions of the immediately preceding sentence shall be credited against the sums required to be paid by Tenant to Owner pursuant to the Owner's Operating Expense Statement for the first Operating Year for which there is an increase in the Fixed Rent pursuant to the provisions of subsection A.

     C. Following rendition of the first Owner's Operating Expense Statement and each subsequent Owner's Operating Expense Statement a reconciliation shall be made as follows: Tenant shall be debited with any increase in the Fixed Rent shown on such Owner's Operating Expense Statement and credited with the aggregate amount, if any, paid by Tenant in accordance with the provisions of subsection B of this Section on account of future increases in the Fixed Rent pursuant to subsection 23.04 A which has not previously been credited against increased in the Fixed Rent shown on Owner Operating Expense Statements. Tenant shall pay any net debit balance to Owner within fifteen (15) days next following rendition by Owner, either in accordance with the provisions of Article 27 or by personal delivery at the Demised Premises of an invoice for such net debit balance, Attn. Chief Financial Officer; any net credit balance shall be applied as an adjustment against the next accruing Monthly Escalation Installment as provided in subsection I of Section 23.01 (unless there is no such Monthly Escalation Installment remaining, in which event any net credit balance shall be payable by Owner to Tenant within fifteen (15) days next following the rendition of said Owner's Operating Expense Statement.) In the event Tenant shall be required to pay any net debit balance to Owner, as aforesaid, or Owner shall be required to apply any net credit balance as aforesaid, the party required to pay such net debit balance or make such application, as the case may be, shall also pay interest on such amount at the rate equal to two (2%) percent per annum above the then current prime rate charged to Citibank (N.A.), or its successor, computed from the date of each Monthly Escalation Installment Notice (with respect to any net debit balance) or each Monthly Escalation Installment Payment (with respect to any net credit balance), as the case may be, to and including the date of the payment of such net credit balance or the application of such net credit balance, as the case may be.

     Section 23.06. A. In the event of any dispute between Owner and Tenant arising out of the application of the Operating Expenses provisions of this Article, including, but not limited to, any increases in the Fixed Rent set forth in any Owner's Operating Expense Statement, such dispute shall be determined by arbitration in accordance with the provisions of Article 36. Owner and Tenant acknowledge that with respect to the payment of Taxes and Operating Expenses, this Lease shall be deemed a "Net Lease" and, accordingly, it is the intention of this Article that Tenant shall pay to Owner, throughout the Demised Term, Tenant's Proportionate Share of one-hundred (100%) percent of Taxes and Operating Expenses payable by Owner. Notwithstanding any dispute and submission to arbitration, and to legal proceedings in accordance with the provisions of Article 36, any increase in the Fixed Rent shown upon any Owner's Tax Statement. Owner's Operating Expense Statement or any Monthly Escalation Installment Notice shall be payable by Tenant within the time limitation set forth in this Article. If the determination in such arbitration or legal proceedings hsal be adverse to Owner, any amount paid by Tenant to Owner in excess of the amount determined to be properly payable shall be credited against the next accruing installments of Fixed Rent due under this Lease. However, if there are no such installments, such amount shall be paid by Owner to Tenant within ten (10) days following such determination.

     B. In the event Tenant disagrees with any computation or other matter contained in any Owner's Tax Statement or any Owner's Operating Expense Statement or any Monthly Escalation Installment Notice, Tenant shall have the right to give notice to Owner within ninety (90) days next following rendition of such Statement or Notice setting forth the particulars of such disagreement. If the matter is not resolved within sixty (60) days next following the giving of such Notice by Tenant, it shall be deemed a dispute which either party may submit to arbitration pursuant to the provisions of subsection A of this Section. If (i) Tenant does not give a timely notice to Owner in accordance with the foregoing provisions of this subsection disagreeing with any computation or other matter contained in any Owner's Tax Statement or any Owner's Operating Expense Statement or any Monthly Escalation Installment Notice and setting forth the particulars of such disagreement, or (ii) if any such timely Notice shall have been given by Tenant, the matter shall not have been resolved and neither party shall have submitted the dispute to arbitration within sixty (60) days next following the giving of such Notice by Tenant, Tenant shall be deemed conclusively to have accepted such Owner's Tax Statement or such Owner's Operating Expense Statement or Monthly Escalation Installment Notice, as the case may be, and shall have no further right to dispute the same.

     C. Tenant or Tenant's accountants shall have the right to examine those portions of Owner's records which pertain to Operating Expenses and which are required to verify the accuracy of any amounts shown on any Owner's Operating Expense Statement, provided Tenant shall notify Owner of its desire to so examine such records within sixty (60) days next following the rendition of such Owner's Operating Expense Statement. Owner shall make such records available promptly in its offices in New York City. If Tenant shall fail to (a) so notify Owner of its desire to so examine such records within said sixty (60) day period next following rendition of such Owner's Operating Expense Statement or (b) so examine such records within ninety (90) days next following rendition of such Owner's Operating Expense Statement then Tenant shall have no further right to examine such records with respect to such Statement.

     Section 23.07. A. Owner, upon timely request of tenants in the Building occupying at least 500,000 rentable square feet, will make appropriate protest of any proposed real estate tax assessment for any fiscal tax year subsequent to the fiscal tax year during which the Commencement Date shall occur or will institute proceedings seeking to reduce any such assessment and use reasonable efforts to effect a reduction of such proposed assessment, provided, however, that (i) as a condition of Owner's obligation to make such protest or institute such proceedings. Tenant shall agree, in writing, to assume the entire cost of such protest or proceedings, including reasonable counsel fees (to the extent that such cost is not recoverable by Owner from other tenants in the Building pursuant to the provisions of the respective leases of such tenants, in the event of any question as to whether any such cost is so recoverable from other tenants in the Building, the certification of the Certified Public Accountant employed by Owner shall be deemed conclusive with respect to such question) and to pay such cost to Owner, upon demand, as additional rent, and (ii) the method and manner of conducting such protest or proceeding, including the selection of counsel, shall be solely within the judgment of Owner, and (iii) Owner may cancel, discontinue or settle such protest or proceedings, if, in Owner's reasonable judgment, such cancellation, discontinuance or settlement is deemed advisable.

     B. Owner agrees that if Owner shall in any other lease in the Building afford to a tenant thereunder greater rights than are provided in subsection A of this Section, then such subsection A shall be deemed modified to include such greater rights, and upon request of Tenant. Owner and Tenant shall enter into an agreement, in form reasonably satisfactory to Owner, modifying such subsection A of this Section to incorporate such greater rights. Owner will notify Tenant if Owner enters in any such lease with greater rights.

     C. If any other leases in the Building contain provisions similar to those contained in subsection A of this Section obligating the tenants thereunder to assume the costs of any such protests or proceedings referred to therein, then any such costs shall be equitably apportioned among Tenant and any such other tenants making a similar request on the basis of the square footage then leased to Tenant and such other tenants.

     Section 23.08. The obligations of Owner and Tenant under the provisions of this Article with respect to any increase in the Fixed Rent, or any credit to which Tenant may be entitled shall survive the expiration or any sooner termination of the Demised Term. All sums payable by Tenant under this Article shall be collectible by Owner in the same manner as Fixed Rent.

                                  ARTICLE 24

                                   No Waiver

     Section 24.01. Neither any option granted to Tenant in this Lease or in any collateral instrument to renew or extend the Demised Term, nor the exercise of any such option by Tenant, shall prevent Owner from exercising any option or right granted or reserved to Owner in this Lease or in any collateral instrument or which Owner may have by virtue of any law, to terminate this Lease and the Demised Term or any renewal or extension of the Demised Term either during the original Demised Term or during the renewed or extended term. Any termination of this Lease and the Demised Term shall serve to terminate any such renewal or extension of the Demised Term and any right of Tenant to any such renewal or extension, whether or not Tenant shall have exercised any such option to renew or extend the Demised Term. Any such option or right on the part of Owner to terminate this Lease shall continue during any extension or renewal of the Demised Term. No option granted to Tenant to renew or extend the Demised Term shall be deemed to give Tenant any further option to renew or extend.

     Section 24.02. No act or thing done by Owner or Owner's agents during the Demised Term shall constitute a valid acceptance of a surrender of the Demised Premises or any remaining portion of the Demised Term except a written instrument accepting such surrender, executed by Owner. No employee of Owner or of Owner's agents shall have any authority to accept the keys of the Demised Premises prior to the termination of this Lease and the Demised Term, and the delivery of such keys to any such employee shall not operate as a termination of this Lease or a surrender of the Demised Premises; however, if Tenant desires to have Owner sublet the Demised Premises for Tenant's account. Owner or Owner's agents are authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby relieves Owner of any liability for loss of, or damage to, any of Tenant's property or other effects in connection with such subletting. The failure of Owner or Tenant to seek redress for breach or violation of, or to insist upon the strict performance of, any term, covenant or condition of this Lease on the other party's part to be observed or performed, shall not prevent a subsequent act or omission which would have originally constituted a breach or violation of any such term, covenant or condition from having all the force and effect of an original breach or violation. The receipt by Owner of rent or payment by Tenant with knowledge of the breach or violation by Tenant or Owner as the case may be, of any term, covenant or condition of this Lease on the other party's part to be observed or performed shall not be deemed a waiver of such breach or violation. Owner's failure to enforce any Building Rule against Tenant or against any other tenant or occupant of the Building shall not be deemed a waiver of any such Building Rule. No provision of this Lease shall be deemed to have been waived by Owner or Tenant unless such waiver shall be set forth in a written instrument executed by Owner and Tenant. No payment by Tenant or receipt by Owner of a lesser amount than the aggregate of all Fixed Rent and additional rent then due under this Lease shall be deemed to be other than an account of the first accruing of all such items of Fixed Rent and additional rent then due, no endorsement or statement on any check and no letter accompanying any check or other rent payment in any such lessor amount and no acceptance of any such check or other such payment by Owner shall constitute an accord and satisfaction, and Owner may accept any such check or payment without prejudice to Owner's right to recover the balance of such rent or to pursue any other legal remedy.

                                  ARTICLE 25

                        Mutual Waiver of Trial by Jury

     Section 25.01. Owner and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Owner or Tenant against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, the use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy, however, the foregoing waiver shall not apply to any action for personal injury or property damage. The provisions of the foregoing sentence shall survive the expiration or any sooner termination of the Demised Term. If Owner commences any summary proceeding for non-payment of rent, Tenant agrees not to interpose any non-compulsory counterclaim of whatever nature or description in any such proceeding.


                                  ARTICLE 26

                             Inability to Perform

     Section 26.01. If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Owner's reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated, Owner is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Owner under the provisions of Article 29 or any other Article of this Lease or any collateral instrument, or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this Lease or under any collateral instrument, or is unable to fulfill or is delayed in fulfilling any of Owner's other obligations under this Lease or any collateral instrument, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

                                  ARTICLE 27

                                    Notices

     Section 27.01. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by registered or certified mail (return receipt requested optional), addressed (a) to Tenant (i) at Tenant's address set forth in this Lease if mailed prior to Tenant's taking possession of the Demised Premises for the conduct of its business, or (ii) at the Building if mailed subsequent to Tenant's taking possession of the Demised Premises for the conduct of its business, or (iii) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant's vacating, deserting, abandoning or surrendering the Demised Premises, and, except in the case of bills and statements, with a copy to Davis & Gilbert, 850 Third Avenue, New York, New York 10022, Attn. Real Estate Partner, or (b) to Owner at Owner's address set forth in this Lease, with a copy to Goldfarb & Fleece, 345 Park Avenue, New York, New York 10154 or (c) addressed to such other address as either Owner or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been mailed as provided in this Section.


                                  ARTICLE 28

                              Partnership Tenant

     Section 28.01. If Tenant is a partnership (or is comprised of two (2) or more persons, individually and as co-partners of a partnership) or if Tenant's interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and as co-partners of a partnership) pursuant to Article 11 (any such partnership and such persons are referred to in this Section as "Partnership Tenant"), the following provisions of this Section shall apply to such Partnership Tenant: (i) the liability of each of the persons comprising Partnership Tenant shall be joint and several, individually and as a partner, and (ii) each of the persons comprising Partnership Tenant, whether or not such person shall be one of the persons comprising Tenant at the time in question, hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Demised Premises to Owner, and by any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the persons comprising Partnership Tenant, and (iii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the persons comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such persons and shall be binding upon Partnership Tenant and all such persons, and (iv) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, and shall be liable for such performance, together with all other parties, jointly or severally, individually and as a partner, and (v) Partnership Tenant shall give prompt notice to Owner of the admission of any such new partners, and, upon demand of Owner, shall cause each such new partner to execute and deliver to Owner an agreement, in form satisfactory to Owner, wherein each such new partner shall so assume performance of all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed (but neither Owner's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Owner shall vitiate the provisions of subdivision
(iv) of this Section).

                                  ARTICLE 29

                            Utilities and Services

     Section 29.01. Owner, at Owner's expense, shall furnish necessary passenger elevator facilities on business days from 8:00 A.M. to 8:00 P.M. and shall have an adequate number of passenger elevators subject to call at all other times. Owner, at Owner's expense, shall furnish adequate freight elevator facilities on business days from 8:00 a.m. to 6:00 p.m. subject to such reasonable rules as Owner may adopt for the use of any freight elevator. Owner agrees to provide such facility by designating the freight elevator shown as SE 2 on the plans referred to in Schedule E for the exclusive use of Tenant during the days and hours set forth above for freight elevators, provided, however, that Owner shall have the right to use such freight elevator SE 2 for its own use or the use of other tenants in the Building as and when necessary in Owner's reasonable opinion and provided, further, that Owner shall not have such right in the event that such use by Owner will result in an unreasonable diminution of the freight elevator facilities to be provided to Tenant under the provisions of this Section. Owner shall maintain and operate such freight elevator SE 2 at Tenant's sole cost and expense and any such costs and expenses shall be paid by Tenant as additional rent under this Lease. Tenant acknowledges that Tenant shall not have the use of any other freight elevator in the Building, provided, however, Tenant shall have the right to use the Building's other freight elevator, together with Owner's own use and the use of other tenants in the Building, during such periods that Owner shall be using freight elevator SE2 for its own use or the use of other tenants in the Building or during periods when freight elevator SE2 is not operational. At any time or times all or any of the elevators in the Building may, at Owner's option, be automatic elevators, and Owner shall not be required to furnish any operator service for automatic elevators. If Owner shall, at any time, elect to furnish operator service for any automatic elevators, Owner shall have the right to discontinue furnishing such service with the same effect as if Owner had never elected to furnish such service. Owner agrees that Owner shall not designate any of the passenger elevators serving the Demised Premises for the exclusive use by any other tenant of the Building, except for one (1) elevator serving the second (2nd) elevator bank.

     Section 29.02. Owner, at Owner's expense (subject to the provisions of this Section and Section 29.04), shall furnish and distribute to the Demised Premises through the Building heating, ventilating and air conditioning (referred to as "HVAC") systems, when required for the comfortable occupancy of the Demised Premises, heated, cooled and outside air, at reasonable temperatures, pressures and degrees of humidity and in reasonable volumes and velocities, on a year round basis, from 8:00 a.m. to 8:00 p.m. on business days. Tenant understands however that the equipment which will be employed in distributing air will be connected to Tenant's electric meter and Tenant shall be responsible for payment of all electricity consumed by such equipment. Notwithstanding the foregoing provisions of this Section, Owner shall not be responsible if the normal operation of the HVAC systems shall fail to provide conditioned air at reasonable temperatures, pressures or degrees of humidity or in reasonable volumes or velocities in any portions of the Demised Premises (a) which shall have an electrical load in excess of four (4) watts per square foot of usable area for all purposes (including lighting and power), or which shall have a human occupancy factor in excess of one person per 100 square feet of usable area (the average electrical load and human occupancy factors for which the HVAC systems have been designed) or (b) because of any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant. Notwithstanding such design of the HVAC systems, Tenant acknowledges that Owner's Initial Construction shall provide for an electrical load in the Demised Premises which shall conform to the New York State Energy Conservation Construction Code, and which accordingly may be less than four (4) watts per square foot of usable area for all purposes (including lighting and power.) Whenever said HVAC systems are in operation, Tenant agrees to cause all the windows in the Demised Premises to be kept closed and to cause the venetian blinds in the Demised Premises to be kept closed if necessary because of the position of the sun. Tenant agrees to cause all the windows in the Demised Premises to be closed whenever the Demised Premises are not occupied. Tenant shall cooperate fully with Owner at all times and abide by all reasonable regulations and requirements which Owner may reasonably prescribe for the proper functioning and protection of the Building HVAC systems.

     Section 29.03. A. Provided Tenant shall keep the Demised Premises in order, Owner, at Owner's expense, shall cause the office areas of the Demised Premises to be cleaned substantially in accordance with the standards set forth in Schedule C, all of the terms, covenants and conditions of which are incorporated in this Lease by reference and shall be deemed a part of this Lease, as though fully set forth in the body of this Lease and shall cause Tenant's ordinary office waste paper refuse to be removed. Tenant acknowledges that Owner's obligation to cause the office areas of the Demised Premises to be cleaned excludes any portions of the Demised Premises not used as office areas (e.g., storage, mail and computer areas, private lavatories and areas used for the storage, preparation, service or consumption of food or beverages). Tenant shall pay Owner at Building standard rates or, if there are no such rates, at reasonable rates, for the removal of any of the Tenant's refuse or rubbish other than ordinary office waste paper refuse, from the Building, and Tenant, at Tenant's expense, shall cause all portions of the Demised Premises not used as office areas to be cleaned daily in a manner reasonably satisfactory to Owner. Tenant also shall cause all portions of the Demised Premises used for the storage, preparation, service or consumption of food or beverages to be exterminated against infestation by vermin, roaches or rodents regularly and, in addition, whenever there shall be evidence of any infestation. Tenant shall contract independently with Owner or its cleaning services contractor for the removal of such other refuse and rubbish and for cleaning services in addition to those furnished by Owner and for the purpose of providing extermination services required to be performed by Tenant. Notwithstanding the foregoing provisions of this Subsection A, in the event the Building shall no longer be owned or managed by a Rudin (as defined in Section 31.07) Tenant shall have the right to receive competitive bids for such cleaning services in addition to those furnished by Owner and to employ the lowest bidder to provide such additional services subject, however, to the right of Owner or its cleaning services contractor to match such lowest bid.

     B. Tenant acknowledges and is aware that the cleaning services required to be furnished by Owner pursuant to this Section may be furnished by a contractor or contractors employed by Owner and agrees that Owner shall not be deemed in default of any of its obligations under this Section 29.03 unless such default shall continued for an unreasonable period of time after notice from Tenant to Owner setting forth the specific nature of such default.

     Section 29.04. A. Tenant shall make arrangements to supply all electricity in the Demised Premises, including, but not limited to, electricity to serve the air-conditioning and ventilation equipment and hot water heater to be installed by Owner as part of Owner's Initial Construction, by contracting directly with the public utility corporation furnishing electricity to the Building and shall pay said utility corporation for all current consumed in or about the Demised Premises. In connection with the purchase of electric energy by Tenant, Owner shall install on each floor comprising the Demised Premises a meter pan for one meter which measures both demand and consumption. Tenant shall arrange with such public utility corporation for the installation, at Tenant's sole cost and expense, of such meters. Owner shall supply electricity to be used for the Building peripheral heating system, public elevators and escalators, the lighting for public stairs and other public areas,

Building and standard exit signs initially installed by Owner and elevator directional signs serving the Demised Premises.

     B. If either the quantity or character of electrical service is changed by the public utility corporation supplying electrical service to the Building or is no longer available or suitable for Tenant's requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise.

     C. Owner represents that the electrical feeder or riser capacity serving the Demised Premises on the Commencement Date shall provide for an electrical load of six (6) watts per square foot of rentable area connected load (of which four (4) watts shall be for power and two (2) watts shall be for lighting) other than during any period it is prohibited from doing so by any laws, orders, rules and/or regulations of any applicable governmental authorities (including but not limited to the New York State Energy Conservation Construction Code), in which event the reference to six (6) watts hereinabove set forth shall, during such period, be decreased to the maximum number of watts per rentable square foot which is permitted by any such laws, orders, rules and/or regulations. The foregoing shall be exclusive of the electrical power for the Building HVAC systems. Any additional feeders or risers to supply Tenant's additional electrical requirements, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Owner upon Tenant's request, at the sole cost and expense of Tenant, provided that, in Owner's reasonable judgment, such additional feeders or risers are necessary and are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to, interfere with, or disturb, other tenants or occupants of the Building. Tenant covenants that at no time shall the use of electrical energy in the Demised Premises exceed the capacity of the existing feeders or wiring installations then serving the Demised Premises. Tenant shall not make or perform or permit the making or performance of, any Alterations to wiring installations or other electrical facilities in or serving the Demised Premises or any additions to the business machines, office equipment or other appliances in the Demised Premises which utilize electrical energy without the prior consent of Owner in each instance, which consent shall not be unreasonably withheld.

     Section 29.05. Owner, at Owner's expense shall furnish water to the Demised Premises for ordinary lavatory, dishwasher, cleaning and drinking purposes, subject to the provisions of this Section. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory, dishwasher, cleaning and drinking purposes, Owner may install a hot water meter and a cold water meter and thereby measure Tenant's consumption of water for such additional purposes. Tenant shall pay to Owner the cost of any such meters and their installation, and Tenant shall keep any such meters and any such installation equipment in good working order and repair, at Tenant's cost and expense. Tenant agrees to pay for water consumed as shown on said meters and sewer charges, taxes and any other governmental charges thereon, as and when bills are rendered. Tenant understands that the hot water heater will be connected to Tenant's electric meter and that Tenant shall be responsible for payment of all electricity consumed by such equipment. For the purposes of determining the amount of any sums required to be paid by Tenant under this Section, all hot and cold water consumed during any period when said meters are not in good working order shall be deemed to have been consumed at the rate of consumption of such water during the most comparable period when such meters were in good working order.

     Section 29.06. The Fixed Rent does not reflect or include any charge to Tenant for the furnishing or distributing of any freight elevator or HVAC services to the Demised Premises during periods (referred to as "Overtime Periods") other than the hours and days set forth above in this Article for the furnishing and distributing of such services. Accordingly, if Owner shall furnish any such freight elevator or HVAC services to the Demised Premises at the request of Tenant during Overtime Periods. Tenant shall pay Owner for such services an amount equal to one hundred and ten (110%) percent of the cost to Owner of providing such services. Owner shall not be required to furnish any such services during Overtime Periods, unless Owner has received reasonable advance notice from Tenant requesting such services. If Tenant fails to give Owner reasonable advance notice requesting such services during any Overtime Periods, then, whether or not the Demised Premises are habitable during such Periods, failure by Owner to furnish or distribute any such services during such Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise.

     Section 29.07. Owner reserves the right to stop the service of the HVAC, elevator, plumbing, electrical or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements, wich, in the reasonable judgment of Owner are desirable or necessary, until said repairs, alterations, replacements or improvements shall have been completed. The exercise of such right by Owner shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. Owner shall employ reasonable diligence in attempting to restore the operation of any such system or facilities without any obligation, however, to employ labor at overtime or other premium pay rates, except in cases of any emergency.

     Section 29.08. Owner agrees to reserve capacity in the Building's cooling tower for up to 100 tons of supplemental air conditioning for Tenant until August 1st, 1988. Tenant shall give notice to Owner, on or prior to August 1, 1988, of the capacity which Tenant requires. Tenant shall pay to Owner, on or prior to the Commencement Date, a sum equal to THREE HUNDRED SEVENTY-FIVE ($375) DOLLARS for each ton of air conditioning connected to such cooling tower pursuant to any such notice by Tenant to Owner. During the Demised Term, Tenant shall pay to Owner an annual fee for providing condenser water to service such supplemental air conditioning at the rate of FOUR HUNDRED ($400) DOLLARS per annum per ton of such supplemental air conditioning. Such sum of FOUR HUNDRED ($400) DOLLARS, shall be increased, from time to time, to reflect any increase in Owner's cost of providing such service and over and above Owner's cost of providing such service during the first year of the Demised Term.

                                  ARTICLE 30

                                   Captions

     Section 30.01. The captions preceding the Articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provisions of this Lease.

                                  ARTICLE 31

                   Miscellaneous and Severability Provisions

     Section 31.01. The term "business days" as used in this Lease shall exclude Saturdays, Sundays and holidays, the term "Saturdays" as used in this Lease shall exclude holidays and the term "holidays" as used in this Lease shall mean all days observed as legal holidays by either the New York State Government or the Federal Government.

     Section 31.02. The terms "person" and "persons" as used in this Lease shall be deemed to include natural persons, firms, corporations, associations and any other private or public entities, whether any of the foregoing are acting on their own behalf or in a representative capacity.

     Section 31.03. The term "prime rate" shall mean the rate of interest announced publicly by Citibank. N.A., or its successor, from time to time, as Citibank, N.A.'s or such successor's base rate, or if there is no such base rate, then the rate of interest charged by Citibank, N.A. or to its successor to its most creditworthy customers on commercial loans having a ninety (90) day duration.

     Section 31.04. If any term, convenient or condition of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term, covenant or condition shall not be affected thereby.

     Section 31.05. Owner agrees that without Tenant's prior consent, which Tenant agrees not to unreasonably withhold or delay. Owner shall not waive those rights afforded to Owner under Section 23.03 of the Ground and Development Rights Lease which require that the landlord thereunder not in any circumstance use or permit the use of the Theatre (as defined therein) for the showing of motion pictures or other entertainment, or the display of books, magazines or other publications, featuring lurid or sex oriented subjects or the operation of a "massage" parlor or other sex oriented activity.

     Section 31.06. Owner and Tenant agree that wherever in this Lease the other has agreed to be reasonable with respect to their approval or consent, except for such circumstances where this Lease has specifically set forth time periods, the giving of such approval or consent, or the denial of the same, as the case may be, shall not be unreasonably delayed.

     Section 31.07. Subject to the following provisions of this Section, Owner agrees that Owner shall not permit or maintain any exhibits in the lobby of the Building without Tenant's consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing provisions of this Section, Tenant agrees that so long as the Building shall be owned or managed by Broadway 52nd Associates or Rudin Management Co., Inc. or any of the following persons: Jack Rudin, Lewis Rudin, Eric Rudin, Beth Rudin DeWoody, Madeleine Rudin Johnson, William Rudin or Katherine Rudin, or any lineal descendant of any of the foregoing persons or any trust formed for the benefit of any of the foregoing persons including any such lineal descendants, or any firm, entity or corporation in which any of the foregoing shall have an interest, Owner shall not be required to obtain Tenant's consent to any such lobby exhibit (any such person, trust, firm, entity or corporation is referred to herein as "Rudin").

     Section 31.08. So long as Owner shall maintain a directory of the lobby of the Building, Owner shall make available to Tenant, Tenant's Proportionate Share of the space in said directory for the listing of Tenant's name and the names of any of the officers and employees of Tenant and any permitted occupants of the Demised Premises. Notwithstanding the foregoing provisions of this Section. Tenant agrees that Owner shall have the right to maintain, at its option, a separate directory in the lobby of the Building for the listing of Tenant's name and the names of any of the officers and employees of Tenant and any permitted occupants of the Demised Premises.

     Section 31.09. Subject to the following provisions of this Section, Owner agrees that, without Tenant's consent, which consent shall not be unreasonably withheld, Owner shall not rent or permit occupancy of any portion of the Building above the street floor level of the Building, and Tenant agrees that, without Owner's consent, it shall not have the right to sublet all or substantially all or any portion of the Demised Premises or permit occupancy of all or any portion of the Demised Premises to any entity, for a primary use (i) for the business of photographic, multilith or multigraph reproductions or offset printing, (ii) for a retail banking trust company, depository, guarantee or safe deposit business open to the general public, or opposed to executive, general or administrative offices of such entity, (iii) as a retail office of a savings bank or savings and loan association open to the general public, as opposed to executive, general or administrative offices of such entity, (iv) by the United States government, the City or State of New York, or any foreign government, the United Nations or any agency or department of any of the foregoing, (v) for a fast food restaurant, (vi) as an employment agency (other than as an executive search firm which sees clients by appointment only), school or vocational training center (vii) barber shop or beauty salon, or (viii) video arcade. Tenant may, at its own cost and expense, make demand upon any tenant or occupant of the Building for the cessation of any activity or business in violation of the use restriction set forth in this Section, and enforce the provisions of this Section by an action or proceeding in any court of competent jurisdiction against any such tenant or occupant by injunction or otherwise. Owner shall in no wise be liable or obligated to Tenant for any breach of the foregoing restrictions by any other tenant or occupant of the Building, nor shall any such breach in any way release or relieve Tenant of any of its obligations hereunder. Notwithstanding the foregoing provisions of this Section. Tenant agrees that so long as the Building shall be owned or managed by a Rudin (as defined in Section 31.07), Owner shall not be required to obtain Tenant's consent to Owner's renting or permitting the occupancy of any portion of the Building above the street floor level of the Building to any of the foregoing entities or for any of the foregoing uses.

     Section 31.10. Owner agrees that the Building shall contain a so-called "cross-over" floor connecting the two (2) elevator banks of the Building. Tenant acknowledges that in the event such cross-over floor shall become a part of the Demised Premises pursuant to the provisions of this Lease that such floor may contain such access corridors as shall be required by law or as Owner shall deem necessary. The existence of such access corridor shall not constitute an actual or constructive eviction in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business; or otherwise.


                                  ARTICLE 32

                              Adjacent Excavation

     Section 32.01. If an excavation shall be made upon land adjacent to the Real Property, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the walls and other portions of the Building from injury or damage and to support the same by proper foundations and no such entry shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or said person.


                                  ARTICLE 33

                                Building Rules

     Section 33.01. Tenant shall observe faithfully, and comply strictly with, and shall not permit the violation of the Building Rules set forth in Schedule B annexed to and made a part of this Lease and such additional reasonable Building Rules as Owner may, from time to time, adopt. All of the terms, covenants and conditions of Schedule B are incorporated in this Lease by reference and shall be deemed part of this Lease as though fully set forth in the body of this Lease. The term "Building Rules" as used in this Lease shall include those set forth in Schedule B and those hereafter made or adopted as provided in this Section. In case Tenant disputes the reasonableness of any additional Building Rule hereafter adopted by Owner, the parties hereto agree to submit the question of the reasonableness of such Building Rule for decision to the Chairman of the Board of Directors of the Management Division of the Real Estate Board of New York, Inc., or its successor, or to such impartial person or persons as he may designate, whose determination shall be final and conclusive upon Owner and Tenant. Tenant's right to dispute the reasonableness of any additional Building Rule shall be deemed waived unless asserted by service of a notice upon Owner within thirty (30) days after the date upon which Owner shall give notice to Tenant of the adoption of any such additional Building Rule. Owner shall have no duty or obligation to enforce any Building Rule, or any term, covenant or condition of any other lease, against any other tenant or occupant of the Building, and Owner's failure or refusal to enforce any Building Rule or any term, covenant or condition of any other lease against any other tenant or occupant of the Building shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. Any Building Rule not enforced generally against other tenants of the Building shall not be enforced against Tenant.

                                  ARTICLE 34

                                    Broker

     Section 34.01. Owner and Tenant represent and warrant to each other that no broker was responsible for bringing about this Lease and this Lease was negotiated directly between Owner and Tenant. Tenant further represents and warrants to Owner that Peter E. Pattison and Pattison Partners (collectively "Pattison") have acted as Tenant's consultant and Tenant agrees to compensate Pattison for acting as such consultant. The representing party shall indemnify the other from all loss, cost, liability, damage and expense, including, but not limiting to, reasonable counsel fees and disbursements, arising from any breach of the foregoing representations, warranties and agreement.

                                  ARTICLE 35

                                Tenant's Access

           Section 35.01. Owner agrees Tenant shall be entitled to access to the Demised Premises twenty-four (24) hours per day, seven days per week, subject to the provisions of this Lease.

                                  ARTICLE 36

                               Arbitration, Etc.

           Section 36.01. A. Any dispute with respect to the reasonability of any failure or refusal of Owner to grant its consent or approval to any request for such consent or approval pursuant to the provisions of Sections 3.01 or
11.03 with respect to which request Owner has agreed, in such Sections, not unreasonably to withhold such consent or approval shall be finally determined by arbitration in the City of New York in accordance with the following provisions of this subsection A. Within five (5) business days next following the giving of any notice by either party to the other stating that it wishes such dispute to be so determined, Owner and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within said five (5) business days, the arbitrator chosen by the other side shall make the determination alone. The two arbitrators shall designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) business days after the designation of the second arbitrator, then either party may apply to the Supreme Court of the State of New York or to any other court having jurisdiction, for the designation of such arbitrator. All arbitrators shall be persons who shall have had at least ten
(10) years continuous experience in the business of appraising or managing real estate or acting as real estate agents or brokers in the Borough of Manhattan, except in the event of arbitration of a dispute under Section 3.02 such arbitrators shall be persons who are licensed architects in the State of New York and who shall have had at least ten (10) years continuous experience as architects in the Borough of Manhattan. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Owner and Tenant of their determination as soon as practicable, and if possible, within five (5) business days after the designation of the third arbitrator; the concurrence of any two of said arbitrators shall be binding upon Owner and Tenant, or, in the event no two of the arbitrators shall render a concurrent determination, then the determination of the third arbitrator designated shall be binding upon Owner and Tenant.

           B. Any dispute arising out of the application of the Operating Expenses provisions of Article 23, which is submitted to arbitration shall be finally determined by arbitration in the City of New York in accordance with the rules and regulations then obtaining of the American Arbitration Association or its successor.

           C. Any determination in arbitration shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. In making their determination, the arbitrators shall not subtract from, add to, or otherwise modify any of the provisions of this Lease. Owner and Tenant may, at their own expense, be represented by counsel and employ expert witnesses in any such arbitration.

           D. Any dispute with respect to the reasonability of any failure or refusal of Owner to grant its consent or approval to any request for such consent or approval pursuant to any of the provisions of this Lease (other than Sections 3.01 and 11.03) with respect to which Owner has convenanted not unreasonably to withhold such consent or approval, and any dispute arising with respect to the application of the Tax Payment provisions of Article 23 shall be determined by applicable legal proceedings.

           E. If the determination of any such legal proceedings, or of any arbitration held pursuant to the provisions of this Section with respect to disputes arising under Sections 3.01 and 11.03, shall be adverse to Owner. Owner shall be deemed to have granted the requested consent or approval or be bound by any determination as to Taxes and the increases in Fixed Rent relating thereto, but that shall be Tenant's sole remedy in such event and Owner shall not be liable to Tenant for a breach of Owner's covenant not unreasonably to withhold such consent or approval, or otherwise.

           F. Each party shall pay its own counsel and expert witness fees and expenses, if any, connection with any arbitration held pursuant to the provisions of this Section, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Section, and the parties will share all other expenses and fees of any such arbitration.



                                  ARTICLE 37

                Option to Increase or Decrease Demised Premises


          Section 37.01. Tenant shall have the option, exercisable by notice given to Owner on or prior to April 1, 1988, to (a) lease and add to the Demised Premises either the entire sixteenth (16th) or the entire sixteenth (16th) and seventeenth (17th) floors of the Building or (b) eliminate from the Demised Premises either the entire fifteenth (15th) floor or the entire fourteenth
(14th) and fifteenth (15th) floors or the entire thirteenth (13th), fourteenth
(14th) and fifteenth (15th) floors of the Building (any such full floor is referred to individually as an "Initial Option Space"). It is understood and agreed that time is of the essence with respect to the exercise of such option and, if Tenant does not exercise such option on or prior to April 1, 1988, any notice of the exercise of such option given after April 1, 1988 shall be void and of no force or effect.


          Section 37.02. In the event that Tenant shall give timely notice to Owner exercising such option to either lease and add to, or eliminate from, the Demised Premises any Initial Option Space or Spaces, as the case may be, in accordance with the foregoing provisions of this Article then, from and after the date of the timely exercise of such option, this Lease shall be deemed modified as follows:


          (i) The Demised Premises shall include, or exclude, as the case may be, the Initial Option Space in question for all purposes of, and upon and subject to all of the terms, covenants and conditions of this Lease, except as herein otherwise provided, and Article 1 and all other applicable provisions of this Lease shall be deemed modified accordingly.


          (ii) The Fixed Rents set forth in subsection 1.03 A shall be either increased or decreased, as the case may be, with respect to each Initial Option
Space: by the appropriate amount set forth next to such Initial Option Space on Schedule G with respect to the 1st Rent Period; by the appropriate amount set forth next to such Initial Option Space on Schedule G with respect to the 2nd Rent Period; by the appropriate amount set forth next to such Initial Option Space on Schedule G with respect to the 3rd Rent Period; and by the appropriate amount set forth next to such Initial Option Space on Schedule G with respect to the 4th Rent Period, and the monthly installments of the Fixed Rent set forth in subsection 1.03 B, and the sum set forth in subsection 1.03 C, shall be increased, or decreased, as the case may be, accordingly to reflect the foregoing;


          (iii) Tenant's Proportionate Share shall be increased, or decreased, as the case may be, with respect to each Initial Option Space, by the appropriate percentages set forth next to such Initial Option Space on Schedule G.


          (iv) The sums Eleven Million Six Hundred Eighty-Two Thousand Nine Hundred Thirty ($11,682,930) Dollars and Six Million Six Hundred Seventy-Five Thousand Nine Hundred Sixty ($6,675,960) Dollars set forth in subparagraph III D, of Schedule A shall be increased, or decreased, as the case may be, with respect to each Initial Option Space, by the appropriate amount set forth next to such Initial Option Space on Schedule G.

          Section 37.03. Upon request of Owner or Tenant, from time to time, the parties shall execute and deliver to the other, an instrument in form reasonably satisfactory to Owner, stating whether or not Tenant has exercised the option contained in the provisions of Section 37.01, and setting forth all of the modifications to this Lease resulting from the exercise of such option; however, neither Owner's nor Tenant's failure to request the execution of such instrument nor Owner's nor Tenant's failure to execute and deliver such instrument shall vitiate the foregoing provisions of this Article.

                                  ARTICLE 38

                      Additional Space; Second Additional
                       Space; and Third Additional Space

          Section 38.01. A. Owner hereby leases to Tenant and Tenant hereby hires from Owner an entire floor of the Building, such space to be designated by Owner as hereinafter provided (the floor so designated is referred to as the "Additional Space"), upon all of the then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23), except as otherwise provided in this Article, for a term to commence in accordance with the provisions of subsection B of this Section (subject to the provisions of subsection C of this Section), and to end on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

           B. Owner shall give notice to Tenant designating the location of the Additional Space which, in any event, shall be a floor of the Building which is contiguous with the Demised Premises (for the purpose of determining contiguity under any of the provisions of this Lease, any floor of the Demised Premises which may have been eliminated therefrom pursuant to the provisions of Section
11.03 shall be deemed a part of the Demised Premises), and setting forth the commencement date of the term applicable to the Additional Space (subject to the provisions of paragraph C of this Section), which date is referred to as the "Expected Vacancy Date", and which shall be no sooner than the date which is four (4) years and six (6) months following the Commencement Date and no later than the date which is six (6) years and six (6) months following the Commencement Date. Such notice shall be given at least six (6) months prior to the Expected Vacancy Date.

           C. Owner agrees that all leases affecting the Additional Space with respect to the period between the date which is four (4) years and six (6) months following the Commencement Date and the date which is six (6) years and six (6) months following the Commencement Date shall have the same stated expiration date, which date shall be no later than the date which is six (6) years and six (6) months following the Commencement Date. However, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Additional Space may not have vacated and surrendered all or any portions of the Additional Space to Owner by the Expected Vacancy Date. Accordingly, notwithstanding anything to the contrary contained in paragraph B of this Section, (a) the term of this Lease applicable to the Additional Space shall commence (i) on the Expected Vacancy Date with respect to those portions, if any, of the Additional Space which are vacant on the Expected Vacancy Date, and (ii) with respect to those portions, if any, of the Additional Space which are not vacant on the Expected Vacancy Date, on the respective later date or dates upon which such portions of the Additional Space become vacant and Owner gives notice to Tenant of such vacancy; (b) the Expiration Date shall not be affected thereby; (c) the increases in the Fixed Rent, Tenant's Proportionate Share and all other modifications of this Lease resulting from the application of the provisions of this Section shall be equitably adjusted to reflect the fact that all or any portions of the Additional Space have not been leased and added to the Demised Premises on the Expected Vacancy Date but are leased and added to the Demised Premises on a date or dates after the Expected Vacancy Date; (d) except as set forth in this sentence, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; (e) Tenant waives any rights under
Section 223-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease and further waives the right to recover any damages from Owner which may result from the failure of Owner to deliver possession of all or any portions of the Additional Space on the Expected Vacancy Date; and (f) Owner shall institute, within twenty (20) days after the Expected Vacancy Date, possession proceedings against any tenants and occupants who have not vacated and surrendered all or any portion of the Additional Space and shall prosecute such proceedings to completion with reasonable diligence.

           D. On the effective commencement date of the term applicable to the Additional Space this Lease shall be deemed modified as follows:

               (i) The Demised Premises shall include the Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement at the term applicable to the Additional Space or at any time during said term other than Tenant's Personal Property) for all purposes of this Lease;

               (ii) The Fixed Rent shall be increased as follows: for the period from the effective commencement date of the term applicable to the Additional Space to the last day of the 1st Rent Period (in the event such term shall commence prior to the last day of the 1st Rent Period) by a sum equal to Twenty-six ($26.00) Dollars multiplied by the number of rentable square feet set forth on Schedule D opposite the floor designated by Owner as the Additional Space; commencing with the first day of the 2nd Rent Period (or, in the event the term applicable to the Additional Space shall commence during the 2nd Rent Period, then for the period from the commencement date of such term to the last day of said Period) by a sum equal to Thirty-one ($31.00) Dollars multiplied by the number of rentable square feet set fourth in Schedule D opposite the floor designated by Owner as the Additional Space; for the 3rd Rent Period by a sum equal to Thirty-six ($36.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the Additional Space: and for the 4th Rent Period, by a sum equal to Thirty-nine ($39.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the Additional Space; the amounts computed as aforesaid shall be deemed inserted in the appropriate columns in subsection 1.03.A.(ii) opposite the floor designated by Owner as the Additional Space:

               (iii) The monthly instalments of Fixed Rent set forth in subsection 1.03.B shall be increased

               (iv) Tenant's Proportionate Share, as set forth in subsection E of Section 23.01, shall be increased by the percentage set forth in the column of Schedule D entitled "Tenant's Proportionate Share" opposite the floor designated by Owner as the Additional Space. (For example, if Tenant's Proportionate Share, as it may have been increased, shall then be 47.8% and if the percentage set forth in said column opposite the floor so designated by Owner shall be 3.2%, Tenant's Proportionate Share shall be increased to 51%).

        E. Tenant agrees to accept the Additional Space in the condition which shall exist at the commencement of the term applicable thereto, as is, and agrees that Owner will not be required to make any alterations, additions, improvements or decorations thereto in order to prepare the Additional Space for Tenant's occupancy, except that on or about the commencement of the term applicable to all or any portion of the Additional Space, Owner agrees to make any repairs to such Space required to be made by Owner pursuant to the provisions of subdivision (ii) of Section 5.02.

        F. In the event that the Additional Space has not by the effective commencement date of the term applicable been previously prepared for use by another occupant. Owner agrees that Tenant shall be entitled to a rent holiday equal to a sum determined by multiplying Twenty ($20) Dollars by the number of rentable square feet set forth on Schedule D opposite the floor designated by Owner as the Additional Space. Said rent holiday shall be reflected by a reduction in the monthly instalments of Fixed Rent applicable to the Additional Space commencing with the effective commencement date applicable to the Additional Space until such rent holiday shall be exhausted.

        Section 38.02. A. Owner hereby leases to Tenant and Tenant hereby hires from Owner an entire floor of the Building such space to be designated by Owner as hereinafter provided (the floor so designated is referred to as the "Second Additional Space"), upon all the then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23), except as otherwise provided in this Article, for a term to commence in accordance with the provisions of subsection B of this Section (subject to the provisions of subsection C of this Section), and to end on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

        B. Owner shall give notice to Tenant designating the location of the Second Additional Space which, in any event, shall be a floor of the Building which is contiguous with the Demised Premises and setting forth the commencement date of the term applicable to the Second Additional Space (subject to the provisions of paragraph C of this Section), which date is referred to as the "Second Expected Vacancy Date", and which shall be no sooner than the date which is nine (9) years and six (6) months next following the Commencement Date and no later than the eleventh (11th) anniversary of the Commencement Date. Such notice shall be given at least six (6) months prior to the Second Expected Vacancy Date.

            C. Owner agrees that all leases affecting the Second Additional Space with respect to the period between the date which is nine (9) years and six (6) months next following the Commencement Date and the eleventh (11th) anniversary of the Commencement Date shall have the same stated expiration date, which date shall be no later than the eleventh (11th) anniversary of the Commencement Date. However, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Second Additional Space may not have vacated and surrendered all or any portions of the Second Additional Space to Owner by the Second Expected Vacancy Date. Accordingly, notwithstanding anything to the contrary contained in paragraph B of this Section, (a) the term of this Lease applicable to the Second Additional Space shall commence (i) on the Second Expected Vacancy Date with respect to those portions, if any, of the Second Additional Space which are vacant on the Second Expected Vacancy Date, and (ii) with respect to those portions, if any, of the Second Additional Space which are not vacant on the Second Expected Vacancy Date, on the respective later date or dates upon which such portions of the Second Additional Space become vacant and Owner gives notice to Tenant of such vacancy; (b) the Expiration Date shall not be affected thereby; (c) the increases in the Fixed Rent, Tenant's Proportionate Share and all other modifications of this Lease resulting from the application of the provisions of this Section shall be equitably adjusted to reflect the fact that all or any portions of the Second Additional Space have not been leased and added to the Demised Premises on the Second Expected Vacancy Date but are leased and added to the Demised Premises on a date or dates after the Second Expected Vacancy Date;
(d) except as set forth in this sentence, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; (e) Tenant waives any rights under Section 223-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease and further waives the right to recover any damages from Owner which may result from the failure of Owner to deliver possession of all or any portions of the Second Additional Space on the Second Expected Vacancy Date; and (f) Owner shall institute, within twenty (20) days after the Second Expected Vacancy Date, possession proceedings against any tenants and occupants who have not vacated and surrendered all or any portion of the Second Additional Space, and shall prosecute such proceedings to completion with reasonable diligence.

            D. On the effective commencement date of the term applicable to the Second Additional Space, this Lease shall he deemed modified as follows:

                (i) The Demised Premises shall include the Second Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Second Additional Space or at any time during said term, other than Tenant's Personal Property) for a1 purposes of this Lease;

                (ii) The Fixed Rent shall be increased as follows: for the period from the effective commencement date of the term applicable to the Second Additional Space to the last day of the 2nd Rent Period (in the event such term shall commence prior to the last day of the 2nd Rent Period) by a sum equal to Thirty-two ($32.00) Dollars multiplied by the number of rentable square feet set forth on Schedule D opposite the floor designated by Owner as the Second Additional Space; commencing with the first day of the 3rd Rent Period (or, in the event the term applicable to the Second Additional Space shall commence during the 3rd Rent Period, then for the period from the commencement date of such term to the last day of said Period) by a sum equal to Thirty-Seven ($37.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the Second Additional Space; and for the 4th Rent Period by a sum equal to Forty ($40.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the Second Additional Space; the amounts computed as aforesaid shall be deemed inserted in the appropriate columns in subsection 1.03.A.(ii) opposite the floor designated by Owner as the Second Additional Space;

                (iii) The monthly instalments of Fixed Rent set forth in
            subsection l.03.B. shall be increased accordingly;

                (iv) Tenant's Proportionate Share, as set forth in subsection E of Section 23.01. shall be increased by the percentage set forth in the column of Schedule D entitled "Tenant's Proportionate Share" opposite the floor designated by Owner as the Second Additional Space.

            E. Tenant agrees to accept the Second Additional Space in the condition which shall exist at the commencement of the term applicable thereto, as is, and agrees that Owner will not be required to make any alterations, additions, improvements or decorations thereto in order to prepare the Second Additional Space for Tenant's occupancy, except that on or about the commencement of the term applicable to all or any portion of the Second Additional Space Owner agrees to make any repairs to such Space required to be made by Owner pursuant to the provisions of subdivision (ii) of Section 5.02.

          F. Owner agrees that Tenant shall not be required to pay that portion of the Fixed Rent applicable to the Second Additional Space for the period from the effective commencement date of the term applicable to the Second Additional Space to and including the date one-hundred forty-three and 7/10th (143.7) days thereafter.

          Section 38.03 A. Owner hereby leases to Tenant and Tenant hereby hires from Owner an entire floor of the Building, such space to be designated by Owner as hereinafter provided (the floor so designated is referred to as the "Third Additional Space"), upon all the then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23), except as otherwise provided in this Article, for a term to commence in accordance with the provisions of subsection B of this Section (subject to the provisions of subsection C of this Section), and to end on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

          B. Owner shall give notice to Tenant designating the location of the Third Additional Space which, in any event, shall be a floor of the Building which is contiguous with the Demised Premises and setting forth the commencement date of the term applicable to the Third Additional Space (subject to the provisions of paragraph C of this Section), which date is referred to as the "Third Expected Vacancy Date", and which shall be no sooner than the date which is fourteen (14) years and six (6) months next following the Commencement Date and no later than the sixteenth (16th) anniversary of the Commencement Date. Such notice shall be given at least six (6) months prior to the Third Expected Vacancy Date.

          C. Owner agrees that all leases affecting the Third Additional Space with respect to the period between the date which is fourteen (14) years and six
(6) months next following the Commencement Date and the sixteenth (16th) anniversary of the Commencement Date shall have the same stated expiration date, which date shall be no later than the sixteenth (16th) anniversary of the Commencement Date. However, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Third Additional Space may not have vacated and surrendered all or any portions of the Third Additional Space to Owner by the Third Expected Vacancy Date. Accordingly, notwithstanding anything to the contrary contained in paragraph B of this Section, (a) the term of this Lease applicable to the Third Additional Space shall commence (i) on the Third Expected Vacancy Date with respect to those portions, if any, of the Third Additional Space which are vacant on the Third Expected Vacancy Date, and (ii) with respect to those portions, if any, of the Third Additional Space which are not vacant on the Third Expected Vacancy Date, on the respective later date or dates upon which such portions of the Third Additional Space become vacant and Owner gives notice to Tenant of such vacancy; (b) the Expiration Date shall not be affected thereby; (c) the increases in the Fixed Rent. Tenant's Proportionate Share and all other modifications of this Lease resulting from the application of the provisions of this Section shall be equitably adjusted to reflect the fact that all or any portions of the Third Additional Space have not been leased and added to the Demised Premises on the Third Expected Vacancy Date but are leased and added to the Demised Premises on a date or dates after the Third Expected Vacancy Date;
(d) except as set forth in this sentence, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; (e) Tenant waives any rights under Section 223-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease and further waives the right to recover any damages from Owner which may result from the failure of Owner to deliver possession of all or any portions of the Third Additional Space on the Third Expected Vacancy Date; and (f) Owner shall institute within twenty
(20) days after the Third Expected Vacancy Date, possession proceedings against any tenants and occupants who have not vacated and surrendered all or any portion of the Third Additional Space, and shall prosecute such proceedings to completion with reasonable diligence.

          D. On the effective commencement date of the term applicable to the Third Additional Space, this Lease shall be deemed modified as follows:

             (i) The Demised Premises shall include the Third Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Third Additional Space or at any time during said term, other than Tenant's Personal Property) for all purposes of this Lease;

             (ii) The Fixed Rent shall be increased as follows: for the period from the effective commencement date of the term applicable to the Third Additional Space to the last day of the 3rd Rent Period (in the event such term shall commence prior to the last day of the 3rd Rent Period) by a sum equal to Thirty-eight ($38.00) Dollars multiplied by the number of rentable square feet set forth on Schedule D opposite the floor designated by Owner as the Third Additional Space; commencing with the first day of the 4th Rent Period (or, in the event the term applicable to the Third Additional Space shall commence during the 4th Rent Period, then for the period from the commencement date, of such term to the last day of said Period) by a sum equal to Forty-one ($41.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the Third Additional Space; the amounts computed as aforesaid shall be deemed inserted in the appropriate columns in subsection 1.03.A.(ii) opposite the floor designated by Owner as the Third Additional Space;

             (iii) The monthly instalments of Fixed Rent set forth in subsection 1.03.B. shall be increased accordingly;

             (iv) Tenant's Proportionate Share, as set forth in subsection E of Section 23.01, shall be increased by the percentage set forth in the column of Schedule D entitled "Tenant's Proportionate Share" opposite the floor designated by Owner as the Third Additional Space.

         E. Tenant agrees to accept the Third Additional Space in the condition which shall exist at the commencement of the term applicable thereto, as is, and agrees that Owner will not be required to make any alterations, additions, improvements or decorations thereto in order to prepare the Third Additional Space for Tenant's occupancy, except that at or about the commencement of the term applicable to all or any portion of the Third Additional Space Owner agrees to make any repairs to such Space required to be made by Owner pursuant to the provisions of subdivision (ii) of Section 5.02.

         F. Owner agrees that Tenant shall not be required to pay that portion of the Fixed Rent applicable to the Third Additional Space for the period from the effective commencement date of the term applicable to the Third Additional Space to and including the date one-hundred thirty-four (134) days thereafter.

         Section 38.04 Upon request of Owner or Tenant, the parties shall execute and deliver to the other, from time to time, an instrument or instruments, in form reasonably satisfactory to Owner, setting forth all of the modifications to this Lease resulting from the operation of the foregoing provisions of this Article including, but not limited to, the effective commencement date of the terms applicable to the Additional Space, Second Additional Space and Third Additional Space; however, neither the failure of Owner or Tenant to request the execution of any such instrument nor Owner's or Tenants failure to execute and deliver any such instrument shall Article 38.


                                  ARTICLE 39

                         Options for Additional Space

         Section 39.01. A. Provided (a) Tenant shall not then be in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond the applicable grace period for the curing of any such default, and (b) Tenant (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07) in contradistinction to subtenants or other occupants, shall then be in occupancy of at least seventy-five (75%) percent of the space leased to Tenant under this Lease (for the purpose of this Article 39, any space leased to Tenant under this Lease which has been eliminated from the Demised Premises pursuant to the provisions of Section 11.03 shall be deemed space leased to Tenant under this Lease), Tenant shall have the option exercisable only by notice given to Owner on or prior to the date which is eight (8) years and six (6) months next following the Commencement Date, to lease and add to the Demised Premises an entire floor of the Building, such space to be designated by Owner as hereinafter provided (the floor so designated is referred to as the "First Option Additional Space"), upon all the then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23), except as otherwise provided in this Article, for a term to commence in accordance with the provisions of subsection B of this Section (subject to the provisions of subsection C of this Section), and to end on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

         B. In the event Tenant gives a timely notice to Owner, in accordance with the provision of subsection A of this Section 39.01, exercising the option set forth therein, Owner shall give notice to Tenant designating the location of the First Option Additional Space and setting forth the commencement date of the term applicable to the First Option Additional Space (subject to the provisions ofparagraph C of this Section), which date is referred to as the "Expected Possession Date", and which shall be no sooner than the date which is nine (9) years and six (6) months next following the Commencement Date and no later than the eleventh (11th) anniversary of the Commencement Date. Such notice shall be given at least six (6) months prior to the Expected Possession Date.

         C. Owner agrees that all leases affecting the First Option Additional Space with respect to the period between the date which is nine (9) years and six (6) months following the Commencement Date and the eleventh (11th) anniversary of the Commencement Date shall have the same stated expiration date, which date shall be no later than the eleventh (11th) anniversary of the Commencement Date. However, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the First Option Additional Space may not have vacated and surrendered all or any portions of the First Option Additional Space to Owner by the Expected Possession Date. Accordingly, notwithstanding anything to the contrary contained in paragraph B of this Section, (a) the term of this Lease applicable to the First Option Additional Space shall commence (i) on the Expected Possession Date with respect to those portions, if any, of the First Option Additional Space which are vacant on the Expected Possession Date, and (ii) with respect to those portions, if any, of the First Option Additional Space which are not vacant on the Expected Possession Date, on the respective later date or dates upon which such portions of the First Option Additional Space become vacant and Owner gives notice to Tenant of such vacancy; (b) the Expiration Date shall not be affected thereby; (c) the increases in the Fixed Rent, Tenant's Proportionate Share and all other modifications of this Lease resulting from the application of the provisions of this Section shall be equitably adjusted to reflect the fact that all or any portions of the First Option Additional Space have not been leased and added to the Demised Premises on the Expected Possession Date but are leased and added to the Demised Premises on a date or dates after the Expected Possession Date; (d) except as set forth in this sentence, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; (e) Tenant waives any rights under Section 223-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease and further waives the right to recover any damages from Owner which may result from the failure of Owner to deliver possession of all or any portions of the First Option Additional Space on the Expected Possession Date; and (f) Owner shall institute, within twenty (20) days after the Expected Possession Date, possession proceedings against any tenants and occupants who have not vacated and surrendered all or any portion of the First Option Additional Space, and shall prosecute such proceedings to completion with reasonable diligence.

         D. On the effective commencement date of the term applicable to the First Option Additional Space, this Lease shall be deemed modified as follows:

            (i) The Demised Premises shall include the First Option Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the First Option Additional Space or at any time during said term, other than Tenant's Personal Property) for all purposes of this Lease;

            (ii) The Fixed Rent shall be increased as follows: for the period from the effective commencement date of the term applicable to the First Option Additional Space to the last day of the 2nd Rent Period (in the event such term shall commence prior to the expiration of the 2nd Rent Period) by a sum equal to Thirty-three ($33.00) Dollars multiplied by the number of rentable square feet set forth on Schedule D opposite the floor designated by Owner as the First Option Additional Space; commencing with the first day of the 3rd Rent Period (or, in the event the term applicable to the First Option Additional Space shall commence during the 3rd Rent Period, then for the period from the commencement date of such term to the last day of said Period) by a sum equal to Thirty-eight ($38.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the First Option Additional Space; and for the 4th Rent Period by a sum equal to Forty-One ($41.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the First Option Additional Space; the amounts computed as aforesaid shall be deemed inserted in the appropriate columns in subsection 1.03.A.(ii) opposite the floor designated by Owner as the First Option Additional Space;

            (iii) The monthly instalments of Fixed Rent set forth in subsection l.03.B. shall be increased accordingly;

            (iv) Tenant's Proportionate Share, as set forth in subsection E of Section 23.01, shall be increased by the percentage set forth in the column of Schedule D entitled "Tenant's Proportionate Share" opposite the floor designated by Owner as the First Option Additional Space.

         E. Tenant agrees to accept the First Option Additional Space in the condition which shall exist at the commencement of the term applicable thereto, as is, and agrees that Owner will not be required to make any alterations, additions, improvements or decorations thereto in order to prepare the First Option Additional Space for Tenant's occupancy, except that on or about the commencement of the term applicable to all or any portion of the First Option Additional Space, Owner agrees to make any repairs to such Space required to be made by Owner pursuant to the provisions of subdivision (ii) of Section 5.02.

         F. It is understood and agreed that time is of the essence with respect to the exercise of the option set forth in subsection A of Section 39.01 and, if Tenant does not exercise such option on or prior to the date which is eight (8) years and six (6) months next following the Commencement Date any notice of the exercise of such option given after the date which is eight (8) years and six (6) months next following the Commencement Date shall be void and of no further force or effect.

         G. Owner agrees that Tenant shall not be required to pay that portion of the Fixed Rent applicable to the First Option, Additional Space for the period from the effective commencement date of the term applicable to the First Option Additional Space to and including the date one-hundred forty-three and 7/10th (143.7) days thereafter.

         Section 39.02 A. Provided (a) Tenant shall not then be in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond any applicable grace period for the curing of any such default, and (b) Tenant, (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07) in contradistinction to subtenants or other occupants, shall then be in occupancy of at least seventy-five (75%) percent of the space leased to Tenant under this Lease. Tenant shall have the option exercisable only by notice given to Owner on or prior to the date which is thirteen (13) years and six (6) months next following the Commencement Date, to lease and add to the Demised Premises an entire floor of the Building, such space to be designated by Owner as hereinafter provided (the floor so designated is referred to as the "Second Option Additional Space"), upon all the then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23), except as otherwise provided in this Article, for a term to commence in accordance with the provisions of subsection B of this Section (subject to the provisions of subsection C of this Section), and to end on the Expiration Date, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

         B. In the event Tenant gives a timely notice to Owner, in accordance with the provision of subsection A of this Section 39.02, exercising the option set forth therein, Owner shall give notice to Tenant designating the location of the Second Option Additional Space and setting forth the commencement date of the term applicable to the Second Option Additional Space (subject to the provisions of paragraph C of this Section), which date is referred to as the "Second Expected Possession Date", and which shall be no sooner than the date which is fourteen (14) years and six (6) months next following the Commencement Date and no later than the sixteenth (16th) anniversary of the Commencement Date. Such notice shall be given at least six (6) months prior to the Second Expected Possession Date.

         C. Owner agrees that all leases affecting the Second Option Additional Space with respect to the period between the date which is fourteen (14) years and six (6) months following the Commencement Date and the sixteenth (16th) anniversary of the Commencement Date shall have the same stated expiration date, which date shall be no later than the sixteenth (16th) anniversary of the Commencement Date. However, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Second Option Additional Space may not have vacated and surrendered all or any portions of the Second Option

Additional Space to Owner by the Second Expected Possession Date. Accordingly, notwithstanding anything to the contrary contained in paragraph B of this Section, (a) the term of this Lease applicable to the Second Option Additional Space shall commence (i) on the Second Expected Possession Date with respect to those portions, if any, of the Second Option Additional Space which are vacant on the Second Expected Possession Date, and (ii) with respect to those portions, if any, of the Second Option Additional Space which are not vacant on the Second Expected Possession Date, on the respective later date or dates upon which such portions of the Second Option Additional Space becomes vacant and Owner gives notice to Tenant of such vacancy; (b) the Expiration Date shall not be affected thereby; (c) the increases in the Fixed Rent, Tenant's Proportionate Share and all other modifications of this Lease resulting from the application of the provisions of this Section shall be equitably adjusted to reflect the fact that all or any portions of the Second Option Additional Space have not been leased and added to the Demised Premises on the Second Expected Possession Date but are leased and added to the Demised Premises on a date or dates after the Second Expected Possession Date; (d) except as set forth in this sentence, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; (e) Tenant waives any rights under Section 223-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease and further waives the right to recover any damages from Owner which may result from the failure of Owner to deliver possession of all or any portions of the Second Option Additional Space on the Second Expected Possession Date; and (f) Owner shall institute, within twenty (20) days after the Second Expected Possession Date, possession proceedings against any tenants and occupants who have not vacated and surrendered all or any portion of the Second Option Additional Space, and shall prosecute such proceedings to completion with reasonable diligence.

         D. On the effective commencement date of the term applicable to the Second Option Additional Space, this Lease shall be deemed modified as follows:

            (i) The Demised Premises shall include the Second Option Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Second Option Additional Space or at any time during said term, other than Tenant's Personal Property) for all purposes of this Lease;

            (ii) The Fixed Rent shall be increased as follows: for the period from the effective commencement date of the term applicable to the Second Option Additional Space to the last day of the 3rd Rent Period (in the event such term shall commence prior to the expiration of the 3rd Rent Period) by a sum equal to Thirty-nine ($39.00) Dollars multiplied by the number of rentable square feet set forth on Schedule D opposite the floor designated by Owner as the Second Optional Additional Space; commencing with the first day of the 4th Rent Period (or, in the event the term applicable to the Second Option Additional Space shall commence during the 4th Rent Period, then for the period from the commencement date of such term to the last day of said Period) by a sum equal to Forty-two ($42.00) Dollars multiplied by the number of rentable square feet set forth in Schedule D opposite the floor designated by Owner as the Second Option Additional Space; the amounts computed as aforesaid shall be deemed inserted in the appropriate columns in subsection l.03.A.(ii) opposite the floor designated by Owner as the Second Option Additional Space;

            (iii) The monthly instalments of Fixed Rent set forth in subsection 1.03.B. shall be increased accordingly;

            (iv)  Tenant's Proportionate Share, as set forth in subsection E of
         Section 23.01, shall be increased by the percentage set forth in the column of Schedule D entitled "Tenant's Proportionate Share" opposite the floor designated by Owner as the Second Option Additional Space.

         E. Tenant agrees to accept the Second Option Additional Space in the condition which shall exist at the commencement of the term applicable thereto, as is, and agrees that Owner will not be required to make any alterations, additions, improvements or decorations thereto in order to prepare the Second Option Additional Space for Tenant's occupancy except that on or about the commencement of the term applicable to all or any portion of the Second Option Additional Space Owner agrees to make any repairs to such Space required to be made by Owner pursuant to the provisions of subdivision (ii) of Section 5.02.

         F. It is understood and agreed that time is of the essence with respect to the exercise of the option set forth in subsection A of Section 39.02 and, if Tenant does not exercise such option on or prior to the date which is thirteen (13) years and six (6) months next following the Commencement Date any notice of the exercise of such option given after the date which is thirteen
(13) years and six (6) months next following the Commencement Date shall be void and of no further force or effect.

         G. Owner agrees that Tenant shall not be required to pay that portion of the Fixed Rent applicable to the Second Option Additional Space for the period from the effective commencement date of the term applicable to the Second Option Additional Space to and including the date one-hundred thirty-four (134) days thereafter.

         Section 39.03. A. Upon request of Owner or Tenant, the parties from time to time, will execute and deliver to the other, an instrument in form satisfactory to Owner, stating whether or not Tenant has exercised the options contained in the provisions of Section 39.01 and 39.02; as the case may be; however, neither Owner's or Tenant's failure to request the execution of such instrument nor Owner's or Tenant's failure to execute and deliver such instrument shall vitiate the foregoing provisions of this Article.

        B. Upon request of Owner or Tenant, the parties from time to time, will execute and deliver to the other, instruments, in form satisfactory to Owner, setting forth all of the modifications to this Lease resulting from the exercise of any of such options including, but not limited to, the effective commencement date of the term applicable to the First Option Additional Space and Second Option Additional Space, as the case may be; however, neither Owner's or Tenant's failure to request the execution of such instrument nor Owner's or Tenant's failure to execute and deliver such instrument shall vitiate the foregoing provisions of this Article.

        Section 39.04. Notwithstanding the foregoing provisions of this Article, Owner recognizes and shares Tenant's preference to have the First Option Additional Space and Second Option Additional Space contiguous to the other floors containing the Demised Premises and serviced by the same elevator bank provided, however, Tenant acknowledges that the foregoing provisions of this
Section is a recognition by Owner of Tenant's preference only and Owner shall have no obligation to make any such Space so contiguous or served by the same elevator bank.


                                  ARTICLE 40

                           Tenant's Renewal Options

        Section 40.01. A. Provided (a) Tenant is not then in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond the applicable grace period for the curing of any such default and (b) Tenant, (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07) in contradistinction to subtenants or other occupants, shall then be in occupancy of at least seventy-five (75%) percent of the space leased to Tenant under this Lease (for the purposes of this Article 40 any space leased to Tenant under this Lease which has been eliminated from the Demised Premises pursuant to the provisions of Section 11.03 shall be deemed to be space leased to Tenant under this Lease) Tenant shall have the option to renew this Lease and the Demised Term for a first renewal term (the "First Renewal Term") of ten (10) years commencing on the date (the "First Renewal Date") next following the Expiration Date fixed in this Lease pursuant to the provisions of Article 1 (the "Original Expiration Date"), and ending, unless sooner terminated pursuant to the terms, covenants or conditions of this Lease or pursuant to law, on the date (the "First Extended Expiration Date") which is the tenth (10th) anniversary date of the Original Expiration Date. If the Tenant exercises such option in accordance with the provisions and limitations of this Article, this Lease and the Demised Term shall be renewed for the First Renewal Term at a Fixed Rent equal to (i) ninety-five (95%) percent of the fair market annual rental value of all portions of the Demised Premises other than those, if any, leased and added to the Demised Premises pursuant to the provisions of Articles 38, 39 and 41 and one-hundred (100%) percent of the fair market annual rental value of any portions of the Demised Premises so leased and added thereto, as of the date between the First Renewal Notice Date (as defined in subsection B of this Section) and the first (1st) anniversary of the First Renewal Notice Date as of which such fair market annual rental value shall have been determined by agreement between Owner and Tenant or by arbitration as hereinafter provided in Section 40.05, plus (ii) such adjustment to such fair market annual rental value as shall be determined pursuant to the provisions of
Section 40.04 (but in no event shall such Fixed Rent for the Demised Premises for the First Renewal Term be less than the Fixed Rent in effect on the Original Expiration Date [before giving effect to any abatement or apportionment of Fixed Rent]); and upon all of the other then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23 of this Lease) and the Original Expiration Date shall be deemed extended to the First Extended Expiration Date.

         B. The option set forth in subsection 40.0l.A. may only be exercised by notice given by Tenant to Owner on or prior to the last day (referred to as the "First Renewal Notice Date") of the calendar month in which the day immediate1y preceding the date which is nine (9) months next following the seventeenth
(17th) anniversary of the Commencement Date shall occur. Time is of the essence with respect to the exercise of such option. Tenant shall not have the right to give any such notice after the First Renewal Notice Date, and any notice given after the First Renewal Notice Date purporting to exercise such option shall have no force and effect.

         C. Notwithstanding the exercise by Tenant of the option set forth in subsection 40.0l.A., if Tenant is dissatisfied with the fair market annual rental value of the Demised Premises as determined by arbitration as hereinabove provided in Section 40.05, Tenant shall have the single right exercisable by notice given by Tenant to Owner on or prior to the date thirty (30) days next following such determination to cancel the exercise of such option and in the event such right is exercised by Tenant, such option to renew the Demised Term for the First Renewal Term, as well as the options set forth in Sections 40.02 and 40.03, shall thereupon be deemed deleted from this Lease and of no further force and effect so that Tenant shall have no further option to extend or renew the Demised Term and this Lease and the Demised Term shall end, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law, on the Original Expiration Date. Time is of the essence with respect to the exercise of such right on or prior to the date thirty (30) days next following the determination as aforesaid, any notice given by Tenant to Owner after said date purporting to exercise such right shall be void and of no force and effect and the Demised Term shall be renewed as hereinabove provided.

         Section 40.02. A. Provided (a) Tenant is not then in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond the applicable grace period for the curing of any such default, and (b) Tenant shall have unconditionally exercised the option for the First Renewal Term, and (c) Tenant (and/or any subsidiaries or affiliates of Tenants as provided in Section 11.07) in contradistinction to subtenants or other occupants, shall then be in occupancy of at least seventy-five (75%) percent of the space leased to Tenant under this Lease, Tenant shall have the option to renew this Lease and the Demised Term for a second, renewal term (the "Second Renewal Term") of ten (10) years commencing on the date (the "Second Renewal Date") next following the First Extended Expiration Date, and ending, unless sooner terminated pursuant to the terms, covenants or conditions of this lease or pursuant to law, on the date (the "Second Extended Expiration Date") which is the tenth (10th) anniversary date of the First Extended Expiration Date. If Tenant exercises such option in accordance with the provisions and limitations of this Article, this Lease and the Demised Term shall be renewed for the Second Renewal Term at a Fixed Rent equal to (i) one-hundred (100%) percent of the fair market annual rental value of the Demised Premises as of the date between the seventh (7th) anniversary of the Original Expiration Date and the eighth (8th) anniversary of the Original Expiration Date as of which such fair market annual rental value shall have been determined by agreement between Owner and Tenant or by arbitration as hereinafter provided in Section 40.05, plus (ii) such adjustment to such fair market annual rental value as shall be determined pursuant to the provisions of Section 40.04 (but in no event shall such Fixed Rent for the Demised Premises for the Second Renewal Term be less than the Fixed Rent in effect on the First Extended Expiration Date [before giving effect to any abatement or apportionment of Fixed Rent]); and upon all of the other then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23 of this Lease) and the First Extended Expiration Date shall be deemed extended to the Second Extended Expiration Date.

         B. The option set forth in subsection 40.02.A. may only be exercised by notice given by Tenant to Owner on or prior to the seventh (7th) anniversary date of the Original Expiration Date. Time is of the essence with respect to the exercise of such option. Tenant shall not have the right to give any such notice after the seventh (7th) anniversary date of the Original Expiration Date, and any notice given after the seventh (7th) anniversary date of the Original Expiration Date purporting to exercise such option shall have no force and effect.

         C. Notwithstanding the exercise by Tenant of the option set forth in subsection 40.02.A., if Tenant is dissatisfied with the fair market annual rental value of the Demised Premises as determined by arbitration as hereinabove provided in Section 40.05, Tenant: shall have the single right exercisable by notice given by Tenant to Owner on or prior to the date thirty (30) days next following such determination, to cancel the exercise of such option and in the event such right is exercised by Tenant, such option to renew the Demised Term for the Second Renewal Term, as well as the option set forth in
Section 40.03 shall thereupon be deemed deleted from this Lease and of no further force and effect so that Tenant shall have no further option to extend or renew the Demised Term and this Lease and the Demised Term shall end, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law, on the First Extended Expiration Date. Time is of the essence with respect to the exercise of such right on or prior to the date thirty (30) days next following the determination as aforesaid, any notice given by Tenant to Owner after said date purporting to exercise such right shall be void and of no force and effect and the Demised Term shall be renewed as hereinabove provided.

         Section 40.03. A. Provided (a) Tenant is not then in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed, and (b) Tenant shall have unconditionally exercised the option for the Second Renewal Term, and (c) Tenant, (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07), in contradistinction to subtenant or other occupants, shall then be in occupancy of at least seventy-five (75%) percent of the space leased to Tenant under this Lease, Tenant shall have the option to renew this Lease and the Demised Term for a third renewal term (the "Third Renewal Term") of seven (7) years commencing on the date (the "Third Renewal Date") next following the Second Extended Expiration Date, and ending, unless sooner terminated pursuant to the terms, covenants or conditions of this Lease or pursuant to law, on the date (the "Third Extended Expiration Date") which is the seventh (7th) anniversary date of the Second Extended Expiration Date. If Tenant exercises such option in accordance with the provisions and limitations of this Article, this Lease and the Demised Term shall be renewed for the Third Renewal Term at a Fixed Rent equal to (i) one-hundred (100%) percent of the fair market annual rental value of the Demised Premises as of the date between the seventh (7th) anniversary of the First Extended Expiration Date and the eighth (8th) anniversary of the First Extended Expiration Date as of which such fair market annual rental value shall have been determined by agreement between Owner and Tenant or by arbitration as hereinafter provided in Section 40.05, plus (ii) such adjustment to such fair market annual rental value as shall be determined pursuant to the provisions of
Section 40.04 (but in no event shall such Fixed Rent for the Demised Premises for the Third Renewal Term be less than the Fixed Rent in effect on the Second Extended Expiration Date [before giving effect to any abatement or apportionment or Fixed Rent]) and upon all of the other then executory terms, covenants and conditions contained in this Lease (including, but not limited to, the provisions of Article 23 of this Lease) and the Second Extended Expiration Date shall be deemed extended to the Third Extended Expiration Date.

         B. The option set forth in subsection 40.03.A. may only be exercised by notice given by Tenant to Owner on or prior to the seventh (7th) anniversary date of the First Extended Expiration Date. Time is of the essence with respect to the exercise of such option. Tenant shall not have the right to give any such notice after the seventh (7th) anniversary date of the First Extended Expiration Date, and any notice given after the seventh (7th) anniversay date of the First Extended Expiration Date purporting to exercise such option shall have no force and effect.

         C. Notwithstanding the exercise by Tenant of the option set forth in subsection 40.03.A., if Tenant is dissatisfied with the fair market annual rental value of the Demised Premises as determined by arbitration as herein-above provided in Section 40.05, Tenant shall have the single right exercisable by notice given by Tenant to Owner on or prior to the date thirty (30) days next following such determination, to cancel the exercise of such option and in the event such right is exercised by Tenant, such option to renew the Demised Term for the Third Renewal Term shall thereupon be deemed deleted from this Lease and of no further force and effect so that Tenant shall have no further option to extend or renew the Demised Term and this Lease and the Demised Term shall end, unless sooner terminated pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law, on the Second Extended Expiration Date. Time is of the essence with respect to the exercise of such right on or prior to the date thirty (30) days next following the determination as aforesaid, any notice given by Tenant to Owner after said date purporting to exercise such right shall be void and of no force and effect and the Demised Term shall be renewed as hereinabove provided.

         Section 40.04. A. For the purposes of this subsection A, Owner and Tenant agree that the term "Price Index" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers based on the United States Cities National Monthly Average For All Group Commodities and Items, published by the United States Department of Labor, Bureau of Labor Statistics, or a successor substitute index. If in any calendar year during the Demised Term the 1967 average of 100 is no longer used as the basis of calculation of the Price Index, then for the purposes of this subsection A, the Price index for such calendar year shall be recalculated as though such 1967 average of 100 were still the basis of calculation of the Price Index for such calendar year. In the event such Price Index (or a successor substitute index) is not available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining a Price Index shall be used to reflect the increase in the national cost of living.

          B. After the fair market annual rental value for the Demised Premises shall have been determined by agreement between Owner and Tenant or by arbitration as hereinafter provided, such fair market annual rental value shall be increased by adding to such fair market annual rental value a sum determined by multiplying such fair market annual rental value by the percentage increase in the Price Index for the month in which the First Renewal Date, Second Renewal Date, and Third Renewal Date, as the case may be, shall occur above the Price Index for the month in which such fair market annual rental value for the Demised Premises shall have been so determined by agreement or by arbitration.

          Section 40.05. In the event Owner and Tenant are unable to agree as to the fair market annual rental value of the Demised Premises, such fair market annual rental value shall be determined by arbitration as follows:

               (a) Owner and Tenant shall each appoint an arbitrator within thirty (30) days after notice by either party requesting arbitration of the issue. If either Owner or Tenant shall have failed to appoint an arbitrator within such period of time, then such arbitrator shall be appointed by the American Arbitration Association, or its successor, or if at such time such association is not in existence and has no successor, then by the Presiding Justice of the Appellate Division, First Department, of the Supreme Court of the State of New York, or any successor court, upon request of either Owner or Tenant, as the case may be.

               (b) The two arbitrators appointed as above provided, shall select a third arbitrator and if they fail to do so within thirty (30) days after their appointment, such third arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so.

               (c) All of such arbitrators shall be real estate appraisers or brokers having at least fifteen (15) years of experience in such field in the Borough of Manhattan, City of New York.

               (d) The three arbitrators, selected as aforesaid, forthwith shall convene and render their decision as to the fair market annual rental value of the Demised Premises as promptly as practicable after the appointment of the third arbitrator but in any event such decision shall be rendered before the date which is ninety (90) days prior to
          (i) the first (1st) anniversary of the First Renewal Notice Date with respect to the option set forth in Section 40.01, (ii) the eighth
          (8th) anniversary date of the Original Expiration Date with respect to the option set forth in Section 40.02, and (iii) the eighth (8th) anniversary date of the First Extended Expiration Date with respect to the option set forth in Section 40.03, as the case may be. The decision of such arbitrators shall be in writing and the vote of the majority of them (or, if there be no majority decision, then the decision of the last appointed arbitrator) shall be the decision of all and binding upon Owner and Tenant, whether or not a judgment shall be entered in any court. Duplicate original counterparts of such decision shall be sent by the arbitrators to both Owner and Tenant.

               (e) The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence which may be presented at any hearing as well as facts and data which the arbitrators may discover by investigation and inquiry outside of such hearings. The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions however, the differences, if any, between the escalation provisions employed in this Lease and those generally employed in other leases at the time shall be taken into account in the determination of fair market annual rental value. The cost and expense of such arbitration shall be borne equally by Owner and Tenant, except that each party shall pay its own counsel fees and expenses.

               (f) The sole function of the arbitrators shall be the determination of the fair market annual rental value of the Demised Premises. Notwithstanding the findings of the arbitrators, the Fixed Rent during (i) the First Renewal Term shall not be less than the Fixed Rent in effect on the Original Expiration Date (before giving effect to any abatement or apportionment of Fixed Rent), (ii) the Second Renewal Term shall not be less than the Fixed Rent in effect on the First Extended Expiration Date (before giving effect to any abatement or apportionment of Fixed Rent), and (iii) the Third Renewal Term shall not be less than the Fixed Rent in effect on the Second Extended Expiration Date (before giving effect to any abatement or apportionment of Fixed Rent).

     Section 40.06. Owner shall not be required to make any alterations, perform any work, give Tenant any credit towards work or rent holidays in connection with the exercise by Tenant of the first, second or third renewal options set forth in Sections 40.01, 40.02 or 40.03.

     Section 40.07. Notwithstanding anything contained to the contrary in Sections 40.01, 40.02 or 40.03, in the event that, on the date of the exercise of the options set forth in Section 40.01, and/or 40.02 and/or 40.03, more than two (2) entire floors in the Building then comprising the Demised Premises are occupied by subtenants or occupants other than Tenant (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07) then, in such event, the renewal options set forth in Section 40.01, and/or 40.02 and/or 40.03, as the case may be, shall apply only to the space then occupied by Tenant (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07), in contradistinction to subtenants or other occupants, all references in this Article to the Demised Premises shall relate only to such space for which Tenant is permitted to renew this Lease pursuant to the foregoing provisions of this
Section 40.07, and (i) any determination of the fair market annual rental value of the Demised Premises pursuant to the provisions of this Article (ii) reference to the Fixed Rent in effect on the Original Expiration Date and/or the First Extended Expiration Date and/or the Second Extended Expiration Date shall mean a detemination of the fair market annual rental value of, or the Fixed Rent in effect with respect to (as the case may be) such space as to which this Lease has been renewed, and Tenant's Proportionate Share (as defined in Article 23) shall be deemed reduced in the proportion which the area of the Demised Premises as to which this Lease has been renewed bears to the total area of the Demised Premises as to which this Lease would have been renewed had this Section 40.07 not applied. Notwithstanding the foregoing, in the event that Tenant desires that all such doors remain included in the Demised Premises, Tenant may so elect when Tenant exercises the appropriate option. However, with respect to such floors and the First Renewal Term only, the applicable renewal option shall be at one hundred (100%) percent of fair market annual rental value.

     Section 40.08. A. Upon request of Owner or Tenant, the parties from time to time, will execute and deliver to the other, an instrument in form reasonably satisfactory to Owner, stating whether or not Tenant has exercised the options contained in the provisions of Section 40.01, 40.02 and 40.03, as the case may be, and whether or not Tenant shall have exercised or be deemed to have exercised the rights set forth in subsection C of the relevant one of such Sections to cancel the exercise of any such options; however, neither Owner's or Tenant's failure to request the execution of such instrument nor Owner's or Tenant's failure to execute and deliver such instrument shall vitiate the foregoing provisions of this Article.

     B. Upon request of Owner or Tenant, the parties from time to time, will execute and deliver to the other, instruments in form reasonably satisfactory to Owner, setting forth all of the modifications to this Lease resulting from the exercise of any of such options or rights including, but not limited to, the Fixed Rent during the First Renewal Term, Second Renewal Term and/or Third Renewal Term, as the case may be; however, neither Owner's or Tenant's failure to request the execution of such instrument nor Owner's or Tenant's failure to execute and deliver such instrument shall vitiate the foregoing provisions of this Article.

                                  ARTICLE 41

                     Rights For Further Additional Spaces

     Section 41.01. Provided (a) Tenant is not then in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond the applicable grace period for the curing of any such default
(b) Tenant, (and/or any subsidiaries or affiliates of Tenant as provided in Section 11.07) in contradistinction to subtenants or other occupants, shall then be in occupancy of at least seventy-five (75%) percent of the space leased to Tenant under this Lease (for the purpose of this Article 41, any space leased to Tenant under this Lease which has been eliminated from the Demised Premises pursuant to the provisions of Section 11.03 shall be deemed space leased to Tenant under this Lease), Tenant shall have the option, subject to the provisions of this Article, but only after the seventeenth (17th) anniversary of the Commencement Date, exercisable in accordance with the provisions of Section 41.02, to lease and add to the Demised Premises any space in the Building which becomes available for leasing during the Demised Term, as the same may be extended pursuant to the provisions of Article 40. No such space shall be deemed "available for leasing" if (a) the then tenant of such space, or any assignee, subtenant or other occupant holding through or under such tenant, shall enter into (i) any agreement with Owner extending the letting agreement affecting such space, or (ii) any new lease with Owner affecting such space, or (b) any other tenant in the Building or any assignee of such other tenant shall exercise any contractual option or right which such tenant has to lease such space. Notwithstanding the foregoing provisions of this Section 41.01, Tenant shall not have the right to lease and add to the Demised Premises any space which becomes available for leasing if, at the time of the exercise of such option by Tenant, the remaining term of this Lease is less than five (5) years unless Tenant has unconditionally exercised one of the renewal options set forth in Article 40 so as to extend such remaining term for a period of five (5) years or more.

     Section 41.02. In the event that any such space shall become available for leasing in accordance with the provisions of Section 41.01, Owner shall give notice thereof to Tenant, (any such notice is referred to as an "Availability Notice"), which Notice may be given up to eighteen (18) months prior to the date set forth in such Notice on which such space is expected to become vacant and available for leasing and, in such event, Tenant shall have the option, exercisable only by notice given to Owner within thirty (30) days next following the date of the giving of such Availability Notice to lease and add such space to the Demised Premises; (any such space is referred to as an "Additional Option Space"; any such date set forth in an Availability Notice is referred to as an "Applicable Expected Vacancy Date"; and any notice given by Tenant to Owner exercising any such option is referred to as an "Additional Option Notice"). In the event that any Additional Option Space shall become available for leasing sooner than the Applicable Expected Vacancy Date because of the expiration of the term of the lease affecting such space, as opposed to the termination of said lease prior to its original expiration date, Owner shall have the right to accelerate the Applicable Expected Vacancy Date by not less than sixty (60) days notice to Tenant. Any such space shall be leased and added to the Demised Premises at an annual rental rate equal to the fair market annual rental of the applicable Additional Option Space on the commencement date of the term applicable thereto, as determined by agreement between Owner and Tenant or by arbitration in accordance with the provisions of Section 41.07, except, however, that such annual rental rate per rentable square foot shall not in any event be less than the last annual rental rate per rentable square foot required to be paid to Owner by the previous occupant of such space (of, if there shall be more than one such occupant, at the last average annual rental rate per rentable square foot required to be paid to Owner by such occupants) but such Additional Option Space shall otherwise be leased and added to the Demised Premises upon the same executory terms, covenants and conditions as are contained in this Lease (including, but not limited to, the provisions of Article 23) except as otherwise provided in this Article, adjusted to reflect (x) the number of rentable square feet contained in the applicable Additional Option Space (as set forth on Schedule D opposite the floor designated by Owner in the applicable Availability Notice in the event such Space shall constitute an entire floor, or if less than an entire floor as set forth by Owner in such Availability Notice), and (y) that the term shall commence on the Applicable Expected Vacancy Date, as the same may have been accelerated by Owner pursuant to the provisions of this
Section 41.02, subject however, to the provisions of Section 41.03.

     Section 41.03. Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of any Additional Option Space may not have vacated and surrendered all or any portions of the Additional Option Space to Owner by the Applicable Expected Vacancy Date. Accordingly, notwithstanding anything to the contrary contained in Sections 41.01 or 41.02 or in any Availability Notice,
(a) the term of this Lease applicable to the Additional Option Space shall commence (i) on the Applicable Expected Vacancy Date with respect to those portions, if any, of the Additional Option Space which are vacant on the Applicable Expected Vacancy Date, and (ii) with respect to those portions, if any, of the Additional Option Space which are not vacant on the Applicable Expected Vacancy Date on the respective later date or dates upon which such portions of the Additional Option Space become vacant and Owner gives notice to Tenant of such vacancy; (b) the Expiration Date shall not be affected thereby;
(c) the increases in the Fixed Rent, Tenant's Proportionate Share and all other modifications of this Lease resulting from the application of the provisions of this Article shall be equitably adjusted to reflect the fact that all or any portions of the Additional Option Space have not been leased and added to the Demised Premises on the Applicable Expected Vacancy Date but are leased and added to the Demised Premises on a date or dates after the Applicable Expected Vacancy Date; (d) except as set forth in this sentence neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; (e) Tenant waives any rights under Section 233-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease and further waives the right to recover any damages against Owner which may result from the failure of
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                                       65

Owner to deliver possession of all of any portions of the Additional Option Space on the Applicable Expected Vacancy Date; and (f) Owner shall institute, within twenty (20) days after the Applicable Expected Vacancy Date, possession proceedings against any tenants or occupants who have not vacated and surrendered all or any portion of the Additional Option Space, and shall prosecute such proceedings to completion with reasonable diligence.

     Section 41.04. It is understood and agreed that time is of the essence with respect to the exercise of any option pursuant to this Article and that if Tenant does not exercise such option within the time limitation set forth in
Section 41.02, any notice purporting to exercise such option given after the expiration of such time limitation shall be void and of no force and effect.

     Section 41.05. On the effective commencement date of the term applicable to any Additional Option Space, this Lease shall be deemed modified as follows:

          (i) The Demised Premises shall include, the Additional Option Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Additional Option Space or at any time during said term, other than Tenant's Personal Property) for all purposes of this Lease;

          (ii) The Fixed Rent shall be increased, for the period from the commencement date of the term applicable to the Additional Option Space to the last day of the then current term of this Lease by a sum equal to the annual rental rate determined as provided in Section 41.02 and the amount so determined shall be deemed inserted in the appropriate columns opposite the floor designated by Owner as the Additional Option Space in subsection 1.03.A.(ii);

          (iii) The monthly instalments of Fixed Rent set forth in subsection 1.03.B. shall be increased accordingly;

          (iv)  Tenant's Proportionate Share, as set forth in subsection E of
     Section 23.01, shall be increased by the percentage set forth in the column of Schedule D entitled "Tenant Proportionate Share" opposite the floor designated by Owner as the Additional Option Space (however, if the Additional Option Space constitutes less than an entire floor, Landlord shall designate the appropriate percentage in its Availability Notice).

          (v) Notwithstanding the foregoing subdivision (iv), in the event that Owner, in the Availability Notice, shall advise Tenant that Owner proposes to employ different and/or additional escalation provisions in this Lease applicable only to the Additional Option Space, which different and/or additional escalation provisions are then being generally employed in other leases in comparable buildings in New York City at the time, such different and/or additional escalation provisions shall be incorporated in this Lease with respect to the Additional Option Space. In such event, such different and/or additional escalation provisions shall be taken into consideration when determining fair market annual rental value for such space.

     Section 41.06. Tenant agrees to accept each Additional Option Space in the condition which shall exist on the commencement date of the term applicable thereto, "as is", and agrees that Owner shall not be required to perform any work or make any installations, additions, improvements or decorations thereto in order to prepare such space for Tenant's occupancy except that on or about the commencement of the term applicable to all or any portion of the Additional Option Space Owner agrees to make any repairs to such Space required to be made by Owner pursuant to subdivision (ii) of Section 5.02.

     Section 41.07. A. In the event Owner and Tenant are unable to agree as to the fair market annual rental value of any Additional Option Space leased by Tenant pursuant to the provisions of this Article, such fair market annual rental value shall be determined by arbitration in the same manner as is set forth in Section 40.05.

     B. Notwithstanding any findings of the arbitrators the annual rental rate per square foot with respect to each Additional Option Space shall not be less than the last annual rental rate per square foot required to be paid to Owner by the previous occupant of such Space or, in the event there shall have been more than one (1) such occupant, not less than the last average annual rental rate required to be paid to Owner by such occupants.

     Section 41.08. A. Upon request of Owner or Tenant, the parties from time to time, shall execute and deliver to the other instruments, in form reasonably satisfactory to Owner, stating whether or not Tenant has exercised any right to lease any Additional Option Space pursuant to the provisions of this Article.

     B. Upon the request of Owner or Tenant, the parties from time to time, shall execute and deliver to the other, instruments, in form reasonably satisfactory to Owner, setting forth all of the modifications to this Lease resulting from the exercise of any such options, including, but not limited to, the increases in the Fixed Rent resulting therefrom and any different and/or additional escalation provisions, as provided in subdivision (v) of Section 41.05.

     C. Neither the failure of Owner or Tenant to request the execution of any such instrument nor Owner's or Tenant's failure to execute and deliver such instrument shall vitiate any of the provisions of this Article.

                                  ARTICLE 42

                                 Parties Bound

     Section 42.01. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Owner and Tenant and, except as otherwise provided in this Lease, their respective heirs, distributees, executors, administrators, successors and assigns. However, the obligations of Owner under this Lease shall no longer be binding upon Owner named herein after the sale, assignment or transfer by Owner named herein (or upon any subsequent Owner after the sale, assignment or transfer by such subsequent Owner) of its interest in the Building as owner or lessee, and in the event of an such sale, assignment or transfer, such obligations shall thereafter be binding upon the grantee, assignee or other transferee of such interest, and any such grantee, assignee or transferee, by accepting such interest, shall be deemed to have assumed such obligations. Notwithstanding anything to the contrary contained in the foregoing sentence, no such sale, assignment or transfer by Broadway 52nd Associates shall release Broadway 52nd Associates from its obligations to perform Owner's Initial Construction (as to such obligations set forth in this sentence there shall be no limitation on its liability). A lease of the entire Building shall be deemed a transfer within the meaning of the foregoing sentence. Tenant shall look solely to the estate and interest of Owner, its successors and assigns, in the Real Property and Building for the collection or satisfaction of any judgement recovered against Owner based upon the breach by Owner of any of the terms, conditions or covenants of this Lease on the part of Owner to be performed, with the exception of any breach of Broadway 52nd Associates' obligation to perform Owner's Initial Construction, and no other property or assets of Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to either this Lease, the relationship of landlord and tenant hereunder, or Tenant's use and occupancy of the Demised Premises.

                                  ARTICLE 43

                              Memorandum Of Lease

     Section 43.01. At the request of Tenant, Owner and Tenant shall execute and deliver to each other a short form or memorandum of this Lease for the purpose of recording the interest of Tenant in the Demised Premises, said short form or memorandum of lease to be in form reasonably satisfactory to Owner. In the event the parties shall execute and deliver such short form or memorandum of lease, it shall under no circumstances be deemed to modify or change any of the provisions of this Lease, which provisions shall, in all instances, prevail. Tenant agrees that following the expiration or sooner termination of this Lease Tenant shall, at the request of Owner, execute and deliver to Owner an agreement, in recordable form and in substance reasonably satisfactory to Owner, terminating such memorandum of lease. In the event Tenant shall fail to execute or deliver any such agreement within a reasonable time after Owner's request therefor, Tenant hereby irrevocably constitutes and appoints Owner as Tenant's agent and attorney-in-fact to execute any such agreement for or on behalf of Tenant.


                                  ARTICLE 44

                          Telecommunications Antenna

     Section 44.01 Tenant shall have the right to install a telecommunications transmitting and receiving antenna or "dish" on the roof of the Building, the exact location of which shall be designated by Owner, and cables connecting such antenna or dish to equipment in the Demised Premises running through conduits, pipes or shafts in the Building, the exact location of which shall be designated by Owner. The foregoing installations shall be made at Tenant's sole cost and expense and in accordance with all the provisions of this Lease, including, but not limited to, the provisions of Article 3 and
Article 6. All of the foregoing installations shall be subject to all rights of any mortgagees and ground lessors. Owner shall have no responsibility for the maintenance and repair of any such installations and Tenant, at Tenant's sole cost and expense, shall keep all said installations in good condition and make all necessary repairs and replacements thereto and to the Building occasioned thereby. Upon the Expiration Date or sooner termination of the Demised Term, or if required by any applicable governmental authorities or any mortgagee or any ground lessor. Tenant, at Tenant's sole cost and expense, shall, upon request of Owner, remove such installations and make all repairs to the Building occasioned by such removal. If Owner elects, however to have such installations remain in the Demised Premises, such installations shall remain in the Demised Premises at no cost and expense to Owner. The foregoing installations shall be subject to such conditions with respect to such installations and the maintenance thereof as may reasonably be imposed by Owner. At Owner's election, such installations shall be made on behalf of Tenant by Owner or a contractor or contractors designated by Owner in either event, at Tenant's sole cost and expense.


     In Witness Whereof, Owner and Tenant have respectively signed and sealed this Lease as of the day and year first above written.


                                             BROADWAY 52ND ASSOCIATES


                                             By     /s/ [ILLEGIBLE]^^
                                               ----------------------------
                                                    a general partner

Witness:

/s/ [ILLEGIBLE]^^
---------------------
                                                                      Owner


                                             D'ARCY MASIUS BENTON & BOWLES, INC.


                                             By     /s/ [ILLEGIBLE]^^
                                               ---------------------------------
                                                                         Tenant

Attest:

/s/ [ILLEGIBLE]^^                                               (Corporate Seal)
----------------------

                                  SCHEDULE A

                         OWNER'S INITIAL CONSTRUCTION

     I. Owner agrees, at Owner's expense to perform and make the following Building standard core work and installations in the Demised Premises, as designated and selected by Owner:

          A. Supply and erect exterior walls with windows and glass and insulation.

          B.  Supply and install venetian blind pockets at all windows.

          C. Supply and install peripheral fin tube convectors with convector enclosures.

          D. Supply and install gypsum board core wall facing space to be tenanted, ready for paint or wall covering.

          E. Supply and install ceramic tile floors and ceiling high walls in core toilet rooms.

          F. Supply and install gypsum board walls with wall covering finish in Women's Powder Rooms and Men's Vestibules of core toilet rooms.

          G. Supply and install acoustic tile ceilings, with light fixtures in core toilet rooms and Women's Powder Rooms and Men's Vestibules thereof.

          H. Supply and install plumbing waste, water and vent pipes at locations on each floor to be designated by Owner.

          I.  Fireproof and frame all columns.

          J. Supply and install electric power and panel board in electric closet on each floor.

          K. Supply and install air-conditioning unit on each floor where designated by Owner.

          L. Supply and install sprinkler riser on each floor where designated by Owner.

          M. Supply and install janitor closet and telephone closet on each floor where designated by Owner.

          N. Supply and install empty sleeves, to be located in core telephone closets, for tenant communication and or data processing systems.

     II. A. Owner shall complete the construction of the Building substantially in accordance with plans and outline specifications prepared by Owner a schedule of which is set forth on Schedule E, and the actual specifications which shall be substantially in accordance with such outline specifications (the "Building Plans and Specifications"). Owner may make such changes to the Building Plans and Specifications, as Owner, in its sole discretion, deems desirable, provided that as to any such change which (i) materially and adversely affects the Demised Premises or the performance specifications of the Building systems serving the Demised Premises, (ii) increases or decreases the rentable square feet of the Demised Premises by more than five (5%) percent, (iii) reduces the generally available height for hung ceilings in any floor of the Demised Premises below eight feet four inches (8'4"), (iv) substantially alters the Building core (including the location of the fan rooms) or column space, such changes shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld or delayed. Owner may, however, substitute any materials or equipment for those required by the Building Plans and Specifications. Upon reasonable notice to Owner, Tenant shall have access to the Building during the course of construction to observe the progress of such work, which access shall be subject to such reasonable conditions as Owner may impose.

     B. (1) In those cases where Tenant's approval for any changes from the Building Plans and Specifications is required as provided in subparagraph II A, Owner shall, from time to time, deliver to Tenant notice of any such changes.

         (2) Unless Tenant shall notify Owner of Tenant's disapproval of a change from the Building Plans and Specifications for which Tenant's approval is required within fifteen (15) days after notice to Tenant of any such changes, Tenant shall be deemed to approve such change.

     (3) Owner agrees throughout construction of the Building to keep Tenant advised of the progress of such construction by (i) including Tenant on a distribution list for periodic progress bulletins and (ii) meeting with Tenant and its representatives at reasonable intervals.

     (4) Upon completion of the Building Plans and Specifications, as well as any changes thereto, Owner shall promptly deliver three (3) complete sets thereof (which shall be in one-eighth (1/8") inch scale) to Tenant. For Tenant's information only, Owner shall attempt to make available to Tenant, at Owner's Office where practicable, samples of materials to be used in connection with finish work to be incorporated into the Building (including the Building skin and lobby treatment).

  III. A. Tenant shall submit to Owner a complete set of detailed architectural plans and specifications of the work and installations which Tenant desires Owner to perform and make on each floor of the Demised Premises (including but not limited to, any Initial Option Space which may be added to the Demised Premises) in accordance with the following schedule (each such set of plans and specifications is referred to as a "Tenant's Plan") substantially in the same order as the sequence for completion of Occupancy Units as provided in Section 1.04:

          (1) On or prior to July 1, 1988 Tenant shall submit to Owner a Tenant's Plan affecting not less than twenty-five (25%) percent of the Demised Premises.

          (2) On or prior to July 11, 1988, Tenant shall submit to Owner a Tenant's Plan affecting the next twenty-five (25%) percent of the Demised Premises.

          (3) On or prior to July 20, 1988, Tenant shall submit to Owner a Tenant's Plan affecting the next twenty-five (25%) percent of the Demised Premises.

          (4) On or prior to August 1, 1988, Tenant shall submit to Owner a Tenant's Plan affecting the next twenty-five (25%) percent of the Demised Premises.

          (5) Notwithstanding the foregoing subdivisions (1) through (4), Tenant shall have the right to submit a Tenant's Plan with respect only to painting and other wall covering (other than any cabinet work) selections for the entire Demised Premises on or prior to September 1, 1988.

  B. Each Tenant's Plan shall contain, but shall not be limited to, all designations and selections required to be made by Tenant, as well as the heat factor, if any, of all equipment intended to be used in, and the human load factor proposed for, each room or other area. Tenant's Plan shall designate, subject to compliance with all laws, orders and regulations of all governmental authorities having jurisdiction, the location of sprinkler heads and associated piping. Tenant's Plan shall not designate any work, materials or installations which (i) require the use of contractors of a type other than those normally engaged by Owner in the construction of the Building, (ii) is not practical and consistent with the physical conditions in the Building and with the plans for the Building to be filed with the Department of Buildings of the City of New York, (iii) will impair Owner's ability to perform any of Owner's obligations under the provisions of this Lease, (iv) will affect any portions of the Building other than the Demised Premises or (v) does not comply with the provisions of Section 29.04. Tenant's Plan shall not designate and area which shall have an electrical load in excess of 4 watts per square foot of usable area for all purposes (including lighting and power) or which shall have a human occupancy factor in excess of one (1) person per one hundred (100) square feet of usable area (the average electrical load and human occupancy factors for which the HVAC systems have been designed): Tenant acknowledges that it has been advised that the HVAC systems serving the Building and the Demised Premises will be designed, in accordance with the provisions of the New York State Energy Conservation Construction Code, to maintain temperatures in the Demised Premises as specified below, provided that (i) outside temperature is not less than l5(degrees)F and not more than 89(degrees)F and (ii) the sources of heat in any room or other area do not exceed (x) one (1) person for each one hundred (100) square feet of usable area, (y) an electrical load of two (2) watts per square foot of usable area for lighting fixtures, and (z) an electrical load of two (2) watts per square foot of usable area for all other purposes:

               Outside Conditions                      Inside Conditions
               ------------------                      -----------------
Heating......  15'F or higher                      average space temperature
                                                       72'F Dry Bulb
                                                     (no humidity control)
Cooling......  89'F or lower                       average space temperature
                                                       78'F Dry Bulb
                                      (at 50% relative humidity; 65, F wet bulb)


     C. Tenant agrees that Tenant's Plan shall be certified by a registered architect duly licensed in the State of New York so that such Plan may be filed with the Department of Buildings of the City of New York (the "Buildings Department"). All engineering drawings and specifications in connection with Tenant's Plan shall be prepared by a licensed professional engineer selected by Owner, at Tenant's cost and expense, including, without limitation, any engineering drawings and specifications required for computer rooms, auditorium or similar special uses of Tenant.

     D. Owner agrees to supply and install in the Demised Premises all of the items set forth on Tenant's Plan. In consideration of the performance of such work by Owner, Tenant shall pay to Owner a sum equal to the aggregate of: (i) the amount, if any, by which (a) the actual cost and expense to Owner (referred to as the "Construction Cost") of supplying and installing all of the items set forth on Tenant's Plan (including, but not limited to, the cost to Owner of a field superintendent, operating engineer, laborers, rubbish removal and preparation of engineering drawings and specifications but excluding the cost of insurance and watchman services) shall exceed (b) the sum of ELEVEN MILLION SIX HUNDRED EIGHTY TWO THOUSAND NINE HUNDRED THIRTY ($11,682,930) DOLLARS, plus (ii) ten (10%) percent of the amount (referred to as the "Resulting Sum") by which the Construction Cost exceeds the sum of SIX MILLION SIX HUNDRED SEVENTY FIVE THOUSAND NINE HUNDRED SIXTY ($6,675,960) DOLLARS, for office overhead; plus
(iii) an additional Ten (10%) percent of the Resulting Sum as a construction management fee. If the sum of ELEVEN MILLION SIX HUNDRED EIGHTY TWO THOUSAND NINE HUNDRED THIRTY ($11,682,930) DOLLARS shall be in excess of the Construction Cost. Tenant shall not be entitled to any such excess but Tenant shall continue to remain liable for the sums computed under subdivisions (ii) and (iii) of this paragraph D. Any such sums due Owner shall be payable by Tenant to Owner, from time to time, whether or not the Demised Term shall have commenced, within ten
(10) days next following the rendition of a statement therefor by Owner to Tenant in the following manner: with respect to each floor of the Demised Premises Owner shall first exhaust a sum equal to (x) $35.00, or, solely with respect to the Basement Level A portion of the Demised Premises, $17.50, multiplied by (y) the number of rentable square feet contained in such floor of the Demised Premises or such portion of Basement Level A, as the case may be, as set forth in Section 1.03.A (ii) and on Schedule G, and thereafter, subject to any credit to which Tenant may be entitled by reason of the fact that the cost of the work and installations on any other floor is less than sum determined in the manner hereinbefore provided. Tenant shall pay any excess to Owner within such ten (10) day period as hereinabove set forth in this sentence. Owner agrees not to render such statements more frequently than monthly. In addition, Owner shall furnish to Tenant a monthly statement, in sufficient detail, in Owner's reasonable opinion, of all contributions made by Owner toward the Construction Cost including the unit prices of any such work. Owner agrees that in computing any cost and expense to Owner of supplying and installing the items on Tenant's Plan. Owner shall employ the unit prices which Owner shall have received in connection with the construction of the Building. Owner agrees that with respect to millwork and special cabinet work only. Owner shall invite bids from at least three (3) subcontractors (selected in consultation with Tenant) and that Tenant shall have the right, subject to Owner's approval, not to be unreasonably withheld or delayed, to select the subcontractor to perform such cabinet work. As soon as any prices for any items set forth on Tenant's Plan for which Owner has not received unit prices (with the exception of such special cabinet work and millwork) have been negotiated, Owner shall notify Tenant thereof. Tenant shall have a period of three (3) business days after such notification by Owner to review such prices, and if after such review Tenant is dissatisfied with any particular price or prices, Owner will attempt in good faith, to negotiate a lower price or prices with the applicable contractors. Notwithstanding anything to the contrary set forth in the immediately preceding sentence, however, the cost and expense to Owner of supplying and installing such items shall be computed on the basis of the prices which Owner is able to obtain in conformity with the foregoing, notwithstanding Owner's failure to obtain a lower price or prices with respect to any such items. Provided Tenant's Plan has been certified by a registered architect licensed to do business in the State of New York and shall have received Owner's approval, Owner shall file Tenant's Plan with the Buildings Department and take whatever action may be reasonably necessary to obtain all necessary approvals and permits from such Department for the work set forth on Tenant's Plan provided, however, Tenant shall cause its architect to prepare all papers necessary to be filed by Tenant, including without limitation, the execution by Tenant's architect of the Building Department application. The fees paid by Owner for any such filing shall be included within the Construction Cost. If required by the Buildings Department or, if Owner, at its election, shall decide to do so, Owner shall file separately for each floor of the Demised Premises. If the Buildings Department shall reject any part of Tenant's Plan, Tenant shall, at its sole cost and expense, cause its registered architect or licensed professional engineer to make any changes in such plan which may be required to obtain the Building Department approval. If the Buildings Department shall reject any of the revisions to the Building Plans and Specifications, Owner shall, at its sole cost and expense, cause its registered architect or licensed professional engineer to make any changes in the Building Plans and Specification which may be required to obtain such approval, unless and to the extent such changes are required because of changes in Tenant's Plan, in which event such changes shall be made at tenant's sole cost and expense. The Plans and Specifications for the Building provide for panel boxes and transformers on each floor of the Building capable of providing 4 watts per usable square foot of electrical energy. Owner has agreed, subject to any laws, orders, rules and/or regulations of any applicable governmental authorities, including but not limited to the New York State Energy Conservation Construction Code, to provide 6 watts of electrical energy per rentable square foot connected load, of which 4 watts shall be for power and 2 watts shall be for lighting. Tenant shall pay 50%, but not more than Four Thousand ($4,000) Dollars per floor, of the additional cost required to upgrade the panel boxes and transformers on each floor to provide the additional electrical energy referred to and payment therefor shall be made by Tenant in accordance with the provisions of this Schedule A.

     E. Tenant's Plan shall be subject to Owner's approval, which Owner agrees not unreasonably to withhold. Owner's approval of Tenant's Plan shall not, unless expressly set forth in such approval, be deemed to authorize Tenant to make any Alterations in or about the Demised Premises.

     F. In the event (i) tenant, on or prior to any of the respective dates set forth in subparagraph III, A(1) through (4), both inclusive, shall fail to submit to Owner that portion of Tenant's Plan required to be submitted by such date which shall have met with Owner's approval, or (ii) substantial completion of Owner's Initial Construction shall be delayed by reason of Tenant's delays in submitting any other plans or specifications, or in supplying information, or in approving plans or specifications or estimates, or in giving authorizations or by reason of any other similar acts or omissions of Tenant, then, and in any such event, Tenant agrees to pay to Owner, as agreed liquidated damages for Tenant's failures aforesaid, or for such delays occasioned by Tenant's acts or omissions, as the case may be, sums equal to one (1) day's rent, for each day that such failure or delays shall continue provided, however, Owner shall not be entitled to any such liquidated damages for such Tenant's failures or delays in the event that Owner's Initial Construction shall be completed on or prior to May 1, 1989. Tenant shall also pay to Owner a sum equal to any additional cost to Owner in completing Owner's Initial Construction resulting from any of the foregoing failures, acts, or omissions of Tenant. Any such sums may be collected by Owner, from time to time, upon demand, whether or not the Demised Term shall have commenced.

     IV. The work and installations required to be performed and made by Owner pursuant to the provisions of this Schedule shall be equal to standards adopted by Owner for the Building. Owner's Initial Construction shall constitute a single non-recurring obligation on the part of Owner. In the event this Lease is renewed or extended for a further term by agreement or operation of law, Owner's obligation to perform Owner's Initial Construction shall not apply to any such renewal or extension.

     V. Owner's Initial Construction shall be substantially completed prior to the Commencement Date. At any time after such substantial completion, Owner may enter the Demised Premises to complete unfinished details of Owner's Initial Construction, and entry by Owner, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. The completion of such unfinished details by Owner shall be made with reasonable diligence and in a manner designed to minimize interference with Tenant's normal business operations (however, Owner shall have no obligations to employ contractors or labor at overtime or other premium pay rates).

     VI. Notwithstanding the foregoing provisions of this Schedule A, Owner and Tenant agree that Tenant's contractor shall perform the installation of Tenant's telephone and audio visual equipment. Owner shall afford access to the Demised Premises to Tenant's contractors, approved by Owner pursuant to the provisions of Article 3, at such times during the course of the work of Owner's Initial Construction as Owner shall reasonably determine to enable Tenant, at the sole risk of Tenant, to supply and install such telephone and audio visual equipment, provided that the same is performed in conformity with and subject to the provisions of Article 3. Such access shall include access to the construction hoists on the same terms and conditions afforded to Owner's contractors. Tenant shall cause its contractors to cooperate with Owner and Owner's contractors so that Owner's Initial Construction and any construction by Owner in the Building may be completed efficiently and economically. Tenant and Tenant's contractors will employ men and means to insure completion of any such Alterations by Tenant without interference with Owner's Initial Construction or any construction by Owner in the Building by reason of strikes, work stoppages or similar causes. In the event the making of any such Alterations by Tenant shall interfere with Owner's Initial Construction or any construction by Owner in the Building, Tenant, upon demand of Owner, shall cause its contractors and mechanics to leave the Demised Premises and the Building until such time as Owner, in Owner's reasonable judgment, shall determine that their re-entry upon the Demised Premises will not so interfere. The performance of such work by Tenant's contractors shall not, in and of itself, be deemed occupancy by Tenant of all or any part of the Demised Premises for the conduct of its business.

     VII. Notwithstanding that Owner shall be performing all of the work set forth on Tenant's Plan (except for the telephone installation referred to in paragraph VI) if any Alterations shall be made or performed by or on behalf of Tenant in the Demised Premises prior to the Commencement Date, Tenant shall pay to Owner a sum equal to ten (10%) of the aggregate cost and expense to Tenant of the installation of such Alterations (as opposed to the cost of the equipment) as agreed reimbursement to Owner for overhead and for supervising and coordinating the work. Any such sums shall be payable by Tenant to Owner, whether or not the Demised Term shall have commenced, within five (5) days next following the rendition of a statement therefor by Owner to Tenant. To assist Owner in determining the sums so due, Tenant agrees, upon Owner's request, to furnish Owner with copies of all contracts, statements, invoices and other information relating to such Alterations.

     VIII. At the time that Owner shall notify Tenant of the approval of Tenant's Plan, such notice of approval shall state which items contained in Tenant's Plan, if any, will be subject to certain delays in delivery. Tenant may, within five (5) days after such notice from Owner, designate, subject to the limitations (i) through (v) set forth in subparagraph (B) of Paragraph III, other available items which will not be subject to delays in delivery. If Tenant fails to timely make such designations, Owner will have no obligation to supply or install the items set forth in such Owner's notice or, at Owner's election, Owner shall have the right to perform such items and for the purpose of determining whether or not Owner's Initial Construction shall have been substantially completed, said items set forth in such notice shall be deemed minor details of Owner's Initial Construction which may be performed by Owner after the substantial completion of, Owner's Initial Construction in accordance with the provisions of paragraph V of this Schedule and, accordingly, shall not affect the Commencement Date.

                                  SCHEDULE B

                                Building Rules

     1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.

     2. No awnings or other projections shall be attached to the outside walls or windows of the Building without the prior consent of Landlord. Subject to the provisions of Article 3, no curtains, blinds, shades, or screens which are visible from outside the Demised Premises shall be attached to or hung in, or used in connection with, any windows or door of the premises demised to any tenant or occupant, without the prior consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by landlord.

     3. Subject to the provisions of Article 3, no sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the premises demised to any tenant or occupant or of the Building without the prior consent of Landlord, which consent shall not be unreasonably withheld. Interior signs on doors and directory tables, if any, shall be of a size, color and style approved by Landlord, which approval shall not be unreasonably withheld.

     4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.

     5. No show cases or other articles shall be put in front of or affixed to any part of the exterior ofthe Building, nor placed in the halls, corridors, vestibules or other public parts of the Building.

     6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible or explosive fluid, material, chemicals or substance in or about the premises demised to such tenant (provided, however, Tenant shall have the right to keep inflammable fluids, materials, chemicals or substances provided the same is in compliance with the provisions of Article 6).

     7. Subject to the provisions of Article 3, no tenant or occupant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant. Subject to the provisions of
Article 3. no boring, cutting or stringing of wires shall be permitted, except with the prior consent of Landlord, and as Landlord may reasonably direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord, which approval shall not be unreasonably withheld.

     8. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises demised to any tenant. Subject to the provisions of Article 2, no cooking shall be done or permitted in the Building by any tenant without the approval of Landlord. No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant.

     9. No space in the Building shall be used for manufacturing, for the storage of merchandise (other than incidental storage of samples of Tenant's clients), or for the sale of merchandise, goods or property of any kind at auction.

     10. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors or windows.

     11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made in 1ocks or the mechanism thereof unless Tenant shall furnish Landlord with a key or other device necessary to open such locks, bolts or mechanisms. Each tenant must, upon the termination of its tenancy, restore to Landlord and keep all stores, offices and toilet rooms, either furnished to or otherwise produced by such tenant.

     12. All removals from the Building, of the carrying in or out of the Building or the premises demised to any tenant, of any safes, freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord or its agents may reasonably determine, from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the Building Rules or the provisions of such tenant's lease.

     13. Subject to the provisions of Article 2 no tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or as a barber or manicure shop, or as an employment bureau. No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building, nor advertise for laborers, giving an address at the Building.

     14. No tenant or occupant shall purchase spring water, ice, food, beverage, lighting maintenance, cleaning, towels, or other like service, from any company or persons not approved by Landlord, such approval not unreasonably to be withheld.

     15. Landlord shall have the right to prohibit any advertising by any tenant or occupant which, in Landlord's reasonable opinion, tends to impair the reputation of the Building or its desirability for offices, and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.

     16. Landlord reserves the right to exclude from the Building, between the hours of 6 P.M. and 8 A.M. on business days and at all hours on Saturdays, Sundays and holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any tenant requests such passes. Each tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

     17. Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all windows closed.

     18. Earn tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord's agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

     19. No premises shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

     20. The requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, any work outside of their regular duties, unless under special instructions from the office of Landlord.

     21. Canvassing, soliciting and peddling in the Building are prohibited and each tenant and occupant shall cooperate tn seeking their prevention.

     22. There shall not be used in the Building, either by any tenant or occupant or by their agent or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require.

     23. If the premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the reasonable satisfaction of Landlord, and shall employ such exterminators thereof as shall be approved by Landlord, which approval shall not be unreasonably withheld

     24. No premises shall be used, or permitted to be used, at any time, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

     25. No tenant shall clean, or permit to be cleaned, any window of the Building from the outside in violation of Section 202 of the New York Labor Law or any successor law or statute, or of the rules of the Board of Standards and Appeals or of any other board or body having or asserting jurisdiction.

     26. No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord which approval shall not be unreasonably withheld. If any such matter requires special handling, only a person holding a Master Rigger's license shall be employed to perform such special handling. No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of safes and other heavy matter, which must be placed so as to distribute the weight.

                                   SCHEDULE C

                       Cleaning Services To be Furnished
                      By Owner Pursuant To The Provisions
                                of Section 29.03

     A. General Cleaning of Demised Premises: (unless otherwise indicated, General Cleaning Services are to be performed nightly).

          1.   Damp mop all flooring; exclusive of carpeted areas.

          2. Vacuum all carpeted areas and rugs; moving light furniture other than desks, file cabinets, etc.

           3. Sweep any private stairways or vacuum if carpeted; spot wash as necessary.

           4. Empty and wipe clean all wastepaper baskets, ash trays, receptacles, etc., and damp dust as necessary.

           5. Remove waste paper and waste materials to a designated area or areas.

           6. Dust and wipe clean all furniture, fixtures and telephones within hand-high reach, and window sills.

           7.  Damp wipe all glass furniture tops.

           8.  Dust all baseboards; spot clean and remove stains if possible.

           9. Keep locker and slop sink rooms, if any, in clean and orderly condition.

          10.  Dust all chair rails, trim, etc.

          11.  Wash clean all water fountains and coolers.

          12. Spot clean finger prints-door knobs, door jambs, elevator call buttons, etc.

     B.   Lavatories-Nightly:

           1.  Sweep and wash all flooring.

           2. Wash and polish all mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges.

           3.  Wash both sides of all toilet seats with disinfectant cleaner.

           4. Wipe clean all toilet tissue, soap, towel, and sanitary napkin dispensers and disposal units.

           5.  Wash all basins, bowls and urinals, and disinfect.

           6. Empty, clean and disinfect paper towel and sanitary napkin disposal receptacles.

           7.  Remove waste paper and refuse to a designated area or areas.

           8. Fill toilet tissue holders, soap dispensers, towel dispensers and sanitary napkin dispensers (toilet tissue to be furnished by Owner or its contractor, other materials to be contracted by tenants).

           9. Damp wipe all partitions, tile walls, enamel surfaces, dispensers and receptacles, using proper disinfectant.

     C.   Building Entrance Lobbies-Nightly:

           1.  Sweep and wash flooring.

           2.  Wash revolving door mats.

           3. Clean all cigarette urns and replace sand as necessary (sand to be furnished by Owner's contractor).

           4.  Clean floors in elevator cabs, or vacuum clean if carpeted.

           5. Dust and rub down walls, metal work and saddles in elevator cabs.

           6. Dust and rub down all elevator doors, saddles, mail depository and lobby directories.

           7. Dust and rub down all other ornamental metal doors (closets, stairs, service elevator corridors, etc.).

      D. High Dusting-Office Areas in Demised Premises (to be performed approximately every three months):

           1. Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

           2. Dust all vertical surfaces such as walls, partitions, ventilating louvres, fresh air grilles and others not reached in nightly cleaning, approximately every three months.

           3.  Dust exterior of all lighting fixtures.

           4.  Dust all overhead pipes, sprinklers, etc.

           5.  Damp wipe all venetian blinds.

           6.  Dust all window frames.

      E. Periodic Cleaning-Office Areas in Demised Premises (unless otherwise indicated):

           1. Elevator, stairway, office and utility doors to be checked for general cleanliness as necessary, removing fingermarks.

           2. Dust all door louvres and other ventilating louvres within hand-high reach weekly.

           3. On multiple tenancy floors only: wash all stone, ceramic tile, marble and terrazzo flooring in elevator foyers and corridors weekly and wash and/or wax all resilient flooring in elevator foyers and corridors weekly.

           4. On multiple tenancy floors wash all elevator, stairway, office and utility doors as necessary, using approved cleanser.

           5. On multiple tenancy floors, dust and clean electric fixtures and any other fittings in public corridors as necessary; wash such fixtures, including lenses and lamps, once every year.

           6.  Wipe clean all interior metal, as necessary.

           7. Remove all fingermarks, smudges and other marks from metal partitions and other surfaces, as necessary.

      F.   Lavatories in the Demised Premises-Periodic Cleaning:

           1. Machine scrub flooring as necessary, but not less than once a month.

           2. Wash all partitions, tile walls, granite shelves, ceilings and enamel surfaces once a month, using proper disinfectant when necessary.

           3. Dust all lighting fixtures (exterior and interior) once a month: wash such fixtures, including lenses and lamps, once every year.

           4.  Do all high dusting once a month.

      G.   Entrance Lobby:

           1. Machine scrub flooring as necessary including, but not limited to, stone floors.

           2. Dust lights, globes, illuminated signs and fixtures (exterior and interior) as often as necessary; wash such lights, globes, illuminated signs and fixtures, including lenses and lamps, twice a year.

           3.  Dust down walls once a month.

           4. Wash walls once a month and polish or clean once a year including but not limited to stone walls.

           5.  Rub down metal and other high level bright work daily.

           6.  Wash and clean ceilings in elevator cabs.

           7. Wash or polish, as required, exterior metal pan ceilings at least twice a year.

           8.  Dust exterior metal pan ceilings.

           9.  Clean and maintain lobby as necessary.

      H.   Day Services-Duties of Day Porters (to be performed daily):

           1.  Police entire elevator lobby areas of Building.

           2.  Police elevator cabs.

           3. Police men's toilet rooms, including private executive toilet rooms.

           4. Set out mats in elevator lobby areas of Building on rainy days; keep mats in clean condition.

           5. Fill toilet tissue, soap and towel dispensers (toilet tissue to be furnished by Owner, other materials to be contracted by Tenant).

           6. Police employees' locker rooms so that they are kept in clean condition at all times.

           7. Sweep and hose sidewalks, weather permitting; remove snow when necessary.

           8. Keep frames of entrance reception doors of Building in clean condition.

           9. Sweep and dust all Building stairways and fire towers; dust all handrails, newels and stair stringers.

          10. Exterior metal work and granite of Building entrances to be kept in clean condition at all times.

          11.  Clean all cigarette urns in elevator lobbies only.

      I.   Day Services-Duties of Day Matron (to be performed daily):

           1. Police ladies' rest rooms and toilet rooms, keeping them in clean condition.

           2. Fill toilet tissue dispensers, soap dispensers and towel dispensers (toilet tissue to be furnished by Owner; other materials to be contracted by tenants).

           3. Fill sanitary napkin dispensers (product to be furnished by Owner or contractor).

           4. Collect coins from sanitary napkin dispensers and turn proceeds over to Owner's duly authorized representative.

      J.   Window, Glass and Exterior Cleaning:

           1. Clean all windows inside and outside, every six weeks subject to delays occasioned by inclement weather; wipe drip marks from exterior and interior metal after cleaning windows.

           2.  Clean all interior glass every six weeks.

           3.  Clean Building entrance doors once each day.

           4.  Clean Building entrance lobby glass and mirrors weekly.

           5. Wash exterior spandrels, column covers, louvres and other portions of exterior walls as and when directed by Owner.

           6. Wash and clean columns to second floor as and when necessary and as directed by Owner.

      K. All services required to be furnished "nightly" shall be furnished only during regular cleaning hours for the Building (generally between 6:00 P.M. and 6:00 A.M.) on Mondays through Fridays only, exclusive of holidays as defined in Article 29. All services required to be furnished "daily" shall be furnished only during the hours between 8:00 A.M. and 6:00 P.M. on Mondays through Fridays only, exclusive of holidays as defined in Article 29.

      L. Tenant agrees that Owner may substitute, for any of the methods or devices set forth in this Schedule C, other methods or devices which will achieve substantially the same results.

                                  SCHEDULE D

                                                                                       Tenant's
                                                              Number of Rentable    Proportionate
                          Floor                                  Square Feet            Share
---------------------------------------------------------     ------------------   ----------------
Entire Sixteenth (16th)..................................          24,033         Three and 18/100
                                                                                  (3.l8%) percent
Entire Seventeenth (17th)................................          23,783         Three and 15/100
                                                                                  (3.15%) percent
Entire Eighteenth (l8th).................................          23,776         Three and 5/100
                                                                                  (3.15%) percent
Entire Nineteenth (19th).................................          23,810         Three and 15/100
                                                                                  (3.15%) percent
Entire Twentieth (20th)..................................          23,138         Three and 06/100
                                                                                  (3.06%) percent
Entire Twenty-First(21st)................................          21,268         Two and 82/100
                                                                                  (2.82%) percent
Entire Twenty-Second (22nd)..............................          21,268         Two and 82/100
                                                                                  (2.82%) percent
Entire Twenty-Third (23rd)...............................          21,268         Two and 82/100
                                                                                  (2.82%) percent
Entire Twenty-Fourth (24th)..............................          21,268         Two and 82/l00
                                                                                  (2.82%) percent
Entire Twenty-Fifth (25th)...............................          21,268         Two and 82/l00
                                                                                  (2.82%) percent
Entire Twenty-Sixth (26th)...............................          21,268         Two and 82/100
                                                                                  (2.82%) percent
Entire Twenty-Seventh (27th).............................          2l,018         Two and 84/100
                                                                                  (2.84%) percent
Entire Twenty-Eighth (28th)..............................          21,018         Two and 84/100
                                                                                  (2.84%) percent
Entire Twenty-Ninth (29th)...............................          21,018         Two and 84/100
                                                                                  (2.84%) percent
Entire Thirtieth (30th)..................................          20,643         Two and 78/l00
                                                                                  (2.78%) percent
Entire Thirty-First (31st)...............................          20,643         Two and 78/l00
                                                                                  (2.78%) percent
Entire Thirty-Second (32nd)..............................          16,759         Two and 22/100
                                                                                  (2.22%) percent
Entire Thirty-Third (33rd)...............................          16,019         Two and 12/100
                                                                                  (2.12%) percent
Entire Thirty-Fourth (34th)..............................          16,019         Two and 12/100
                                                                                  (2.12%) percent
Entire Thirty-Fifth (35th)...............................          16,019         Two and 12/100
                                                                                  (2.12%) percent

                                  SCHEDULE E

                 Schedule of Plans and Outline Specifications

A. Plans of Fox & Fowle Architects, P.C., as follows:


                                                                  Last
         Drawing No.                 Title                    Revised Date
       --------------         ---------------------          --------------
            A-8               1st Cellar Plan;
                              1st Cellar Core Plan             Aug. 24, 1987
            A-9               Lobby Level Plan                 Aug. 24, 1987
            A-11              Mezzanine Floor Plan             Aug. 10, 1987
            A-13              Floors 2-6 Plans                 July 15, 1987
            A-14              7th Floor Plan                   July 15, 1987
            A-15              8th Floor Plan                   July 15, 1987
            A-16              Floors 9-10 Plans                Aug. 10, 1987
            A-17              Floors 11-20 Plans               June 26, 1987
            A-20              Floors 21-31 Plans               Aug. 10, 1987
            A-21              Floors 32-35 Plans               Aug. 10, 1987
            A-23              Main Roof &
                              Partial Plans                    Aug. 25, 1987
            A-7               2nd Cellar Plan;
                              Partial Core Plans               Sept. 9, 1987
            A-6               3rd Cellar Plan;
                              Partial Core Plans               Aug. 10, 1987

B. Outline Specifications entitled "Section 1A, Outline Specifications, Specification, 1675 Broadway, New York, New York" dated 12 February 1987 containing pages 1A-1 through 1 A-7.

                                   SCHEDULE F

              Land Demised in Ground and Development Rights Lease

     PARCEL A

     ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City of New York County of New York, State of New York, bounded and described as follows:

     Beginning at the corner formed by the intersection of the westerly line of Broadway with the northerly line of West 52nd Street; running thence westerly, along the northerly line of West 52nd Street, 201 feet 3 inches; thence northerly, at right angles to the preceding course, 100 feet 5 inches to the center line of the block; thence easterly, parallel with the northerly line of West 52nd Street and along the center line of block 62 feet 1-1/2 inches; thence northerly at right angles to the preceding course, 10 feet 7-3/4 inches; thence easterly at right angles to the preceding course, 76 feet 1 inch; thence southerly at right angles to the preceding course, 10 feet 7-3/4 inches to the center line of the block; thence easterly, parallel with the northerly line of West 52nd Street and along the center line of the block, 52 feet 3 1/4 inches to the westerly side of Broadway; thence southerly, along the westerly side of Broadway 100 feet 11-7/8 inches to the point or place of Beginning.

PARCEL B

     All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City of New York, County of New York, State of New York, bounded and described as follows:

     Beginning at a point in the westerly line of Broadway, distance 75 feet 9-1/4 inches southerly from the corner formed by the intersection of the southerly line of West 53rd Street with the westerly line of Broadway; running thence southerly, along the westerly line of Broadway 25 feet 2-5/8 inches; thence westerly, parallel with the southerly line of West 53rd Street, and along the center line of block 14 feet 11-3/4 inches; thence northerly, at right angles to the preceding course, 25 feet 1 inch; thence easterly, parallel with the southerly line of West 53rd Street, 12 feet 3-3/4 inches to the point or place of Beginning.

                                  SCHEDULE G


                      INITIAL OPTION SPACES (ARTICLE 38)

                                                                      Tenant's              Sums Set Forth in
                                                                  Proportionate Share     Subparagraph III D. of      Rentable
         Floor                Fixed Rent Applicable To Floor      Applicable To Floor          Schedule A            Square Feet
         ----                 ------------------------------      -------------------     ----------------------     -----------
Thirteenth (13th),          $600,825, for 1st Rent Period;        Three and 18/100        $841,155/$480,660            24,033
Fourteenth (14th),          $720,990, for 2nd Rent Period;        (3.18%) percent
Fifteenth (15th) or         $841,155, for 3rd Rent Period;
Sixteenth (16th)            $913,254, for 4th Rent Period.

Seventeenth (17th)          $594,575, for 1st Rent Period;         Three and 15/100       $832,405/$475,660            23,783
                            $713,490, for the 2nd Rent Period;     (3.15%) percent
                            $832,405, for the 3rd Rent Period;
                            $903,754, for the 4th Rent Period.